Exhibit 96.3 Nevada Operations Nevada, USA Technical Report Summary Report current as at: December 31, 2024 Qualified Person: Mr. Donald Doe, RM SME.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 a NOTE REGARDING FORWARD-LOOKING INFORMATION This Technical Report Summary contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian and Australian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding expectation for mine operations and any related development or expansions, including estimated cashflows, production, revenue, earnings before interest, tax, depreciation and amortization (EBITDA), costs, taxes, capital, rates of return, mine plans, material mined and processed, recoveries and grade, future mineralization, future adjustments and sensitivities and other statements that are not historical facts. Forward-looking statements address activities, events, or developments that Newmont expects or anticipates will or may occur in the future and are based on current expectations and assumptions. Additionally, forward-looking statements regarding Nevada Gold Mines are based largely upon information provided by the Operating Manager, Barrick, to Newmont. See Section 25.0 herein for additional information. Although Newmont’s management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrogeological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead, molybdenum, and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) other planning assumptions. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that estimates of mineral reserves and mineral resources are uncertain and the volume and grade of ore actually recovered may vary from our estimates, risks relating to fluctuations in metal prices; risks related to inflation and changes in interest rates, discount rates, exchange rates, and taxes; risks due to the inherently hazardous nature of mining- related activities; risks related to the jurisdictions in which we operate, uncertainties due to health and safety considerations, uncertainties related to environmental considerations, including, without limitation, climate change, uncertainties relating to obtaining approvals and permits, including renewals, from governmental regulatory authorities; and uncertainties related to changes in law; as well as those factors discussed in Newmont’s filings with the U.S. Securities and Exchange Commission, including Newmont’s latest Annual Report on Form 10-K for the period ended December 31, 2024, which is available on newmont.com. Investors are encouraged to review the “Risk Factors” section of the Annual Report for additional information on risks and uncertainties. Newmont does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this document, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

CONTENTS

1.0	**EXECUTIVE SUMMARY**	**1-1**
1.1	Introduction	1-1
1.2	Terms of Reference	1-1
1.3	Property Setting	1-1
1.4	Ownership	1-2
1.5	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements	1-2
1.6	Geology and Mineralization	1-3
1.7	History and Exploration	1-4
1.8	Drilling and Sampling	1-4
1.9	Data Verification	1-6
1.10	Metallurgical Testwork	1-6
1.11	Mineral Resource Estimation	1-8
1.11.1	Estimation Methodology	1-8
1.11.2	Mineral Resource Statement	1-10
1.11.3	Factors That May Affect the Mineral Resource Estimate	1-10
1.12	Mineral Reserve Estimation	1-14
1.12.1	Estimation Methodology	1-14
1.12.2	Mineral Reserve Statement	1-15
1.12.3	Factors That May Affect the Mineral Reserve Estimate	1-15
1.13	Mining Methods	1-18
1.14	Recovery Methods	1-19
1.15	Infrastructure	1-20
1.16	Markets and Contracts	1-21
1.16.1	Market Studies	1-21
1.16.2	Commodity Pricing	1-22
1.16.3	Contracts	1-22
1.17	Environmental, Permitting and Social Considerations	1-22
1.17.1	Environmental Studies and Monitoring	1-22
1.17.2	Closure and Reclamation Considerations	1-23
1.17.3	Permitting	1-23
1.17.4	Social Considerations, Plans, Negotiations and Agreements	1-24
1.18	Capital Cost Estimates	1-24
1.19	Operating Cost Estimates	1-24
1.20	Economic Analysis	1-25
1.21	Sensitivity Analysis	1-26
1.22	Risks	1-26
1.23	Opportunities	1-29
1.24	Conclusions	1-30
1.25	Recommendations	1-30
2.0	**INTRODUCTION**	**2-1**
2.1	Registrant	2-1
2.2	Terms of Reference	2-1
2.2.1	Report Purpose	2-1
2.2.2	Terms of Reference	2-1
2.3	Qualified Persons	2-9
2.4	Site Visits and Scope of Personal Inspection	2-9
2.5	Report Date	2-9
2.6	Information Sources and References	2-9

Date: February 2025 Page i

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page ii 2.7 Previous Technical Report Summaries ...................................................................................... 2-9 3.0 PROPERTY DESCRIPTION ...................................................................................................... 3-1 3.1 Introduction ................................................................................................................................. 3-1 3.2 Property and Title in Nevada ...................................................................................................... 3-1 3.2.1 Mineral Title ............................................................................................................................ 3-1 3.2.2 Surface Rights ........................................................................................................................ 3-3 3.2.3 Water Rights ........................................................................................................................... 3-4 3.2.4 Government Mining Taxes, Levies or Royalties .................................................................... 3-4 3.3 Ownership .................................................................................................................................. 3-4 3.4 Joint Ventures ............................................................................................................................ 3-7 3.5 Agreements ................................................................................................................................ 3-7 3.6 Mineral Title ................................................................................................................................ 3-7 3.7 Surface Rights .......................................................................................................................... 3-11 3.8 Water Rights............................................................................................................................. 3-11 3.9 Royalties ................................................................................................................................... 3-11 3.9.1 Claims Royalties................................................................................................................... 3-11 3.9.2 NGM Royalty ........................................................................................................................ 3-22 3.9.3 Nevada State Royalty .......................................................................................................... 3-22 3.10 Encumbrances ......................................................................................................................... 3-22 3.11 Violations and Fines ................................................................................................................. 3-22 3.12 Significant Factors and Risks That May Affect Access, Title or Work Programs .................... 3-22 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY ...................................................................................................................................... 4-1 4.1 Physiography.............................................................................................................................. 4-1 4.2 Accessibility ................................................................................................................................ 4-1 4.3 Climate ....................................................................................................................................... 4-2 4.4 Infrastructure .............................................................................................................................. 4-2 5.0 HISTORY ................................................................................................................................... 5-1 6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT ............................................... 6-1 6.1 Deposit Type .............................................................................................................................. 6-1 6.2 Regional Geology ....................................................................................................................... 6-1 6.3 Local Geology ............................................................................................................................ 6-4 6.3.1 Carlin Complex ....................................................................................................................... 6-4 6.3.2 Cortez Complex ...................................................................................................................... 6-6 6.3.3 Phoenix Complex ................................................................................................................... 6-8 6.3.4 Turquoise Ridge Complex ...................................................................................................... 6-9 6.4 Deposit Descriptions ................................................................................................................ 6-10 6.4.1 Carlin Complex ..................................................................................................................... 6-10 6.4.2 Cortez Complex .................................................................................................................... 6-22 6.4.3 Phoenix Complex ................................................................................................................. 6-22 6.4.4 Turquoise Ridge Complex .................................................................................................... 6-22 7.0 EXPLORATION ......................................................................................................................... 7-1 7.1 Exploration ................................................................................................................................. 7-1 7.1.1 Grids and Surveys .................................................................................................................. 7-1 7.1.2 Geological Mapping ............................................................................................................... 7-1 7.1.3 Geochemistry ......................................................................................................................... 7-1 7.1.4 Geophysics ............................................................................................................................. 7-1 7.1.5 Petrology, Mineralogy, and Research Studies ....................................................................... 7-2 7.1.6 Qualified Person’s Interpretation of the Exploration Information ........................................... 7-2 7.1.7 Exploration Potential .............................................................................................................. 7-2

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page iii 7.2 Drilling ........................................................................................................................................ 7-2 7.2.1 Overview ................................................................................................................................ 7-2 7.2.1.1 Drilling on Property ............................................................................................................. 7-2 7.2.1.2 Drilling Supporting Mineral Resource Estimates .............................................................. 7-11 7.2.1.3 Drilling Excluded For Estimation Purposes ...................................................................... 7-11 7.2.2 Drill Methods ........................................................................................................................ 7-11 7.2.3 Logging ................................................................................................................................. 7-11 7.2.4 Recovery .............................................................................................................................. 7-11 7.2.5 Collar Surveys ...................................................................................................................... 7-11 7.2.6 Down Hole Surveys .............................................................................................................. 7-12 7.2.7 Comment on Material Results and Interpretation ................................................................ 7-12 7.3 Hydrogeology ........................................................................................................................... 7-12 7.3.1 Sampling Methods and Laboratory Determinations ............................................................. 7-13 7.3.2 Comment on Results ............................................................................................................ 7-13 7.3.3 Groundwater Models ............................................................................................................ 7-13 7.4 Geotechnical ............................................................................................................................ 7-13 7.4.1 Sampling Methods and Laboratory Determinations ............................................................. 7-13 7.4.2 Comment on Results ............................................................................................................ 7-15 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY ...................................................... 8-1 8.1 Sampling Methods ..................................................................................................................... 8-1 8.2 Sample Security Methods .......................................................................................................... 8-1 8.3 Density Determinations .............................................................................................................. 8-1 8.4 Analytical and Test Laboratories ................................................................................................ 8-1 8.5 Sample Preparation ................................................................................................................... 8-2 8.6 Analysis ...................................................................................................................................... 8-3 8.7 Quality Assurance and Quality Control ...................................................................................... 8-3 8.8 Database .................................................................................................................................... 8-4 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures ....... 8-4 9.0 DATA VERIFICATION ............................................................................................................... 9-1 9.1 Internal Data Verification ............................................................................................................ 9-1 9.2 Reviews and Audits .................................................................................................................... 9-1 9.3 Subject Matter Expert Reviews .................................................................................................. 9-2 9.4 External Data Verification ........................................................................................................... 9-2 9.5 Data Verification by Qualified Person ........................................................................................ 9-2 9.6 Qualified Person’s Opinion on Data Adequacy .......................................................................... 9-4 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING .............................................. 10-1 10.1 Test Laboratories ..................................................................................................................... 10-1 10.2 Metallurgical Testwork ............................................................................................................. 10-1 10.3 Recovery Estimates ................................................................................................................. 10-2 10.4 Metallurgical Variability ............................................................................................................ 10-3 10.5 Deleterious Elements ............................................................................................................... 10-3 10.6 Qualified Person’s Opinion on Data Adequacy ........................................................................ 10-3 11.0 MINERAL RESOURCE ESTIMATES ...................................................................................... 11-1 11.1 Introduction ............................................................................................................................... 11-1 11.2 Exploratory Data Analysis ........................................................................................................ 11-1 11.3 Geological Models .................................................................................................................... 11-1 11.4 Density Assignment ................................................................................................................. 11-2 11.5 Grade Capping/Outlier Restrictions ......................................................................................... 11-2 11.6 Composites .............................................................................................................................. 11-2 11.7 Variography .............................................................................................................................. 11-2

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page iv 11.8 Estimation/interpolation Methods ............................................................................................. 11-2 11.9 Validation .................................................................................................................................. 11-3 11.10 Confidence Classification of Mineral Resource Estimate ........................................................ 11-3 11.11 Reasonable Prospects of Economic Extraction ....................................................................... 11-3 11.11.1 Input Assumptions ............................................................................................................ 11-4 11.11.2 Commodity Price .............................................................................................................. 11-4 11.11.3 Cut-off ............................................................................................................................... 11-4 11.11.4 QP Statement ................................................................................................................... 11-4 11.12 Mineral Resource Statement.................................................................................................... 11-7 11.13 Uncertainties (Factors) That May Affect the Mineral Resource Estimate ................................ 11-7 12.0 MINERAL RESERVE ESTIMATES ......................................................................................... 12-1 12.1 Introduction ............................................................................................................................... 12-1 12.2 Open Pit Estimates .................................................................................................................. 12-1 12.3 Underground Estimates ........................................................................................................... 12-3 12.4 Cut-offs ..................................................................................................................................... 12-4 12.5 Stockpiles ................................................................................................................................. 12-4 12.6 Commodity Prices .................................................................................................................... 12-4 12.7 Mineral Reserve Statement ...................................................................................................... 12-5 12.8 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate .................................. 12-5 13.0 MINING METHODS ................................................................................................................. 13-8 13.1 Introduction ............................................................................................................................... 13-8 13.2 Geotechnical Considerations ................................................................................................... 13-8 13.2.1 Open Pit ............................................................................................................................... 13-8 13.2.2 Underground ........................................................................................................................ 13-8 13.3 Hydrogeological Considerations .............................................................................................. 13-9 13.4 Operations .............................................................................................................................. 13-10 13.4.1 Open Pit ............................................................................................................................. 13-10 13.4.2 Underground ...................................................................................................................... 13-10 13.5 Production Schedule .............................................................................................................. 13-23 13.6 Blasting and Explosives ......................................................................................................... 13-23 13.7 Waste Rock Storage Facilities ............................................................................................... 13-23 13.8 Stockpiles ............................................................................................................................... 13-23 13.9 Equipment .............................................................................................................................. 13-34 13.10 Personnel ............................................................................................................................... 13-34 14.0 RECOVERY METHODS .......................................................................................................... 14-1 14.1 Process Method Selection ....................................................................................................... 14-1 14.2 Process Flowsheets ................................................................................................................. 14-1 14.3 Process Facilities ..................................................................................................................... 14-1 14.3.1 Heap Leach .......................................................................................................................... 14-1 14.3.1.1 Gold Leach Pads .......................................................................................................... 14-1 14.3.1.2 Copper Leach Pads ................................................................................................... 14-10 14.3.2 Process Plants ................................................................................................................... 14-12 14.3.2.1 Gold Quarry Concentrator (Carlin Complex) .............................................................. 14-12 14.3.2.2 Pipeline Mill (Cortez Complex) ................................................................................... 14-12 14.3.2.3 Phoenix SX/EW Plant (Phoenix Complex) ................................................................. 14-12 14.3.2.4 Phoenix Mill (Phoenix Complex) ................................................................................ 14-14 14.3.2.5 Juniper Mill (Turquoise Ridge Complex) .................................................................... 14-14 14.3.3 Autoclaves .......................................................................................................................... 14-15 14.3.3.1 Goldstrike (Carlin Complex) ....................................................................................... 14-15 14.3.3.2 Sage (Turquoise Ridge Complex) .............................................................................. 14-16

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page v 14.3.4 Roasters ............................................................................................................................. 14-17 14.3.4.1 Goldstrike (Carlin Complex) ....................................................................................... 14-17 14.3.4.2 Gold Quarry (Carlin Complex) .................................................................................... 14-18 14.4 Equipment Sizing ................................................................................................................... 14-18 14.5 Power and Consumables ....................................................................................................... 14-22 14.5.1 Power ................................................................................................................................. 14-22 14.5.2 Consumables ..................................................................................................................... 14-22 14.5.3 Water .................................................................................................................................. 14-22 14.6 Personnel ............................................................................................................................... 14-22 15.0 INFRASTRUCTURE ................................................................................................................ 15-1 15.1 Introduction ............................................................................................................................... 15-1 15.2 Roads and Logistics ................................................................................................................. 15-9 15.3 Stockpiles ................................................................................................................................. 15-9 15.4 Leach Pads .............................................................................................................................. 15-9 15.5 Waste Rock Storage Facilities ................................................................................................. 15-9 15.6 Tailings Storage Facilities ........................................................................................................ 15-9 15.7 Water Supply ............................................................................................................................ 15-9 15.8 Water Management Structures .............................................................................................. 15-10 15.9 Built Infrastructure .................................................................................................................. 15-10 15.10 Camps and Accommodation .................................................................................................. 15-10 15.11 Power and Electrical .............................................................................................................. 15-10 16.0 MARKET STUDIES AND CONTRACTS ................................................................................. 16-1 16.1 Markets ..................................................................................................................................... 16-1 16.2 Commodity Price Forecasts ..................................................................................................... 16-1 16.3 Contracts .................................................................................................................................. 16-2 17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS ................................................................. 17-1 17.1 Introduction ............................................................................................................................... 17-1 17.2 Baseline and Supporting Studies ............................................................................................. 17-1 17.3 Environmental Considerations/Monitoring Programs............................................................... 17-2 17.4 Closure and Reclamation Considerations ................................................................................ 17-3 17.5 Permitting ................................................................................................................................. 17-4 17.5.1 Existing Permits .................................................................................................................... 17-4 17.5.2 Additional Permits ................................................................................................................ 17-5 17.6 Social Considerations, Plans, Negotiations and Agreements .................................................. 17-5 17.7 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues ....................... 17-7 18.0 CAPITAL AND OPERATING COSTS ..................................................................................... 18-1 18.1 Introduction ............................................................................................................................... 18-1 18.2 Capital Cost Estimates ............................................................................................................. 18-1 18.2.1 Basis of Estimate.................................................................................................................. 18-1 18.2.2 Capital Cost Estimate Summary .......................................................................................... 18-1 18.3 Operating Cost Estimates ........................................................................................................ 18-1 18.3.1 Basis of Estimate.................................................................................................................. 18-1 18.3.2 Operating Cost Estimate Summary...................................................................................... 18-1 19.0 ECONOMIC ANALYSIS .......................................................................................................... 19-1 19.1 Methodology Used ................................................................................................................... 19-1 19.2 Financial Model Parameters .................................................................................................... 19-1 19.3 Economic Analysis ................................................................................................................... 19-2 19.4 Sensitivity Analysis ................................................................................................................... 19-2 20.0 ADJACENT PROPERTIES ..................................................................................................... 20-1

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page vi 21.0 OTHER RELEVANT DATA AND INFORMATION .................................................................. 21-1 22.0 INTERPRETATION AND CONCLUSIONS ............................................................................. 22-1 22.1 Introduction ............................................................................................................................... 22-1 22.2 Property Setting ....................................................................................................................... 22-1 22.3 Ownership ................................................................................................................................ 22-1 22.4 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements ............................ 22-1 22.5 Geology and Mineralization ...................................................................................................... 22-2 22.6 History ...................................................................................................................................... 22-3 22.7 Exploration, Drilling, and Sampling .......................................................................................... 22-3 22.8 Data Verification ....................................................................................................................... 22-3 22.9 Metallurgical Testwork ............................................................................................................. 22-4 22.10 Mineral Resource Estimates .................................................................................................... 22-5 22.11 Mineral Reserve Estimates ...................................................................................................... 22-5 22.12 Mining Methods ........................................................................................................................ 22-6 22.13 Recovery Methods ................................................................................................................... 22-6 22.14 Infrastructure ............................................................................................................................ 22-7 22.15 Market Studies ......................................................................................................................... 22-7 22.16 Environmental, Permitting and Social Considerations ............................................................. 22-8 22.17 Capital Cost Estimates ............................................................................................................. 22-9 22.18 Operating Cost Estimates ........................................................................................................ 22-9 22.19 Economic Analysis ................................................................................................................... 22-9 22.20 Risks and Opportunities ........................................................................................................... 22-9 22.20.1 Risks .............................................................................................................................. 22-10 22.20.2 Opportunities .................................................................................................................. 22-11 22.21 Conclusions ............................................................................................................................ 22-12 23.0 RECOMMENDATIONS ............................................................................................................ 23-1 24.0 REFERENCES ......................................................................................................................... 24-1 24.1 Bibliography.............................................................................................................................. 24-1 24.2 Abbreviations............................................................................................................................ 24-3 24.3 Glossary of Terms .................................................................................................................... 24-5 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT ................................... 25-1 25.1 Introduction ............................................................................................................................... 25-1 25.2 Macroeconomic Trends ............................................................................................................ 25-1 25.3 Markets ..................................................................................................................................... 25-2 25.4 Legal Matters............................................................................................................................ 25-2 25.5 Environmental Matters ............................................................................................................. 25-2 25.6 Stakeholder Accommodations ................................................................................................. 25-3 25.7 Governmental Factors .............................................................................................................. 25-3 TABLES Table 1-1: Measured and Indicated Mineral Resource Statement (Gold) ......................................... 1-11 Table 1-2: Inferred Mineral Resource Statement (Gold) ................................................................... 1-11 Table 1-3: Measured and Indicated Mineral Resource Statement (Silver) ....................................... 1-12 Table 1-4: Inferred Mineral Resource Statement (Silver) .................................................................. 1-12 Table 1-5: Measured and Indicated Mineral Resource Statement (Copper) .................................... 1-13 Table 1-6: Inferred Mineral Resource Statement (Copper) ............................................................... 1-13 Table 1-7: Proven and Probable Mineral Reserve Statement (Gold) ............................................... 1-16 Table 1-8: Proven and Probable Mineral Reserve Statement (Silver) .............................................. 1-16

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page vii Table 1-9: Proven and Probable Mineral Reserve Statement (Copper) ........................................... 1-17 Table 1-10: Capital Cost Estimate ....................................................................................................... 1-25 Table 1-11: Operating Cost Estimate .................................................................................................. 1-26 Table 1-12: Cashflow Summary Table (100% basis) .......................................................................... 1-27 Table 2-1: Deposits/Zones Hosting Mineral Resources and Mineral Reserves .................................. 2-3 Table 3-1: Operations Plans of Operation Centroid Location Summary Table ................................... 3-2 Table 3-2: Exploration Plans of Operation Centroid Location Summary Table .................................. 3-2 Table 3-3: Claims Summary Table, Operations Plans of Operation ................................................... 3-8 Table 3-4: Claims Summary Table, Exploration Plans of Operation ................................................... 3-9 Table 3-5: Claims Totals .................................................................................................................... 3-12 Table 3-6: Operations Fee Property Totals ....................................................................................... 3-12 Table 3-7: Exploration Fee Property Totals ....................................................................................... 3-13 Table 3-8: Royalties ........................................................................................................................... 3-20 Table 5-1: Exploration and Development History Summary Table, Carlin Complex .......................... 5-2 Table 6-1: Regional Geology ............................................................................................................... 6-2 Table 6-2: Lithological Setting, Carlin Complex .................................................................................. 6-5 Table 6-3: Deformation Sequence, Carlin Complex Area ................................................................... 6-7 Table 6-4: Lithological Setting, Cortez Complex ................................................................................. 6-7 Table 6-5: Lithological Setting, Phoenix Complex ............................................................................... 6-9 Table 6-6: Lithological Setting, Turquoise Ridge Complex ............................................................... 6-10 Table 6-7: Deposit Descriptions, Carlin Complex.............................................................................. 6-12 Table 6-8: Deposit Descriptions, Cortez Complex ............................................................................ 6-23 Table 6-9: Deposit Descriptions, Phoenix Complex .......................................................................... 6-32 Table 6-10: Deposit Descriptions, Turquoise Complex ....................................................................... 6-34 Table 7-1: Drill Summary Table, Mining Complexes ........................................................................... 7-3 Table 7-2: Drill Holes In Database Outside Mining Complexes .......................................................... 7-3 Table 7-3: Carlin Complex Drill Summary Table ................................................................................. 7-3 Table 7-4: Cortez Complex Drill Summary Table ................................................................................ 7-4 Table 7-5: Phoenix Complex Drill Summary Table ............................................................................. 7-4 Table 7-6: Turquoise Ridge Complex Drill Summary Table ................................................................ 7-4 Table 9-1: External Data Reviews ....................................................................................................... 9-3 Table 11-1: Open Pit Input Parameters (mineral resources) .............................................................. 11-5 Table 11-2: Underground Input Parameters (mineral resources) ....................................................... 11-6 Table 11-3: Measured and Indicated Mineral Resource Statement (Gold) ......................................... 11-8 Table 11-4: Inferred Mineral Resource Statement (Gold) ................................................................... 11-8 Table 11-5: Measured and Indicated Mineral Resource Statement (Silver) ....................................... 11-9 Table 11-6: Inferred Mineral Resource Statement (Silver) .................................................................. 11-9 Table 11-7: Measured and Indicated Mineral Resource Statement (Copper) .................................. 11-10 Table 11-8: Inferred Mineral Resource Statement (Copper) ............................................................. 11-10 Table 12-1: Input Parameters, Open Pit (mineral reserves) ............................................................... 12-2 Table 12-2: Input Parameters, Underground (mineral reserves) ........................................................ 12-4 Table 12-3: Proven and Probable Mineral Reserve Statement (Gold) ............................................... 12-6 Table 12-4: Proven and Probable Mineral Reserve Statement (Silver) .............................................. 12-6 Table 12-5: Proven and Probable Mineral Reserve Statement (Copper) ........................................... 12-7 Table 13-1: Open Pit Slope Angles ..................................................................................................... 13-9 Table 13-2: Underground Mining Methods ........................................................................................ 13-22 Table 13-3: Production Plan (2025–2036) ........................................................................................ 13-33 Table 13-4: Production Plan (2037–2047) ........................................................................................ 13-33 Table 13-5: Open Pit Equipment Requirements................................................................................ 13-35 Table 13-6: Carlin Underground Equipment Requirements .............................................................. 13-35

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page viii Table 13-7: Cortez Underground Equipment Requirements ............................................................. 13-35 Table 13-8: Turquoise Ridge Underground Equipment Requirements ............................................. 13-36 Table 13-9: Personnel Count, 2025 .................................................................................................. 13-36 Table 14-1: Process Facilities ............................................................................................................. 14-2 Table 14-2: Key Equipment List, Roasters ........................................................................................ 14-19 Table 14-3: Key Equipment List, Leach Facilities ............................................................................. 14-19 Table 14-4: Key Equipment List, Mill Facilities .................................................................................. 14-20 Table 14-5: Key Equipment List, Phoenix SX/EW............................................................................. 14-20 Table 14-6: Key Equipment List, Phoenix Mill ................................................................................... 14-21 Table 14-7: Key Equipment List, Goldstrike Autoclave ..................................................................... 14-21 Table 14-8: Key Equipment List, Sage Autoclave ............................................................................. 14-22 Table 14-9: Process Personnel Count .............................................................................................. 14-23 Table 17-1: Plans of Operations .......................................................................................................... 17-2 Table 17-2: Major Permits and Approvals ........................................................................................... 17-6 Table 18-1: Capital Cost Estimate ....................................................................................................... 18-2 Table 18-2: Operating Cost Estimate .................................................................................................. 18-2 Table 19-1: Cashflow Summary Table (100% basis) .......................................................................... 19-3 Table 19-2: Annualized Cashflow (2025–2037; 100% basis) ............................................................. 19-4 Table 19-3: Annualized Cashflow (2038–2050; 100% basis) ............................................................. 19-5 FIGURES Figure 1-1: NPV Sensitivity ................................................................................................................. 1-28 Figure 2-1: Mining Complex And Area of Interest Location Plan ......................................................... 2-2 Figure 2-2: North Area, Carlin Complex, Deposit Location Map .......................................................... 2-4 Figure 2-3: South Area, Carlin Complex Deposit Location Map ........................................................... 2-5 Figure 2-4: Cortez Complex, Deposit Location Map ............................................................................ 2-6 Figure 2-5: Phoenix Complex, Deposit Location Map .......................................................................... 2-7 Figure 2-6: Turquoise Ridge Deposit Location Plan ............................................................................. 2-8 Figure 3-1: NGM Area of Interest, Operations Plans of Operation....................................................... 3-5 Figure 3-2: NGM Area of Interest, Exploration Plans of Operation ...................................................... 3-6 Figure 3-3: Carlin Complex Plans of Operation .................................................................................. 3-15 Figure 3-4: Cortez Complex Plans of Operation................................................................................. 3-16 Figure 3-5: Long Canyon Complex Plan of Operations ...................................................................... 3-17 Figure 3-6: Phoenix Complex Plan of Operation ................................................................................ 3-18 Figure 3-7: Turquoise Ridge Complex Plans of Operation ................................................................. 3-19 Figure 6-1: Regional Geology Plan ...................................................................................................... 6-3 Figure 6-2: Legend Key to Accompany Figure 6-1 ............................................................................... 6-4 Figure 6-3: Geological Cross-Sections, South Arturo Area ................................................................ 6-16 Figure 6-4: Geological Cross-Sections, Goldstrike Area .................................................................... 6-17 Figure 6-5: Geological Cross-Sections, Exodus Deposit ................................................................... 6-18 Figure 6-6: Geological Cross-Sections, Northern Greater Leeville Area ........................................... 6-19 Figure 6-7: Geological Cross-Sections, Southern Greater Leeville Area ........................................... 6-20 Figure 6-8: Geological Cross-Sections, Gold Quarry Area ................................................................ 6-21 Figure 6-9: Geological Cross-Section Crossroads–Pipeline Area ...................................................... 6-27 Figure 6-10: Geological Cross-Section Cortez Pits .............................................................................. 6-28 Figure 6-11: Geological Cross-Section and Long-Section Goldrush.................................................... 6-29 Figure 6-12: Geological Cross-Section, Gold Acres ............................................................................. 6-30 Figure 6-13: Geological Cross-Sections, Robertson ............................................................................ 6-31

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page ix Figure 6-14: Geological Cross-Section, Phoenix Deposit .................................................................... 6-33 Figure 6-15: Geological Cross-Section, Turquoise Ridge Underground Deposit ................................. 6-36 Figure 6-16: Geological Cross-Section and Plan, Mega Deposit ......................................................... 6-37 Figure 6-17: Geological Long-Section and Plan, Vista Open Pit.......................................................... 6-38 Figure 7-1: Drill Collar Location Plan, AOI ............................................................................................ 7-5 Figure 7-2: Carlin Complex Drill Collar Location Plan, North Area ....................................................... 7-6 Figure 7-3: Carlin Complex Drill Collar Location Plan, South Area ...................................................... 7-7 Figure 7-4: Cortez Complex Drill Collar Location Plan ......................................................................... 7-8 Figure 7-5: Phoenix Complex Drill Collar Location Plan ...................................................................... 7-9 Figure 7-6: Turquoise Ridge Complex Drill Collar Location Plan ....................................................... 7-10 Figure 13-1: Final Mine Layout Plan, South Arturo, Carlin Complex.................................................. 13-11 Figure 13-2: Final Mine Layout Plan, Goldstrike, Carlin Complex ...................................................... 13-12 Figure 13-3: Final Mine Layout Plan, Gold Quarry, Carlin Complex .................................................. 13-13 Figure 13-4: Final Mine Layout Plan, Cortez Open Pit ....................................................................... 13-14 Figure 13-5: Final Mine Layout Plan, Pipeline .................................................................................... 13-15 Figure 13-6: Final Mine Layout Plan, Crossroads .............................................................................. 13-16 Figure 13-7: Final Mine Layout Plan, Robertson ................................................................................ 13-17 Figure 13-8: Final Mine Layout Plan Bonanza Open Pit, Phoenix Complex ...................................... 13-18 Figure 13-9: Final Mine Layout Plan, Fortitude Open Pit, Phoenix Complex ..................................... 13-19 Figure 13-10: Final Mine Layout Plan, Vista, Turquoise Ridge Complex ......................................... 13-20 Figure 13-11: Final Mine Layout Plan, Mega Pit, Turquoise Ridge Complex .................................. 13-21 Figure 13-12: Final Mine Layout Plan, South Arturo El Niño Underground, Carlin Complex ........... 13-24 Figure 13-13: Final Mine Layout Plan, Goldstrike Underground, Carlin Complex ........................... 13-25 Figure 13-14: Final Mine Layout Plan, Exodus Underground, Carlin Complex ................................ 13-26 Figure 13-15: Final Mine Layout Plan, Leeville Underground, Carlin Complex ............................... 13-27 Figure 13-16: Final Mine Layout Plan, Rita K Underground, Carlin Complex .................................. 13-28 Figure 13-17: Final Mine Layout Plan, Pete Bajo Underground, Carlin Complex ............................ 13-29 Figure 13-18: Final Mine Layout Plan, Cortez Hills Underground, Cortez Complex ........................ 13-30 Figure 13-19: Final Mine Layout Plan, Goldrush Underground, Cortez Complex ............................ 13-31 Figure 13-20: Final Mine Layout Plan, Turquoise Ridge Underground, Turquoise Ridge Complex 13-32 Figure 14-1: Heap Leach Process Schematic ...................................................................................... 14-3 Figure 14-2: Flowsheet, Gold Quarry Roaster ...................................................................................... 14-4 Figure 14-3: Flowsheet, Pipeline Mill .................................................................................................... 14-5 Figure 14-4: Flowsheet, Phoenix Run-of-Mine Leach .......................................................................... 14-6 Figure 14-5: Flowsheet, Phoenix Mill ................................................................................................... 14-7 Figure 14-6: Flowsheet, Juniper and Sage Mills .................................................................................. 14-8 Figure 14-7: Simplified Goldstrike Autoclave Process Flow Diagram .................................................. 14-9 Figure 14-8: Simplified Goldstrike Roaster Process Flow Diagram ................................................... 14-10 Figure 15-1: Infrastructure Layout Plan, Carlin Complex North Area ................................................... 15-2 Figure 15-2: Infrastructure Layout Plan, Carlin Complex South Area .................................................. 15-3 Figure 15-3: Infrastructure Layout Plan, Carlin Complex Rain–Emigrant Area .................................... 15-4 Figure 15-4: Infrastructure Layout Plan, Cortez Complex .................................................................... 15-5 Figure 15-5: Infrastructure Layout Plan, Long Canyon Complex ......................................................... 15-6 Figure 15-6: Infrastructure Layout Plan, Phoenix Complex .................................................................. 15-7 Figure 15-7: Infrastructure Layout Plan, Turquoise Ridge Complex .................................................... 15-8 Figure 19-1: NPV Sensitivity ................................................................................................................. 19-6

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-1 1.0 EXECUTIVE SUMMARY 1.1 Introduction This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Nevada Operations (Nevada Operations or the Project) that are located in Nevada. The Project is operated as a joint venture (JV) through Nevada Gold Mines, LLC (NGM). Barrick Gold Corporation (Barrick) is the JV operator and owns 61.5%, with Newmont owning the remaining 38.5% JV interest. 1.2 Terms of Reference The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the Nevada Operations in Newmont’s Form 10-K for the year ending December 31, 2024. The Nevada Operations consist of nine underground and 10 open pit active mining operations, eight heap leach facilities, three oxide plants, one flotation plant, two autoclave facilities, and two roaster facilities, forming four major mining/processing complexes centered at Carlin, Cortez, Phoenix and Turquoise Ridge. The 10 active open pit mining operations include: South Arturo, Goldstrike, Gold Quarry, Cortez Pits, Pipeline, Crossroads, Robertson, Phoenix, Vista, and Mega. The nine underground operations comprise El Niño, Goldstrike, Exodus, Leeville, Rita K, Pete Bajo, Cortez Hills, Goldrush, and Turquoise Ridge. Unless otherwise indicated, all financial values are reported in United States (US) currency (US$). Units may be in either metric or US customary units as identified in the text. Mineral resources and mineral reserves are reported using the definitions in Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations in Regulation S–K 1300 (SK1300). The Report uses US English. The Report contains forward-looking information; refer to the note regarding forward- looking information at the front of the Report. 1.3 Property Setting The Nevada Operations are centered on northern Nevada, and are bisected by Interstate 80 (I- 80), which provides access to most of the Project area. Access for the Carlin Complex is generally from Elko, 26 miles west on I-80 to Carlin which is the closest town to the mine sites. In addition, various alternate access routes use Nevada State Route 766, and Elko and Eureka County roads. These roads are well maintained, and most are paved. The Cortez Complex is reached by travelling approximately 32 miles east from the town of Battle Mountain on the I-80. Alternative access is from Elko, Nevada, approximately 45 miles west to

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-2 the Beowawe exit, then approximately 35 miles south on Nevada State Route 306, which extends southward from I-80. The Long Canyon Complex, which is mined out, is accessed from either the I-80 east-bound route through Wells or I-80 west-bound through Wendover, with the main entrance just off the Oasis/Montello interchange. The mine area is within one mile of the freeway with the pit area about four miles west. The Phoenix Complex is accessed from I-80 at Battle Mountain, traveling approximately 12 miles south on the paved Nevada State Route 305, and then west a short distance on a paved/gravel county access road. The Turquoise Ridge Complex is accessed from a turnoff at the settlement of Golconda, 25 miles east of Winnemucca, then following a paved road for a further 25 miles, and thereafter by an improved gravel road to the mine gates. It is then 10 miles to the west mine gate and 25 miles to the east mine gate. The Nevada operations are crossed by a network of gravel roads, providing easy access to various portions of the sites. The majority of the roads are suitable for all-weather conditions; however, in extreme winter conditions, roads may be closed for snow removal. The Union Pacific Rail line runs parallel to I-80. NGM operates the Dunphy Rail Terminal, which is located 27 miles west of Carlin, for the transportation of bulk commodities such as lubricants, fuel, and ball mill consumables. These bulk commodities are road-transported from the Dunphy Rail Terminal to each site using commercial trucking services. Elko is serviced by commercial flights to Salt Lake City, Utah. The Nevada Operations are located in a high desert region. Operations are conducted year- round. The Project is located in a major mining region and local resources including labor, water, power, natural gas, and local infrastructure for transportation of supplies are well established. Mining has been an active industry in northern Nevada for more than 150 years. Elko (pop. 20,300) is a local hub for mining operations in northern Nevada and services necessary for mining operations are readily available. 1.4 Ownership NGM is a JV between Barrick and Newmont. Barrick is the JV operator and has a 61.5% interest, with Newmont owning the remaining 38.5% interest. The JV area of interest (AOI) covers a significant portion of northern Nevada. 1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements The Nevada Operations currently includes 20 operations PoOs and 33 exploration PoOs. The area includes private land (surface and minerals) owned or controlled by NGM, and land owned by the federal government that is administered by the Bureau of Land Management (BLM).

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-3 Within the operations PoO areas are 10,614 lode, millsite, placer and patented claims covering an approximate area of 175,214 acres. Within the exploration PoO areas, 9,257 lode, millsite, placer and patented claims cover an area of approximately 182,881 acres. Between the operations and the exploration PoOs, NGM holds a total of 19,871 claims covering an area of approximately 358,095 acres. In addition, NGM holds a number of fee properties, within the operations and exploration PoOs. Collectively, these cover an area of approximately 105,567.30 acres. On 11 March, 2019, Barrick and Newmont announced the formation of the NGM JV. Newmont, Barrick, and their respective affiliates that held properties in the AOI contributed to NGM the respective rights, titles and interests in, to, or under, all properties located in the AOI and any other assets, properties or rights located in Nevada. Newmont and Barrick excluded certain development and exploration properties that the companies held within the AOI from the JV; these included Newmont’s Fiberline and Mike projects, and Barrick’s Fourmile project. The JV has a mechanism for the potential contribution of the excluded properties to NGM in the future. A number of agreements exist with federal, state, and third-party entities and these are monitored using a land management database. NGM holds all necessary surface rights for the current mining operations. Additional surface rights may be required, if future mining projects extend outside current permit boundaries. NGM currently maintains a combination of approximately 1,350 active surface and groundwater rights within 38 hydrographic basins. NGM holds all necessary water rights for the LOM plan envisaged in this Report. There are numerous royalties that pertain to the active mines within the Nevada Operations. Royalty payments vary, as the payments depend upon actual tonnages mined, the amount of gold recovered from that mined material, the deposit being mined, the receiving entity, and the type of royalty. A number of the claims have inactive royalties attached, which are not currently triggered as the claims are not being mined. In connection with the formation of Nevada Gold Mines, each of Barrick and Newmont was granted a 1.5% net smelter returns royalty over the respective properties they contributed to the NGM JV. Each of these “retained royalties” is only payable once the aggregate production from the properties subject to the royalty exceeds the publicly reported mineral reserves and mineral resources as of December 31, 2018. The state of Nevada imposes a 5% Net Proceeds of Minerals Tax on the value of all minerals severed in the State. This tax is calculated and paid based on a prescribed net income formula. Separately, a Nevada Mining Education Tax based on gross revenue, was introduced during 2021. 1.6 Geology and Mineralization The deposits that comprise the Nevada Operations are considered to be examples of Carlin-style carbonate-hosted disseminated gold–silver deposits and intrusion-related gold–copper–silver skarn deposits. The geology of northern Nevada displays a complicated sequence of orogeny and tectonism. Within the Project area, the mineralization is reported based on four mining complexes, Carlin, Cortez, Phoenix, and Turquoise Ridge.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-4 Mineralization is hosted in lower Paleozoic sedimentary rocks or associated with Late Jurassic– Eocene intrusions. The majority of the deposits have some structural control, with mineralization commonly associated with the Roberts Mountains thrust. Pervasiveness and intensity of alteration varies both within and between gold deposits, depending on magnitude of the mineralizing system, nature of the host rock, and structural preparation. Carlin Trend-style mineralization consists primarily of micrometer-sized gold and sulfides disseminated in zones of siliciclastic and decarbonated calcareous rocks and commonly associated with jasperoids. Mineralization is predominantly in the form of oxides, sulfides, or sulfide minerals in carbonaceous rocks, and the ore type determines how and where it is processed. Copper oxide mineralization locally contains minor amounts chalcanthite, malachite, chrysocolla, azurite, and lesser cuprite. In hypogene mineralization, chalcopyrite occurs as disseminations and bedded replacements with skarn and silicate minerals, and in conjunction with pyrite. 1.7 History and Exploration Early-stage exploration included geological mapping, geochemical samples (stream sediment, soil, and rock chip samples), geophysical surveys (airborne and ground magnetics; radiometrics and electromagnetics; gravity, resistivity, and controlled-source audio-frequency telluromagnetics and magnetotellurics (MT); self-potential; induced-polarization (IP); time domain pole-dipole IP; time domain MT/IP using a distributed assay system; electrical logging of drill holes; and downhole IP. The majority of the surface-based grass roots exploration tools are superseded by mining and drill data. Exploration potential exists adjacent to many of the deposits, along strike and at depth along favorable mineralized structures and within the favorable host lithologies. 1.8 Drilling and Sampling Across the entire AOI, a total of 199,626 drill holes, for 23,837,705 m of drilling had been completed at the Report date. Over the Project history, drilling included reverse circulation (RC), core, air rotary, mud rotary, and Cubex methods. Logging conducted depended on the operator of the complex at the time the information was collected, and the drill type. Typically, logging collected information such as lithology, stratigraphy, basic structural data, recovery, alteration, and mineralization. For mining operations, logging could also record metallurgical type, intensity codes for metallurgy and alteration, and geotechnical parameters. Collar surveys have used optical surveys, field estimates, Brunton compass and pacing, compass-and-string distance measurements, and for underground operations, measurements from surveyed control points, face, ribs and sill to triangulate each collar location. Down-hole surveys included downhole single-shot or multi-shot film camera (typical for most underground surveys), use of a downhole precession gyroscopic survey tool, a gyroscopic tool requiring initial orientation with a compass, and north-seeking or conventional gyroscopic tools.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-5 Sampling is variable by mining complex and mineralization style. Air-rotary and mud-rotary drill holes were sampled on 5–100 ft intervals. Cubex drilling was sampled on 5–10 ft intervals. RC drill holes were typically sampled on 5 ft intervals. Core samples were nominally taken at 5 ft intervals, but could vary to a minimum of 1 ft to respect lithological contacts. The majority of the density data were from measurements collected by exploration or mine site personnel using the water displacement method. Given the long history of the Nevada Operations, there are numerous laboratories that were used over the Project history. Laboratories were both independent and non-independent. In the earlier stages of Project testwork, the idea of laboratory accreditation had not been developed. In later assay campaigns, accreditations were not typically recorded in the database. Currently, all independent laboratories used for chemical analysis are accredited for selected analytical techniques. Sample preparation has varied over the 60 years of modern Project history, in line with advancing scientific knowledge, changes in equipment, and operational experience. Currently, sample preparation procedures include drying, crushing and pulverizing. As with sample preparation, analytical methods have changed over the Project history. Currently, sample analytical procedures include: • ALS Chemex: fire assays (FA) and atomic absorption (AA) finish for gold; samples reporting >0.1 oz/st Au on the initial assay re-assayed by FA with gravimetric finish; cyanide leach gold assays for initial FAs >0.008 oz/st Au; cyanide leach and preg rob capacity; LECO testing; multi-element analyses by aqua regia digestion/inductively coupled plasma-atomic emission spectroscopy (ICP- AES)/ICP-mass spectroscopy (ICP-MS), 51 elements or 48 element analyses by four acid and ICP-AES/ICP-MS; other analyses may be requested, and include arsenic, total carbon, total sulfur, sulfide sulfur, carbonate carbon, and organic carbon; • AAL: 1 assay ton fire assays with an AA finish for gold; • Mine laboratories: 1 assay ton fire assays with an AA finish for gold; samples with gold grade >0.438 oz/st are completed by a ½ assay ton fire assay with a gravimetric finish. If the sample gold grade is above the open pit cut-off grade, the samples are analyzed for cyanide leach, % preg rob, total carbon, total sulfur, sulfide sulfur, carbonate, and organic carbon for ore characterization purposes. On request, underground muck samples can be equal weight composited for further ore characterization analyses including total carbon, total sulfur, sulfide sulfur, carbonate carbon, organic carbon, and arsenic. Prior to the mid-1990s, few companies had rigorous quality assurance and quality control (QA/QC) programs in place. QA/QC had typically consisted, where undertaken, of reanalysis of drill core or other samples when later sampling indicated a potential problem. In the case of the NGM Operations, QA/QC samples were submitted for RC and core samples from about 1990. Typical QA/QC measures include submission of blank materials, certified or standard reference materials (standards), and field duplicate samples. Check assays may not be routinely

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-6 performed. Typical checks were undertaken on pulps and coarse reject samples to test the analytical processes and preparation procedure, respectively. Project geologists review the assay results and periodically request a batch re-run and/or entire hole based on expected versus actual results. Analyses that appear to be outside best practice guidelines for exploration of two standard deviations will result in a request of the laboratory that completed the original analysis to undertake a re-run of the sample batch that the failed control was in. Check assay programs are the responsibility of the individual geologists. Several systems and programs are used to control and ensure assay data quality. These include standards for technician training, periodic process checks, equipment preventive maintenance, centralized reagent/standard preparation, control samples (reference materials) and blanks assayed with the samples, data verification, periodic check assays, and participation in industry round-robin programs. 1.9 Data Verification Validation checks are performed by NGM operations personnel on data used to support estimation comprise checks on surveys, collar coordinates, lithology data (cross-checking from photographs), and assay data. Errors noted are rectified in the database prior to data being flagged as approved for use in resource estimation. A number of third-party consultants have performed external data reviews. These external reviews were undertaken in support of acquisitions, support of feasibility-level studies, and in support of technical reports, producing independent assessments of the database quality. No significant problems with the database, sampling protocols, flowsheets, check analysis program, or data storage were noted. The QP visited the Nevada Operations on many occasions, most recently from August 19–22, 2024, when his site visit focus was on the Carlin and Cortez Complexes. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. 1.10 Metallurgical Testwork During the 60+ year history of Nevada Operations mine development, a significant number of metallurgical studies and accompanying laboratory-scale and/or pilot plant tests have been completed. Either internal metallurgical research facilities or external consultants undertake the research. Recent external testwork was performed at McClelland Laboratories, Hazen Research, Macpherson Laboratories, McGill University, Svedala, and Outukumpu. Internal testwork facilities included the Goldstrike Metallurgical Laboratory, Gold Quarry Metallurgical Laboratory, Newmont Metallurgical Services in Englewood, Colorado and the AuTec Metallurgical Laboratory located in Vancouver, British Columbia, Canada. Metallurgical testwork included: mineralogy; head grades and screen analyses; bottle roll, bench and column cyanide leaching; carbon adsorption/activation tests; direct cyanide leach testwork; carbon-in-leach tests; agglomeration tests; cyanide amenability tests; bench or circulating

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-7 fluidized bed roasting tests; calcine tests; magnetic separation testwork; bench-top roaster followed by carbon in leach (CIL) testwork; bench-top alkaline pressure leach tests followed by CIL tests; calcium thiosulfate and resin leach tests; bench-top alkaline pressure leach tests followed by thiosulfate resin-in-leach testwork; sulfidization acidification re-neutralization and thickening (SART) testwork; reagent consumption reviews; impurity reviews; standard autoclaving and leach tests; grindability (comminution) tests (SMC, breakage parameter, Bond work index, drop weight index, rod work index, unconfined compressive strength, semi-autogenous grind (SAG) power index); thickener testwork; batch and pilot plant tests. These test programs were sufficient to establish the optimal processing routes for the non- refractory and refractory ores, and the weathering state of the ores (oxide, leached, enriched, transition, sulfide), and was performed on mineralization that was typical of the deposits. The results obtained supported estimation of recovery factors for the various ore types depending on the process method selected. Numerous processing methods are used within the Nevada Operations, including CIL for higher- grade oxide ore, heap leaching for lower-grade oxide ore, roasting for carbonaceous refractory ore, and pressure oxidation (POX) for higher-grade sulfidic ore. Future ore testing is completed according to the needs of the optimized blend planning for the combined NGM operations. Current ore testing is completed monthly by performing testwork on feed stockpile samples. Gold recovery is a function of the processing method (e.g., heap leaching, CIL, roasting, and arsenic concentration for refractory ore) and the lithology of the mineralization being processed. As applicable, recovery estimates include consideration of the head grade, cyanide-soluble gold to fire assay gold ratio, sulfide sulfur concentration, total organic carbon concentration, and silica concentration. Copper recovery models were derived from a statistical review of the metallurgical data and range in complexity from simple, fixed recoveries to complex, multi-variable equations. The following input variables were available as possible drivers of recovery: head grade, copper leach ore type, alteration type, formation, and various trace elements. Recovery ranges projected for the LOM operations include: • Gold: o Oxide leach: 35–75%; o Oxide mill: 72–89%; o Goldstrike roaster: 84–90%; o Goldstrike autoclave: 74–85%; o Gold Quarry roaster: 71–89%; o Sage (Turquoise Ridge) autoclave: 84–91%; o Phoenix mill: 71–78%; • Copper:

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-8 o Phoenix mill: 69–73%; o Copper leach: 40–52%; • Silver: o Phoenix mill: average 38%. Samples selected for metallurgical testing during feasibility and development studies were representative of the various styles of mineralization and geochemical variability within the different deposits. Samples were selected from a range of locations within the deposits including adjacent waste dilution. Sufficient samples were taken, and tests were performed using sufficient sample mass for the respective tests undertaken. Depending upon the specific processing facility, several processing factors or deleterious elements could have an economic impact on extraction efficiency of a certain ore source, based either on the presence, absence, or concentration of the following constituents in the processing stream: • Organic carbon; • Sulfide sulfur; • Carbonate carbon; • Arsenic • Mercury; • Antimony; • Copper. However, under normal ore routing and blending practices at NGM where material from several sites may be processed at one facility, the above list of constituents is typically not a concern. At Phoenix specific consideration is given to the deleterious elements cadmium, lead, and zinc, because there are sales contract limits within the concentrate for those elements. Levels are typically managed through sampling and ore blending. 1.11 Mineral Resource Estimation 1.11.1 Estimation Methodology Estimation was typically performed by Nevada Operations personnel. All mineralogical, drilling, and background data and information were provided to the estimators by the geological staff at the operations or by exploration staff. Exploratory data analysis was undertaken on sample and composite data, as required, to understand the statistical features within and between geologic and mineralization domains. High-grade anomalous values were controlled through the use of top-cutting and/or high-grade

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-9 estimation restrictions, applied by deposit and domain. Composite lengths varied by complex and planned mining method, ranging from 5–30 ft. Variographic analyses were completed by domain. Estimation and interpolation methods varied by deposit, domain, and estimation element. The following methods were used: ordinary kriging (OK), inverse distance weighting to the second power (ID2), inverse distance weighting to the third power (ID3). Typically, alternate grade interpolations (including nearest neighbor) were performed for use in model validation and sensitivity testing. Depending on the deposit, interpolation was performed in multiple (usually 2– 3) passes. Search neighborhoods were based on variography, and drill spacing. Minimum and maximum numbers of informing samples varied by deposit, as did the number of samples allowed to be used from a single drill hole. Dynamic anisotropy could be used to allow for a localized change in the strike, dip, and plunge orientation of the mineralization. Block models were flagged for mining depletion. Mineralization solids were checked for conformity to drill hole data, continuity, similarity between sections, overlaps, appropriate terminations between holes and into undrilled areas. Validation procedures were undertaken on the estimations. These could include comparison of global mean grades, visual comparisons to composite grades, comparisons to reconciliation (when available), comparison with theoretical support-corrected grade distributions, grade–tonnage curves, slope of regression calculations, comparison to NN analysis and swath plots. Blocks were classified in the model, based on relative confidence in the estimated grades, into measured, indicated, and inferred. Criteria for classification were defined within each deposit, and based on various combinations of: proximity to nearby drilling data (distances to nearest one, two, or three drill holes); geostatistical drill spacing studies; qualitative assessment of confidence in the underlying geologic interpretations; historical classification assignments; and classification smoothing algorithms. Mineralization considered potentially amenable to open pit mining methods was constrained within an optimized open pit shell created with various software packages and algorithms such as Pseudoflow, Deswik Pseudoflow, Deswik.GO, and Whittle Pseudoflow. Mineralization considered potentially amenable to underground mining methods was constrained within mineable shapes generated using Deswik stope optimizer (DSO) software. Barrick, as operator of the NGM JV, provides the commodity price guidance. An explanation of the derivation of the commodity prices is provided in Chapter 1.16.2. The estimated timeframe used for the price forecasts is the 23-year LOM that supports the mineral reserve estimates. The mineral resource estimates are reported at varying gold cut-off values, which are based on the material type being mined, the mining method and the designated process facility. As a result, gold cut-off values can vary significantly by material type. Revenue from the Phoenix Complex is generated from three products: gold, silver, and copper. A revenue cut-off, rather than a grade cut-off, is used for reporting purposes which integrates the economics (recovery, metal prices, and costs) of all three metals. The revenue calculation only includes incremental mining costs beyond the pit rim.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-10 1.11.2 Mineral Resource Statement Mineral resources are reported using the mineral resource definitions set out in SK1300. The reference point for the estimate is in situ. Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. The mineral resource estimates for the Nevada Operations are provided as follows: • Gold: Table 1-1 (measured and indicated) and Table 1-2 (inferred); • Silver: Table 1-3 (measured and indicated) and Table 1-4 (inferred); • Copper: Table 1-5 (measured and indicated) and Table 1-6 (inferred). Tonnages in the tables are metric tonnes. 1.11.3 Factors That May Affect the Mineral Resource Estimate Factors that may affect the mineral resource estimate include: changes to long-term metal price and exchange rate assumptions; changes in local interpretations of mineralization geometry such as pinch and swell morphology, extent of brecciation, presence of unrecognized mineralization off-shoots; faults, dykes and other structures; and continuity of mineralized zones; changes to geological and grade shape, and geological and grade continuity assumptions; changes to variographic interpretations and search ellipse ranges that were interpreted based on limited drill data, when closer-spaced drilling becomes available; changes to the estimation methodology; changes to metallurgical recovery assumptions; changes to the input assumptions and optimization methodology used to derive the potentially-mineable shapes applicable to the assumed underground and open pit mining methods used to constrain the estimates; changes to the forecast dilution and mining recovery assumptions; changes to the cut-off values applied to the estimates; variations in geotechnical (including seismicity), hydrogeological and mining method assumptions; changes to environmental, permitting and social license assumptions. Specific factors that may affect individual mineral resource estimates include: • Cortez Complex: Mineralization at the Robertson deposit is genetically different to the mineralization currently mined within the Cortez Complex. Additional metallurgical testwork is planned, and results from this work may impact options for processing the mineralization and subsequent recovery expectations.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-11 Table 1-1: Measured and Indicated Mineral Resource Statement (Gold) Complex Measured Mineral Resources Indicated Mineral Resources Measured and Indicated Mineral Resources Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Carlin 7,800 1.12 300 91,500 3.27 9,600 99,300 3.10 9,900 Cortez 1,000 2.82 100 87,200 1.84 5,100 88,200 1.85 5,200 Turquoise Ridge 1,300 10.56 400 33,600 2.87 3,100 35,000 3.16 3,500 Phoenix — — — 255,200 0.41 3,400 255,200 0.41 3,400 Total 10,100 2.51 800 467,600 1.41 21,300 477,700 1.44 22,100 Table 1-2: Inferred Mineral Resource Statement (Gold) Complex Inferred Mineral Resources Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Carlin 81,100 3.6 9,300 Cortez 75,300 2.2 5,400 Turquoise Ridge 29,400 2.6 2,500 Phoenix 26,800 0.4 300 Total 212,500 2.6 17,500

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-12 Table 1-3: Measured and Indicated Mineral Resource Statement (Silver) Complex Measured Mineral Resources Indicated Mineral Resources Measured and Indicated Mineral Resources Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Phoenix — — — 255,200 5.64 46,300 255,200 5.64 46,300 Total — — — 255,200 5.64 46,300 255,200 5.64 46,300 Table 1-4: Inferred Mineral Resource Statement (Silver) Complex Inferred Mineral Resources Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Phoenix 26,800 4.2 3,600 Total 26,800 4.2 3,600

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 1-5: Measured and Indicated Mineral Resource Statement (Copper)

Area	Measured Mineral Resources			Indicated Mineral Resources			Measured and Indicated Mineral Resources		
	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)
Phoenix	—	—	—	295,400	0.17	500	295,400	0.17	500
Total	**—**	**—**	**—**	***295,400***	***0.17***	***500***	***295,400***	***0.17***	***500***

Table 1-6: Inferred Mineral Resource Statement (Copper)

Area	Inferred Mineral Resources		
	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)
Phoenix	28,700	0.2	0
Total	***28,700***	***0.2***	***0***

Notes to Accompany Mineral Resource Tables:

1. Mineral resources are current as at December 31, 2024, using the definitions in SK1300. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Head, Reserves Governance, a Newmont employee.
2. The reference point for the mineral resources is in situ.
3. Mineral resources are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest.
4. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
5. Mineral Resources that are potentially amenable to open pit mining methods are constrained within a pit shell. Mineral Resources that are potentially amenable to underground mining methods are constrained within conceptual stope designs. Parameters used are summarized in Table 11-1 and Table 11-2.
6. Tonnages are metric tonnes rounded to the nearest 100,000. Gold and silver grades are rounded to the nearest 0.01 gold grams per tonne. Copper grade is in %. Gold and silver ounces and copper tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses. Contained (cont.) gold and silver ounces are reported as troy ounces, rounded to the nearest 100,000. Copper is reported as tonnes and rounded to the nearest 100 thousand tonnes. Rounding of tonnes and contained metal content as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Due to rounding, some cells may show a zero ("0"). Totals may not sum due to rounding.

Date: February 2025 Page 1-13

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-14 1.12 Mineral Reserve Estimation 1.12.1 Estimation Methodology Measured and indicated mineral resources were converted to mineral reserves. Inferred mineral resources were excluded from mineral reserve estimates. Mineral reserves in the Nevada Operations area are estimated for the Carlin, Cortez, Phoenix and Turquoise Ridge complexes using open pit mining, and the Carlin, Cortez, and Turquoise Ridge complexes using underground mining. Stockpiled material is also included in the mineral reserve estimates. Mineral reserves are supported by a mine plan, an engineering analysis, and the application of modifying factors. For the open pits, optimization work involved creating optimized pit shells at a series of gold prices, and evaluating the pit shells at a gold price of US$1,400/oz Au, and for Phoenix, a copper price of $3.00/lb Cu and silver price of $20/oz Ag. The selected optimal pit shells then served as a guide for creating detailed pit designs, which considered factors such as minimum mining width, detailed haulage ramp designs, and pit-specific geotechnical or hydrogeological considerations. Operating costs build-up considered planned physical quantities included in the mine plan and included labor, consumables, mobile equipment maintenance, fixed asset maintenance, and contractor costs, and overhead expenses. The block models were constructed to include the expected dilution based on mining methods, bench height and other factors. The current mine and process reconciliation data appear to support this assumption. Underground mines were designed using zones that were amenable to different mining methods based on geotechnical and access considerations, the deposit shape, orientation and grade, and mining depths. The most common mining methods used were long-hole open stoping; underhand drift-and-fill, and overhand drift-and-fill. DSO was used to evaluate the gold grades in the geologic block model together with stope design input parameters such as stope orientation, stope widths, stope heights, minimum/maximum stope lengths, minimum pillar distance, permissible side wall and end wall angles, and cutoff grades, to create a mineable underground stope shape that met stope geometry and grade parameters. Waste or low-grade blocks included in the stope shapes were treated as internal dilution. Mine designs were modified by including the capital and operating development needed to access the stopes, and the applicable infrastructure requirements. Cut-off grades are determined based on a combination of the selected metal price, applicable royalty payments, mining costs, process operating costs, and on-site (and off-site) metal recoveries by material type, selected process method, and mining method. Revenue from the Phoenix Complex is generated from three products: gold, silver, and copper. A revenue cut-off, rather than a grade cut-off, is used that integrates the economics (recovery, metal prices, and costs) of all three metals. The revenue calculation only includes incremental mining costs beyond the pit rim. The mineral reserves for the Phoenix Complex are reported using a zero-dollar net revenue cut-off.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-15 Stockpile estimates were based on mine dispatch data; the grade comes from closely-spaced production sampling in the mines and tonnage sourced from equipment tonnage factors or weightometer records for material hauled to/from each stockpile. The stockpile volumes are updated based on monthly surveys, and the average grade of the stockpiles is adjusted based on the material balance to and from the stockpile. Barrick, as operator of the NGM JV, provides the commodity price guidance. An explanation of the derivation of the commodity prices is provided in Chapter 1.16.2. The estimated timeframe used for the price forecasts is the 23-year LOM that supports the mineral reserve estimates. 1.12.2 Mineral Reserve Statement Mineral reserves have been classified using the mineral reserve definitions set out in SK1300. The reference point for the mineral reserve estimate is the point of delivery to the process facilities. Mineral reserves are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. The mineral reserve estimates for the Nevada Operations are provided as follows: • Gold: Table 1-7; • Silver Table 1-8; • Copper: Table 1-9. Tonnages in the table are metric tonnes. 1.12.3 Factors That May Affect the Mineral Reserve Estimate Factors that may affect the mineral reserve estimates include: changes to long-term metal price assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the mineable shapes applicable to the assumed underground and open pit mining methods used to constrain the estimates; changes to the forecast dilution and mining recovery assumptions; changes to the cut-off grades used to constrain the estimates; variations in geotechnical (including seismicity), hydrogeological, mining, and processing recovery assumptions; and changes to environmental, permitting and social license assumptions.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-16 Table 1-7: Proven and Probable Mineral Reserve Statement (Gold) Area Proven Mineral Reserves Probable Mineral Reserves Proven and Probable Mineral Reserves Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Carlin 6,700 1.66 400 125,800 3.73 15,100 132,500 3.62 15,400 Cortez 1,600 2.78 100 148,200 2.79 13,300 149,900 2.79 13,500 Turquoise Ridge 36,100 4.82 5,600 43,200 6.42 8,900 79,400 5.69 14,500 Phoenix 8,400 0.64 200 141,900 0.63 2,900 150,300 0.63 3,100 Total 52,900 3.69 6,300 459,100 2.72 40,200 512,000 2.82 46,500 Table 1-8: Proven and Probable Mineral Reserve Statement (Silver) Area Proven Mineral Reserves Probable Mineral Reserves Proven and Probable Mineral Reserves Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Phoenix 8,400 7.87 2,100 141,900 7.78 35,500 150,300 7.78 37,600 Total 8,400 7.87 2,100 141,900 7.78 35,500 150,300 7.78 37,600

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 1-9: Proven and Probable Mineral Reserve Statement (Copper)

Area	Proven Mineral Reserves			Probable Mineral Reserves			Proven and Probable Mineral Reserves		
	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)
Phoenix	11,200	0.16	0	184,500	0.18	300	195,700	0.18	300
Total	***11,200***	***0.16***	***0***	***184,500***	***0.18***	***300***	***195,700***	***0.18***	***300***

Notes to Accompany Mineral Reserve Tables:

1. Mineral reserves are current as at December 31, 2024. Mineral reserves are reported using the definitions in SK1300. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Head, Reserves Governance, a Newmont employee.
2. The point of reference for the estimates is the point of delivery to the process facilities.
3. Mineral reserves are reported for Nevada Gold Mines on a 100% basis. Barrick owns a 61.5% joint venture interest, with Newmont owning the remaining 38.5% joint venture interest.
4. Mineral reserves that will be mined using open pit mining methods are constrained within a designed pit shell. Mineral reserves that will be mined by underground mining methods are constrained within stope designs. Parameters used are summarized in Table 12-1 and Table 12-2.
5. Tonnages are metric tonnes rounded to the nearest 100,000. Gold and silver grades are rounded to the nearest 0.01 gold grams per tonne. Copper grade is in %. Gold and silver ounces and copper tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses. Contained (cont.) gold and silver ounces are reported as troy ounces, rounded to the nearest 100,000. Copper is reported as tonnes and rounded to the nearest 100 thousand tonnes. Rounding of tonnes and contained metal content as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Due to rounding, some cells may show a zero ("0"). Totals may not sum due to rounding.

Date: February 2025
Page 1-17

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-18 1.13 Mining Methods Open pit mining is conducted using conventional techniques and an owner-operated conventional truck and shovel fleet. Open pit operations include the following ten open pits: South Arturo, Goldstrike, Gold Quarry, Cortez Pits, Pipeline, Crossroads, Robertson, Phoenix, Vista, and Mega. Underground mining is currently conducted using conventional stoping methods, and conventional mechanized equipment. Underground operations include the following nine underground mines: El Niño, Goldstrike, Exodus, Leeville, Rita K, Pete Bajo, Cortez Hills, Goldrush, and Turquoise Ridge. Nevada Operations personnel and external consultants completed geotechnical studies and provided geotechnical recommendations that form the basis for pit designs. Ground control management plans were developed, and are regularly updated. The Nevada Operations have hydrogeological models constructed for key operational areas, used to predict the rate of dewatering and for well-location planning. The models are regularly updated. Ultimate open pit designs were developed based on pit optimization analysis. The pit limits incorporate geotechnical and hydrogeological recommendations into final high walls and are designed to include ramps and access to haulage routes to waste rock storage facilities (WRSFs) and processing facilities. Some deposits include phased pit designs which are used to sequence the mining operation. Phases are designed to optimize the economics of the operation and/or provide access to selected ore for blending purposes. Haul road effective widths for two-way travel range from 90–150 ft with a maximum grade of 10%. For single-lane haul roads, a minimum road width of 65–80 ft could be used for the bottom benches of the pit. Bench heights typically vary from 20–40 ft, and can be 60 ft where triple-benching is employed. Some Cortez open pits use 50 ft bench heights; with 100 ft benches where double-benching is employed. Blast patterns are laid out according to material type using rock type designations. Underground mining is mechanized, using large-scale equipment. The most common mining methods are a combination of drift-and-fill mining variants with cemented rock or paste backfill, and long-hole stoping with, depending on ground conditions, either cemented or uncemented backfill. Depending on the operation, material is loaded into haul trucks and hauled to surface using declines, or hoisted via shafts. The currently active and proposed WRSFs have adequate capacity for the LOM. The management of waste rock is based on categorizing by waste rock types based on analytical parameters, with additional refining of waste polygons based on geologic interpretation. The open pit production schedules have significant variation in ore delivery over time and there is a high proportion of the ore that is stockpiled after mining and before processing. There are several stockpile options, all of which are based upon the grade of material and varying in classification from leach to mill ore. Leach material is generally delivered directly to the leach pads. The number of loading and hauling units allocated to each deposit varies depending on the operational needs from the open pit mine plans. The equipment list also includes the auxiliary equipment needed to support mining and the re-handling of the ore from the stockpile pad into the mill feeders. Underground equipment requirements include large-scale load–haul–dump vehicles and haulage trucks, jumbos, and auxiliary equipment. The LOM plan assumes 562 Mt of ore and 1,221 Mt of waste will be mined and treated.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-19 1.14 Recovery Methods There are eight heap leach facilities, two oxide plants, one flotation plant, two autoclave facilities, and two roaster facilities. The process facility designs were based on a combination of metallurgical testwork, previous study designs, and previous operating experience. The designs are conventional to the gold industry. The gold heap leach process consists of a conventional run-of-mine leach pad, followed by leaching, solution collection, and pumping. Solution is collected in the leach pad drain system and then pumped to activated carbon columns (CIC) where gold loads onto activated carbon. Gold-laden carbon is reclaimed from the CIC circuit and transported to a centralized carbon stripping system where the gold is stripped from the carbon and recovered by electro-winning. Stripped carbon is recycled and reused. The gold heap leach produces doré. Gold recovery from heap leaching is a function of solution application and management, particle size distribution, time, and mineralogy. Cyanide leach kinetics in the heap leach pads is most strongly affected by ore characteristics. The Phoenix copper leach process consists of a conventional run-of-mine leach pad designed to facilitate the stacking of copper oxide and transition ores as well as the subsequent leaching, solution collection, and pumping. The copper heap leach produces copper cathode. The Gold Quarry concentrator is currently on care and maintenance. The Pipeline mill treats material from the Crossroads/Pipeline open pit, Cortez Pits open pit, Cortez Hills underground, and historical stockpiles derived from mining of the Pipeline and Cortez Hills open pits. The process consists of crushing and grinding, a CIL circuit, carbon stripping and reactivation circuits, and doré refining. The final product is doré. The Phoenix solvent extraction–electrowinning (SX/EW) plant is fed with material derived from the Fortitude and Bonanza open pits. The SX plant consists of leaching, solvent extraction, and copper electrolysis, to produce cathode copper. The Phoenix mill treats material from open pit sources at the Phoenix Complex. The plant has a copper–gold-specific flotation system designed to provide concentrate products for sale to an outside smelter. The process consists of crushing and grinding, flotation, conventional carbon- in-pulp processing, to produce copper concentrates. Gold is also recovered by gravity separation. Run-of-mine higher-grade oxide ore from Turquoise Ridge Surface sources are blended for gold grade, hardness, and carbonate content and fed to the Juniper oxide mill. The process consists of grinding, a CIL circuit, elution and electrowinning. The final product is doré. Run-of-mine higher-grade oxide ore from South Arturo and Carlin Area sources are blended for gold grade, hardness, and carbonate content and fed to the Phase 1 grinding circuit, the Goldstrike oxide circuit. The process consists of grinding, a CIL circuit, elution and electrowinning. The final product is doré. The Goldstrike autoclave treats material from Goldstrike Betze Open Pit. The process consists of crushing and grinding, pressure oxidation using autoclaves, a CIL circuit, elution and electrowinning. The Sage autoclave treats material from Turquoise Ridge Underground and open pit sources, plus historical stockpiles. The process consists of crushing and grinding, pressure oxidation using autoclaves, a CIL circuit, elution, and electrowinning. The final product is doré.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-20 The Goldstrike roaster treats open pit and underground material from numerous sources including the South Arturo open pit, El Niño underground, Goldstrike underground, Goldstrike open pit, historical stockpiles derived from mining of the Goldstrike open pit, Goldstar open pit, Leeville underground, Pete Bajo underground, Exodus underground, Cortez Crossroads/Pipeline open pit, Cortez Hills underground, historical stockpiles derived from mining of the Cortez Hills and Crossroads/Pipeline open pits, and Goldrush underground. The process includes crushing, grinding, roasting, and a roaster CIL circuit. The product is transferred to the Goldstrike autoclave circuit for elution and electrowinning to produce doré. The Gold Quarry roaster treats open pit and underground material from Carlin and Cortez, as well as sulfide concentrates. The process includes crushing, grinding, roasting, leaching, a CIL circuit, and electrowinning to produce doré. Magnetic separation is applied to recover gold locked in a magnetic component of the tailings and transported to an autoclave for pretreatment and cyanide leaching. The off-gas from the roaster is processed for recovery of sulfur dioxide as sulfuric acid. The major consumables in the gold heap leach facilities are antiscalant, cyanide and lime. The copper heap leach pads use sulfuric acid. The Phoenix SX/EW plant uses sulfuric acid (electrolyte), cobalt, diluent, extractant, diatomaceous earth, clay, and starch. Mill facilities use grinding media, balls for ball mills, lime, cyanide, collector, frother, and hydrogen peroxide. Roasters and autoclaves use grinding media, sulfur, sulfuric acid, lime, and cyanide. 1.15 Infrastructure Major infrastructure to support mining operations is constructed and operational. This includes: • Open pits; • Shafts, hoisting infrastructure, portals, declines, ramps; ventilation systems; backfill plants; • Heap leach, mill, autoclave and roasting facilities; mine laboratories; • Stockpiles; waste rock and tailings storage facilities; • Conveyors and pipelines; • Access and haul roads; • Water management and treatment facilities; • Power station, transmission lines, electrical stations and substations, and electrical distribution networks; • Truck shops, maintenance facilities, warehouses, and administrative facilities/offices; • Communications, including fiber optic lines and network communications, mine radio networks, and leaky-feeder systems; • Core and sample pulp storage. Additional infrastructure will include: • Carlin Complex: backfill plant; mine accesses; ventilation system; and tailings storage construction and expansion to support the LOM plan;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-21 • Cortez Complex: mine accesses; surface dewatering wells and associate pipe and pumping infrastructure; rapid infiltration basins; underground dewatering/pumping infrastructure; backfill plant; ventilation system; electrical distribution network; and tailings storage construction and expansion to support the LOM plan; • Phoenix: sulfur concentrate facility; and tailings storage expansion to support the LOM plan; • Turquoise Ridge: partial relocation of Mega Pit surface infrastructure; backfill plant; and tailings storage expansion to support the LOM plan. There are eight heap leach pads in the Project area, all of which are actively being leached. There is sufficient capacity in the heap leach pads and planned heap leach pad expansions for LOM planning purposes. There are 100 WRSFs in the Project area, of which 53 are inactive and undergoing reclamation, and 47 are active. A total of 27 pits are permitted for partial or full waste backfill. There is sufficient capacity in the existing WRSFs and planned WRSF expansions for LOM planning purposes. There are 22 TSFs in the Project area, of which 14 are inactive and undergoing reclamation, and eight are active, with seven receiving tailings, and one used for water management. There is sufficient capacity in the active TSFs and planned TSF expansions for LOM planning purposes. Water supply for processing operations is sourced, depending on the facility, from well fields, TSF reclaim, storm run-off water, and pit dewatering. Potable water is provided by permitted water wells and supporting treatment and infrastructure facilities. The current water sources, assuming similar climate conditions to those experienced by the operations in the past, will be sufficient for the LOM plan. Water management operations include systems of dewatering wells, water gathering and conveyance facilities, water storage, water use, and various management options for discharge of excess water. Water not used for mining or milling can be pumped to storage reservoirs. Rapid infiltration basins are used to capture storm run-off water to avoid that water coming into contact with mining operations. The Nevada Division of Environmental Protection (NDEP) allows selected complexes within the Nevada Operations, through discharge permits, to discharge groundwater from pumping operations to groundwater vis percolation, infiltration, and irrigation. The current water management practices are expected to be applicable for the LOM plan. There are no accommodation facilities at any of the complexes. Personnel reside in adjacent settlements including Battle Mountain, Carlin, Elko, Golconda, Wells, West Wendover and Winnemucca. Electrical power for the Carlin, Cortez, Turquoise Ridge, and Phoenix Complexes is typically obtained via the TS power plant and from the Western 102 power plant (both of which are owned and operated by NGM) with transmission by NV Energy. Power for Gold Quarry and Goldrush is supplied via the Wells Rural Electric Power Company. Power can also be purchased on the open market if required. 1.16 Markets and Contracts 1.16.1 Market Studies NGM has established contracts and buyers for the gold bullion and copper concentrate and cathode products from the Nevada Operations, and has an internal marketing group that monitors

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-22 markets for its key products. Together with public documents and analyst forecasts, these data support that there is a reasonable basis to assume that for the LOM plan, that the key products will be saleable at the assumed commodity pricing. 1.16.2 Commodity Pricing Barrick, as operator of the NGM JV, provides the commodity price guidance. Barrick uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long-term price forecasts prepared by the company’s internal marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry- accepted practice. The long-term commodity price and exchange rate forecasts are: Mineral reserves: • Gold: US$1,400/oz; • Silver: US$20/oz; • Copper: US$3.00/lb; Mineral resources: • Gold: US$1,900/oz; • Silver: US$24/oz; • Copper: US$4.00/lb. 1.16.3 Contracts NGM has contracts in place for the majority of the copper concentrate. The terms contained within the concentrate sales contracts are typical and consistent with standard industry practice for high-gold, low-copper concentrates. The joint venture agreement requires that Newmont and Barrick purchase 100% of the refined doré that NGM produces on a pro rata basis, according to the individual company’s joint venture interest. The terms contained within Newmont’s sales contracts are typical and consistent with standard industry practice and are similar to contracts for the supply of bullion elsewhere in the world. The largest in-place contracts other than for product sales cover items such as bulk commodities, operational and technical services, mining and process equipment, and administrative support services. Contracts are negotiated and renewed as needed. 1.17 Environmental, Permitting and Social Considerations 1.17.1 Environmental Studies and Monitoring Baseline and supporting environmental studies were completed to assess both pre-existing and ongoing site environmental conditions, as well as to support decision-making processes during

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-23 operations start-up. Characterization studies were completed for climate, air quality, hydrology and surface water quality, hydrogeology, flora, fauna, soils, agriculture and land use, and the socioeconomic environment. Plans were developed and implemented to address aspects of operations such as waste and fugitive dust management, spill prevention and contingency planning, water management, and noise levels. As part of its permitting requirements, NGM has submitted and received approval on numerous PoOs and Reclamation Plans for each area. NGM has additionally submitted and/or provided information to support Environmental Assessments (EA) or Environmental Impact Statements (EIS) for each area containing public lands. The additionally submitted information includes various baseline and supporting studies on various natural resources. Existing operations were reviewed by the BLM and Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (NDEP–BMRR). BLM National Environmental Policy Act (NEPA) analysis under an EA or EIS can result in a Determination of NEPA Adequacy (DNA), Findings of No Significant Impacts (FONSI), or a Record of Decision (ROD). These determinations are issued by the BLM for those operations where PoOs contain public lands. The PoOs are updated and amended, as necessary, to allow for continuation of mining or additional mine development. 1.17.2 Closure and Reclamation Considerations Initial closure planning is included within all proposals and reclamation plan documents during the permitting process. Closure planning is integrated with mine and reclamation planning to the extent practicable during active operations. Concurrent reclamation of lands as mining progresses is a primary consideration for NGM. Reclamation plans are regularly reviewed and revised at a minimum of every three years to ensure adequate financial assurances have been put in place for required reclamation activities. Approvals are required from both the BLM and NDEP for reclamation and closure plan amendments and bond adjustments. Various mine facilities are located within the PoO boundaries on private lands and the federal lands administered by the BLM. Only approved facility disturbance can be constructed within PoO boundaries. All PoO boundaries on private lands within the PoO are under the jurisdiction of the NDEP–BMRR. The reclamation boundaries define limits of approved disturbance for mining within each PoO boundary. A Nevada industry-standard method or Standard Reclamation Cost Estimator (SRCE) model is used by NGM to calculate the liabilities. NGM currently has posted approximately US$2.15 B in financial assurances in the form of letters of credit and surety bonds to cover mine closure costs. Additionally, there are several trusts associated with closure cost planning. Estimated closure costs used in the cashflow analysis total US$1.0 B. This cost estimate is based on the actual disturbance. 1.17.3 Permitting As part of its permitting requirements, NGM has submitted PoOs and Reclamation Plans for each operation. NGM has submitted and/or provided information to support NEPA evaluation for each area containing public lands. The PoOs are updated and amended as necessary to allow for continuation of mining or additional mine development. The Nevada Operations have the required permits to operate or will be applying for the permits as they are required for mine development.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-24 1.17.4 Social Considerations, Plans, Negotiations and Agreements NGM is one of the largest direct employers in the area and also generates significant indirect employment. Stakeholder engagement is a primary pillar of that strategy and includes participation in local civic activities; city/town council and county commission meetings; serving on boards and committees; town hall meetings; and one-to-one engagement. From this engagement, NGM listens to, and partners with, local organizations to identify a social investment strategy. Education, health, economic development and cultural heritage are key areas for community investments. NGM has also partnered with local law enforcement on public safety initiatives and conservation groups on environmental conservation programs. Also as part of the community affairs program, NGM engages with 10 tribal communities. Engagement with partner tribes includes regularly-held meetings called “Dialogue Meetings”; tribal council meetings; community committees; one-to-one engagements and sponsorship of several community-driven initiatives. Through this engagement, NGM works with tribal councils to identify and support community priorities in programs aimed at improving community health and well-being, education attainment, cultural heritage preservation, and economic development. 1.18 Capital Cost Estimates Capital costs were based on recent prices or operating data and are at a minimum at a pre- feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Capital costs included funding for infrastructure, pit dewatering, development drilling, and permitting as well as miscellaneous expenditures required to maintain production. Mobile equipment re-build/replacement schedules and fixed asset replacement and refurbishment schedules were included. Sustaining capital costs reflected current price trends. The LOM capital cost estimate is US$5.7 B (Table 1-10). 1.19 Operating Cost Estimates Operating costs were based on actual costs seen during operations and are projected through the LOM plan, and are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Historical costs were used as the basis for operating cost forecasts for supplies and services unless there are new contract terms for these items. Labor and energy costs were based on budgeted rates applied to headcounts and energy consumption estimates.

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 1-10: Capital Cost Estimate

Area	Unit	Value
Mine	US$ B	3.8
Process	US$ B	1.0
General and administrative	US$ B	0.1
Goldrush ramp-up	US$ B	0.5
Robertson	US$ B	0.3
Total	***US$ B***	***5.7***

Note: Numbers have been rounded; totals may not sum due to rounding.

The LOM operating costs are estimated at US$37.3 B (Table 1-11). The average mining costs (open pit and underground) over the LOM are US$10.79/t mined, process costs are $19.66/t, and general and administrative costs (inclusive of transport costs, dewatering, freight, refining community and royalty costs) are US$14.22/t processed.

1.20 Economic Analysis

The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cashflows based on scheduled ore production, assumed processing recoveries, metal sale prices, projected operating and capital costs and estimated taxes.

The financial analysis is based on an after-tax discount rate of 5%. All costs and prices are in unescalated “real” dollars. The currency used to document the cashflow is US$.

All costs are based on the 2025 budget. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts.

Taxes assume a rate of 21% plus the Nevada Net Proceeds Tax of 5% and the Nevada Mining Education Tax.

The economic analysis is based on 100% equity financing and is reported on a 100% project ownership basis. The economic analysis assumes constant prices with no inflationary adjustments. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest.

Within the NGM JV, copper sales are generally in the form of concentrate, which is sold to smelters for further treatment and refining, and cathode. Copper is sold in either concentrate or cathode form. These sales are to third party customers. Generally, if a secondary metal expected to be mined is significant to the NGM JV, co-product accounting is applied. When the NGM JV applies co-product accounting at an operation, revenue is recognized for each co-product metal sold, and shared costs applicable to sales are allocated based on the relative sales values of the co-product metals produced. Generally, if a secondary metal expected to be mined is not significant to the Joint Venture, by-product accounting is applied. As copper and silver production at each of the NGM operations is not significant to the NGM JV, production from copper and silver are accounted for as by-product sales. Revenues from by-product sales are credited by NGM and Barrick as a by-product credit.

For the purposes of showing a complete cashflow analysis for the Nevada Operations as a whole, silver was treated as a by-product credit.

Date: February 2025 Page 1-25

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-26 Table 1-11: Operating Cost Estimate Item Units Value Mining US$B 18.2 Processing US$B 11.1 G&A US$B 3.4 Other (incl. stockpile) US$B 4.7 Total US$B 37.3 Note: Numbers have been rounded; totals may not sum due to rounding. G&A = general and administrative The economic analysis is based on 100% equity financing and is reported on a 100% project ownership basis. The economic analysis assumes constant prices with no inflationary adjustments. The NPV5% is US$6.1 B. Due to the profile of the cashflow, considerations of payback and internal rate of return are not relevant. A summary of the financial results is provided in Table 1-12. 1.21 Sensitivity Analysis The sensitivity of the Project to changes in metal prices, grade, sustaining capital costs and operating cost assumptions was tested using a range of 20% above and below the base case values (Figure 1-1). The Project is most sensitive to changes in the metal price, followed by operating cost changes and the least sensitive to capital cost changes. Grade is not shown, as the grade sensitivity mirrors the metal price sensitivity. 1.22 Risks The risks associated with the Nevada Operations are generally those expected with open pit and underground mining operations and include the accuracy of the resource models, unexpected geological features that cause geotechnical issues, and/or operational impacts. Other risks noted include: • Consumables price increases for items such as electricity, fuel, tires, and chemicals would negatively impact the stated mineral reserves and mineral resources; • Geotechnical and hydrogeological assumptions used in mine planning are based on historical performance, and to date historical performance has been a reasonable predictor of current conditions. Any changes to the geotechnical (including seismicity) and hydrogeological assumptions could affect mine planning, affect capital cost estimates if any major rehabilitation is required due to a geotechnical or hydrogeological event, affect operating costs due to mitigation measures that may need to be imposed, and alter the economic analysis that supports the mineral reserve estimates;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-27 Table 1-12: Cashflow Summary Table (100% basis) Item Unit Value Metal prices Gold $/oz Au 1,400 Copper $/lb Cu 3.00 Silver $/oz Ag 20 Contained metal Total ore Mt 562 Gold tonnage Mt 512 Gold grade g/t 2.82 Copper tonnage Mt 196 Copper grade % 0.18 Silver tonnage Mt 150 Silver grade g/t 7.78 Gold ounces Moz Au 46.5 Copper pounds Mlbs Cu 770 Silver ounces Moz Ag 37.6 Financial metrics Capital costs $B 5.7 Operating cashflow $B 16.4 Discount rate % 5 Free cashflow $B 10.7 Net present value $B 6.1 Note: Numbers have been rounded; totals may not sum due to rounding. Tonnes are metric tonnes. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Table 1-12 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cashflow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based on a high-level mine plan and certain assumptions which may differ from Newmont’s long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 1-12 uses the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, which varies significantly from current gold prices and the assumptions that Newmont uses for its long- term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-28 Figure 1-1: NPV Sensitivity Note: Figure prepared by Barrick, 2024. NPV = net present value. Left hand axis in US$ B. • There is a risk that the capital cost estimates at mines under development may increase as construction progresses. This may negatively affect the economic analysis that supports the mineral reserve estimates; • The LOM plan assumes that new TSFs can be permitted based on envisaged timelines. If the permitting schedule is delayed, this could impact costs and proposed production; • Updated industry standards for TSFs may have an impact on the envisaged TSF costs; • The LOM plan assumes that ore is sent to the process facility that will provide optimal results (costs, metallurgical recoveries). Should, for operational reasons, a different process facility be selected, then higher operating costs and/or lower recoveries may result; • The LOM plan envisages blending of numerous ore sources at the various process facilities. Non-optimal blends could impact operating costs, plant throughputs, and metallurgical recoveries. There may be potential for exceedances on environmental monitoring limits if such blends are not well controlled; • Stockpiled materials can undergo degradation over time, and the metallurgical constituents or recoveries assumed for stockpiled materials may be lower than that assumed in the LOM plan;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-29 • Management of threatened and endangered species may delay permits and increase capital and/or operating costs. Although there are site-specific management plans, either planned or in place, if there is a major impact seen on the populations from mining activities, the environmental permits for the operations could be revised or even revoked. The social license to operate could also be impacted; • On-highway transport of ore or concentrate could be impacted by changes to regulations on the number of trucks that can be used; • Ability to permit and construct the proposed railway from the Cortez Complex Cortez site to the Carlin Complex on schedule and budget; • Exceedances of permit conditions have historically occurred at certain of the process facilities. Should such exceedances recur, there could be social and regulatory impacts to operations, mine plans, and the forecast economic analyses; • The long-term reclamation and mitigation of the Nevada Operations are subject to assumptions as to closure timeframes and closure cost estimates. If these cannot be met, there is a risk to the costs and timing; • Water treatment costs, particularly the assumptions used for the Turquoise Ridge Complex, may be higher than envisaged, requiring modifications to the capital and operating cost assumptions used in the economic analysis; • Climate changes could impact operating costs and ability to operate; • There is increasing regulatory pressure to relinquish unused water rights which could limit future optionality; • Newmont is the minority partner in the NGM JV and does not exercise day-to-day control over NGM’s operations; • Political risk from challenges to the current state or federal mining laws. 1.23 Opportunities Opportunities include: • Conversion of some or all of the measured and indicated mineral resources currently reported exclusive of mineral reserves to mineral reserves, with appropriate supporting studies; • Upgrade of some or all of the inferred mineral resources to higher-confidence categories, with additional drilling and supporting studies, such that this higher- confidence material could potentially be converted to mineral reserve estimates; • Higher metal prices than forecast could present upside sales opportunities and potentially an increase in predicted Project economics; • NGM holds a significant ground package within the AOI that retains significant exploration potential: • Exploration potential around current and historical open pits;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 1-30 • Potential for new underground operations proximal to the current mineral resource and mineral reserve estimates, with the support of additional studies. 1.24 Conclusions Under the assumptions presented in this Report, the Nevada Operations have a positive cashflow, and mineral reserve estimates can be supported. 1.25 Recommendations As the Nevada Operations are an operating mining complex, the QP has no material recommendations to make.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-1 2.0 INTRODUCTION 2.1 Registrant This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Nevada Operations (Nevada Operations or the Project) that are located in Nevada (Figure 2-1). The Project is operated as a joint venture (JV) through Nevada Gold Mines, LLC (NGM). Barrick Gold Corporation (Barrick) is the JV operator and owns 61.5%, with Newmont owning the remaining 38.5% JV interest. 2.2 Terms of Reference 2.2.1 Report Purpose The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the Nevada Operations in Newmont’s Form 10-K for the year ending December 31, 2024. 2.2.2 Terms of Reference The Nevada Operations consist of nine underground and 10 open pit active mining operations, eight heap leach facilities, three oxide plants, one flotation plant, two autoclave facilities, and two roaster facilities, forming four major mining/processing complexes centered at Carlin, Cortez, Phoenix and Turquoise Ridge. Figure 2-1 shows the locations of the major mining complexes in relation to the JV area of interest (AOI) covers a significant portion of northern Nevada. Note that the AOI area includes ground that is held by third parties and is not part of the NGM mineral title holdings. The 10 active open pit mining operations include: South Arturo, Goldstrike, Gold Quarry, Cortez Pits, Pipeline, Crossroads, Robertson, Phoenix, Vista, and Mega. The nine underground operations comprise El Niño, Goldstrike, Exodus, Leeville, Rita K, Pete Bajo, Cortez Hills, Goldrush, and Turquoise Ridge. Deposits with mineral resource and mineral reserve estimates are summarized in Table 2-1 and deposit locations are provided by mining complex in Figure 2-2 to Figure 2-6. Unless otherwise indicated, all financial values are reported in United States (US) currency (US$). Units may be in either metric or US customary units as identified in the text. Mineral resources and mineral reserves are reported using the definitions in Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations in Regulation S–K 1300 (SK1300). The Report uses US English. The Report contains forward-looking information; refer to the note regarding forward-looking information at the front of the Report.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-2 Figure 2-1: Mining Complex And Area of Interest Location Plan

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 2-1: Deposits/Zones Hosting Mineral Resources and Mineral Reserves

Complex	Deposit/Zone	Mineral Resource	Mineral Reserve	Mining Method/ Proposed Mining Method
Carlin	South Arturo	Y	Y	Open pit
	South Arturo/El Nino	Y	Y	Underground
	Ren	Y	N	Underground
	Goldstrike	Y	Y	Open pit
	Goldstrike	Y	Y	Underground
	Green Lantern	Y	N	Open pit
	Exodus	Y	Y	Underground
	Goldstar	Y	N	Open pit
	Fallon	Y	N	Underground
	West Leeville	Y	Y	Underground
	Rita K	Y	Y	Underground
	Pete Bajo	Y	Y	Underground
	Gold Quarry	Y	Y	Open pit
Cortez	Cortez Pits	Y	Y	Open pit
	Cortez Hills	Y	Y	Underground
	Crossroads	Y	Y	Open pit
	Pipeline	Y	Y	Open pit
	Gold Acres	Y	N	Open pit
	Goldrush	Y	Y	Underground
	Robertson	Y	Y	Open pit
Phoenix	Bonanza	Y	Y	Open pit
	Fortitude	Y	Y	Open pit
Turquoise Ridge	Mega	Y	Y	Open pit
	Turquoise Ridge	Y	Y	Underground
	Vista 8	N *	Y	Open pit
	Vista 9	Y	N	Open pit
Stockpiles	Carlin	Y	Y	Stockpile
	Cortez	Y	Y	Stockpile
	Phoenix	Y	Y	Stockpile
	Turquoise Ridge	Y	Y	Stockpile

Note: * All of the mineral resources at Vista 8 were converted to mineral reserves. No inferred mineral resources remain within the open pit design.

Date: February 2025 Page 2-3

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-4 Figure 2-2: North Area, Carlin Complex, Deposit Location Map

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-5 Figure 2-3: South Area, Carlin Complex Deposit Location Map

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-6 Figure 2-4: Cortez Complex, Deposit Location Map

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-7 Figure 2-5: Phoenix Complex, Deposit Location Map

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-8 Figure 2-6: Turquoise Ridge Deposit Location Plan

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 2-9 2.3 Qualified Persons The following Newmont employee serves as the Qualified Person (QP) for the Report: • Mr. Donald Doe, RM SME., Head, Reserves Governance, Newmont. Mr. Doe is responsible for all Report chapters. 2.4 Site Visits and Scope of Personal Inspection Mr. Doe has visited the Nevada Operations on many occasions, most recently from August 19– 22, 2024, when his site visit focus was on the Carlin and Cortez Complexes. He inspected the open pit operations at Gold Quarry, South Arturo, Goldstrike and Pipeline, and the underground operations at Cortez Hill Underground. 2.5 Report Date Information in the Report is current as at December 31, 2024. 2.6 Information Sources and References The reports and documents listed in Chapter 24 and Chapter 25 of this Report were used to support Report preparation. 2.7 Previous Technical Report Summaries Newmont has previously filed the following technical report summary on the Project: Doe, D., 2021: Nevada Operations, Nevada, USA, Technical Report Summary: report current as at 31 December, 2021, 261 p.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-1 3.0 PROPERTY DESCRIPTION 3.1 Introduction The Nevada Operations are centered on the Carlin South Plan of Operations, which is the approximate center of the Area of Interest (AOI), see Figure 2-1 and discussion in Chapter 3.3. The centroid locations of the current Operations Plans of Operation (PoOs) are summarized in Table 3-1. The centroids for the Exploration Plans of Operation are provided in Table 3-2. 3.2 Property and Title in Nevada 3.2.1 Mineral Title Federal (30 USC and 43 CFR) and Nevada (NRS 517) laws concerning mining claims on Federal land are based on an 1872 Federal law titled “An Act to Promote the Development of Mineral Resources of the United States.” Mining claim procedures still are based on this law, but the original scope of the law has been reduced by several legislative changes. The Mineral Leasing Act of 1920 (30 USC Chapter 3A) provided for leasing of some non-metallic materials; and the Multiple Mineral Development Act of 1954 (30 USC Chapter 12) allowed simultaneous use of public land for mining under the mining laws and for lease operation under the mineral leasing laws. Additionally, the Multiple Surface Use Act of 1955 (30 USC 611-615) made “common variety” materials non- locatable; the Geothermal Steam Act of 1970 (30 USC Chapter 23) provided for leasing of geothermal resources; and the Federal Land Policy and Management Act of 1976 (the “BLM Organic Act,” 43 USC Chapter 35) granted the Secretary of the Interior broad authority to manage public lands. Most details regarding procedures for locating claims on Federal lands have been left to individual states, providing that state laws do not conflict with Federal laws (30 USC 28; 43 CFR 3831.1). Mineral deposits are located either by lode or placer claims (43 CFR 3840). The locator must decide whether a lode or placer claim should be used for a given material; the decision is not always easy but is critical. A lode claim is void if used to acquire a placer deposit, and a placer claim is void if used for a lode deposit. The 1872 Federal law requires a lode claim for “veins or lodes of quartz or other rock in place” (30 USC 26; 43 CFR 3841.1), and a placer claim for all “forms of deposit, excepting veins of quartz or other rock in place” (30 USC 35). The maximum size of a lode claim is 1,500 ft (457 m) in length and 600 ft (183 m) in width, whereas an individual or company can locate a placer claim as much as 20 acres (8 ha) in area. Claims may be patented or unpatented. A patented claim is a lode or placer claim or mill site for which a patent has been issued by the Federal Government, whereas an unpatented claim means a lode or placer claim, tunnel right or mill site located under the Federal (30 USC) act, for which a patent has not been issued.

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 3-1: Operations Plans of Operation Centroid Location Summary Table

Operations Plan of Operations Name	Easting	Northing	Projection Datum
South Arturo	547695.27	4542373.89	NAD83_UTM_Zone_11N
Bootstrap	549530.93	4540070.80	NAD83_UTM_Zone_11N
Carlin	558233.17	4528248.53	NAD83_UTM_Zone_11N
Copper Basin	497210.18	4495279.29	NAD83_UTM_Zone_11N
Cortez	526136.63	4451067.02	NAD83_UTM_Zone_11N
Emigrant	587023.17	4495607.30	NAD83_UTM_Zone_11N
Genesis-Bluestar	553286.53	4531560.79	NAD83_UTM_Zone_11N
Gold Quarry	567325.95	4514448.36	NAD83_UTM_Zone_11N
Goldrush	538835.79	4442168.12	NAD83_UTM_Zone_11N
Goldstrike	551915.78	4537162.35	NAD83_UTM_Zone_11N
Greater Phoenix	489152.32	4483634.77	NAD83_UTM_Zone_11N
Hilltop	517821.85	4473033.14	NAD83_UTM_Zone_11N
Leeville	556455.63	4531494.14	NAD83_UTM_Zone_11N
Long Canyon	710085.96	4537424.11	NAD83_UTM_Zone_11N
Meikle	551421.79	4540023.92	NAD83_UTM_Zone_11N
North Area Leach	555483.91	4533912.32	NAD83_UTM_Zone_11N
Rain	583602.96	4495804.12	NAD83_UTM_Zone_11N
Robertson	526286.08	4461913.38	NAD83_UTM_Zone_11N
Turquoise Ridge	480016.82	4562621.49	NAD83_UTM_Zone_11N
Twin Creeks	487331.39	4566477.34	NAD83_UTM_Zone_11N

Table 3-2: Exploration Plans of Operation Centroid Location Summary Table

Exploration Plan of Operations Name	Easting	Northing	Projection Datum
Antler Peak	488987.57	4492742.69	UTM NAD83 Zone 11N
Argenta	526127.18	4492177.71	UTM NAD83 Zone 11N
Battle Mountain Complex	492826.59	4493704.44	UTM NAD83 Zone 11N
Buck Exploration	544587.92	4449269.76	UTM NAD83 Zone 11N
Chevas	558531.89	4533230.12	UTM NAD83 Zone 11N
Chimney North	486989.45	4576155.67	UTM NAD83 Zone 11N
Copper Basin Exploration	497840.03	4495522.89	UTM NAD83 Zone 11N
Copper Basin Reclamation	497201.63	4494566.83	UTM NAD83 Zone 11N

Date: February 2025 Page 3-2

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Newmont

Exploration Plan of Operations Name	Easting	Northing	Projection Datum
Dee Exploration	546566.16	4542071.93	UTM NAD83 Zone 11N
Emigrant	586738.41	4495893.28	UTM NAD83 Zone 11N
Fallen City	508620.02	4462243.74	UTM NAD83 Zone 11N
Four Corners	477717.95	4511739.95	UTM NAD83 Zone 11N
Gexa	506447.92	4458624.38	UTM NAD83 Zone 11N
Goat Anticline	512844.37	4462126.44	UTM NAD83 Zone 11N
Gold Acres Exploration	522816.88	4459779.99	UTM NAD83 Zone 11N
HCCUEP	533672.18	4445252.04	UTM NAD83 Zone 11N
High Desert	558653.73	4530647.69	UTM NAD83 Zone 11N
Hilltop	517821.85	4473033.14	UTM NAD83 Zone 11N
Horse Mountain	502353.89	4457555.85	UTM NAD83 Zone 11N
LC Private	709994.00	4538010.15	UTM NAD83 Zone 11N
LC Public	706783.96	4538006.63	UTM NAD83 Zone 11N
Mike	563121.07	4516710.89	UTM NAD83 Zone 11N
Mill Canyon	536820.78	4450485.91	UTM NAD83 Zone 11N
New Buck Exploration	543215.83	4449433.28	UTM NAD83 Zone 11N
Pearl	557737.39	4536333.06	UTM NAD83 Zone 11N
Ren	551402.21	4542097.46	UTM NAD83 Zone 11N
Richmond	553756.71	4522695.02	UTM NAD83 Zone 11N
Rodeo Creek Exploration	546470.15	4545423.48	UTM NAD83 Zone 11N
Tara	548105.60	4538989.50	UTM NAD83 Zone 11N
Turquoise Ridge Exploration	480678.45	4563927.96	UTM NAD83 Zone 11N
West Pequop Exploration	702347.91	4536699.84	UTM NAD83 Zone 11N
West Pine Valley	547867.04	4441080.33	UTM NAD83 Zone 11N
Woodruff Creek	579980.55	4497987.35	UTM NAD83 Zone 11N

3.2.2 Surface Rights

About 85% of the land in Nevada is controlled by the Federal Government; most of this land is administered by the US Bureau of Land Management (BLM), the US Forest Service (USFS), the US Department of Energy, or the US Department of Defense. Much of the land controlled by the BLM and the USFS is open to prospecting and claim location. The distribution of public lands in Nevada is shown on the BLM “Land Status Map of Nevada” (1990) at scales of 1:500,000 and 1:1,000,000.

Date: February 2025 Page 3-3

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-4 Bureau of Land Management regulations regarding surface disturbance and reclamation require that a notice be submitted to the appropriate BLM Field Office for exploration activities in which five acres or fewer are proposed for disturbance (43 CFR 3809.1-1 through 3809.1-4). A Plan of Operations (PoO) is needed for all mining and processing activities, plus all activities exceeding five acres of proposed disturbance. A PoO is also needed for any bulk sampling in which 1,000 or more tons of presumed mineralized material are proposed for removal (43 CFR 3802.1 through 3802.6, 3809.1-4, 3809.1-5). The BLM also requires the posting of bonds for reclamation for any surface disturbance caused by more than casual use (43 CFR 3809.500 through 3809.560). The USFS has regulations regarding land disturbance in forest lands (36 CFR Subpart A). Both agencies also have regulations pertaining to land disturbance in proposed wilderness areas. 3.2.3 Water Rights In the State of Nevada, “the water of all sources of water supply within the boundaries of the State whether above or beneath the surface of the ground, belongs to the public” (NRS 533.025). Furthermore, “except as otherwise provided in NRS 533.027 and 534.065, any person who wishes to appropriate any of the public waters, or to change the place of diversion, manner of use or place of use of water already appropriated, shall, before performing any work in connection with such appropriation, change in place of diversion or change in manner or place of use, apply to the State Engineer for a permit to do so” (NRS 533.325). 3.2.4 Government Mining Taxes, Levies or Royalties The state of Nevada imposes a 5% net proceeds tax on the value of all minerals severed in the State. This tax is calculated and paid based on a prescribed net income formula. A Nevada Education funding tax, AB 495, was passed in July 2021, and is based on gold and silver gross revenue and is calculated as follows: • First $20 M of gross revenue: exempt; • >$20 M to $150 M of gross revenue: taxed at a flat rate of 0.75%; • >$150 M of gross revenue: taxes at a flat rate of 1.1%. 3.3 Ownership NGM is a JV between Barrick and Newmont. Barrick is the JV operator and has a 61.5% interest, with Newmont owning the remaining 38.5% interest. The JV area of interest (AOI) covers a significant portion of northern Nevada. Operations plans of operation are shown on Figure 3-1, and exploration Plans of Operation on Figure 3-2. Barrick operates the JV.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-5 Figure 3-1: NGM Area of Interest, Operations Plans of Operation

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-6 Figure 3-2: NGM Area of Interest, Exploration Plans of Operation

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-7 3.4 Joint Ventures On 11 March, 2019, Barrick and Newmont announced the formation of the NGM JV. Newmont, Barrick, and their respective affiliates that held properties in the AOI contributed to NGM the respective rights, titles and interests in, to, or under, all properties located in the AOI and any other assets, properties or rights located in Nevada. Barrick has the right to appoint three NGM Board members; Newmont can appoint two. Newmont and Barrick each have a right of first refusal over any proposed transfer by the other JV participant of its membership interest in NGM, other than transfers to a wholly-owned subsidiary of the transferring JV participant. The JV agreement requires that Newmont and Barrick purchase 100% of the refined doré that NGM produces on a pro rata basis, according to the individual company’s JV interest. Newmont and Barrick excluded certain development and exploration properties that the companies held within the AOI from the JV; these included Newmont’s Fiberline and Mike projects, and Barrick’s Fourmile project. The JV has a mechanism for the potential contribution of the excluded properties to NGM in the future. 3.5 Agreements A number of agreements exist with federal, state, and third-party entities and these are monitored using a land management database. The data managed includes contractual obligations, leases, associated payments, parties to agreements, and locations and details of the properties that the agreements cover. All mining leases and subleases are managed and reviewed on a monthly basis and all payments and commitments are paid as required by the specific agreements. The database covers both monetary obligations such as lease payments and non-monetary obligations such as third-party required reporting, work commitments, taxes, and contract expiry dates. The agreements that NGM has with third parties within the PoOs are monitored using this database. Across the AOI, there are currently 276 agreements that have been concluded, and 218 easements that are in place. 3.6 Mineral Title The Nevada Operations currently includes 20 operations PoOs and 33 exploration PoOs. The area includes private land (surface and minerals) owned or controlled by NGM, and land owned by the federal government that is administered by the BLM. NGM provided a claims list, fee property list, and location plans for the PoOs. The areas in the claims tables that follow reflect the staked claim area; the areas have not been modified for claim overlaps. In some instances, where the same claims are reported within two or more PoOs; the claims are included in the claims list for the individual PoO for completeness, but have been removed for area and claim number totaling purposes. Within the operations PoO areas are the claims summarized in Table 3-3, 10,614 lode, millsite, placer and patented claims covering an area of 175,213.97 acres. Within the exploration PoO areas are the claims summarized in Table 3-4, which collectively total 9,257 lode, millsite, placer and patented claims covering an area of 182,880.78 acres.

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 3-3: Claims Summary Table, Operations Plans of Operation

PoO Name	Lode		Millsite		Placer		Patented		Total	
	Claims	Acres	Claims	Acres	Claims	Acres	Claims	Acres	Claims	Acres
South Arturo	236	4,539.37	98	453.68	—	—	—	—	334	4,993.05
Bootstrap	114	2,236.91	—	—	—	—	13	253.44	127	2,490.35
Carlin	102	1,942.90	—	—	—	—	30	601.31	132	2,544.21
Cortez	2,827	55,585.90	707	3,275.76	2	320.00	145	1,024.24	3,681	60,205.89
Genesis–Bluestar	203	3,855.66	3	12.93	—	—	—	—	206	3,868.59
Gold Quarry	309	6,346.02	225	1,111.83	—	—	197	1,370.53	731	8,828.38
Goldrush	1,047	20,856.07	380	1,875.01	—	—	16	306.22	1,443	23,037.29
Goldstrike	244	4,568.66	82	403.46	—	—	221	1,839.47	547	6,811.58
Leeville	44	892.05	—	—	—	—	—	—	44	892.05
Long Canyon	758	14,974.27	—	—	—	—	—	—	758	14,974.27
Greater Phoenix	544	11,034.60	61	305.00	25	3,176.26	226	2,417.59	856	16,933.45
Rain–Emigrant	138	2,788.74	—	—	—	—	—	—	138	2,788.74
Robertson	450	8,033.02	—	—	—	—	9	168.87	459	8,201.89
Turquoise Ridge Complex	803	16,206.09	40	195.01	—	—	315	2,243.13	1,158	18,644.22
Sub-total Operations	*7,819*	*153,860.26*	*1,596*	*7,632.68*	*27*	*3,176.26*	*1172*	*9,971.36*	*10,614*	*175,213.97*
Claims reported in	1,068	20,939.72	39	192.88	—	—	18	348.00	1,125	21,480.60

Date: February 2025 Page 3-8

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

PoO Name	Lode		Millsite		Placer		Patented		Total	
	Claims	Acres	Claims	Acres	Claims	Acres	Claims	Acres	Claims	Acres
multiple PoOs										
Total Operations	***6,751***	***132,920.54***	***1,557***	***7,439.80***	***27***	***3,176.26***	***1,154***	***9,623.36***	***9,489***	***153,733.37***

Table 3-4: Claims Summary Table, Exploration Plans of Operation

PoO Name	Lode		Millsite		Placer		Patented		Total	
	Claims	Acres	Claims	Acres	Claims	Acres	Claims	Acres	Claims	Acres
Argenta	297	6,118.39	—	—	—	—	—	—	297	6,118.39
Battle Mountain Complex	549	11,292.07	11	55.00	4	360.00	41	640.99	605	12,348.06
Buck Exploration	385	7,695.47	20	100.00	1	40.00	—	—	406	7,835.47
Chevas	108	2,231.28	—	—	—	—	—	—	108	2,231.28
Chimney North	1198	24,690.17	—	—	—	—	—	—	1,198	24,690.17
Copper Basin Exploration	229	4,706.4	—	—	13	259.84	—	—	242	4,966.24
Dee Exploration	170	3,214.78	17	84.90	—	—	1	19.94	188	3,319.62
Emigrant	44	908.8	—	—	—	—	—	—	44	908.80
Fallen City	155	3,191.97	—	—	—	—	—	—	155	3,191.97
Copper Basin Reclamation	—	—	—	—	—	—	37	621.29	37	621.29
Gexa	106	1,960.65	—	—	—	—	—	—	106	1,960.65
Goat Anticline	70	1,446.2	—	—	—	—	—	—	70	1,446.20
Gold Acres	325	6,165.61	—	—	—	—	—	—	325	6,165.61
High Desert	118	2,384.27	—	—	—	—	4	62.48	122	2,446.75
Hilltop	189	3,636.83	—	—	25	510.88	18	315.01	232	4,462.72
HCCUEP	256	4,968.95	18	87.50	—	—	37	645.88	311	5,702.33

Date: February 2025 Page 3-9

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-10 PoO Name Lode Millsite Placer Patented Total Claims Acres Claims Acres Claims Acres Claims Acres Claims Acres Horse Mountain 137 2,749.4 — — — — — — 137 2,749.40 LC Public Exploration 379 7,628.37 — — — — — — 379 7,628.37 Mill Canyon 503 9,441.73 — — — — 17 330.56 520 9,772.29 Ren 92 1,618.78 — — — — — — 92 1,618.78 Richmond 68 1,404.87 — — — — — — 68 1,404.87 Rodeo Creek Exploration 32 593.61 — — — — — — 32 593.61 Turquoise Ridge Exploration 1,083 21,136.85 34 164.57 — — 1 20.63 1,118 21,322.05 West Pequop Exploration 702 14,350.08 — — — — — — 702 14,350.08 West Pine Valley 1,558 30,861.29 — — — — — — 1,558 30,861.29 Woodruff Creek 205 4,164.49 — — — — — — 205 4,164.49 Sub-total Exploration 8,958 178,561.3 100 491.97 43 1,170.72 156 2,656.78 9,257 182,880.78 Claims reported in multiple exploration PoOs 1,006 19,788.31 39 192.88 1 20.00 19 348.00 262 20,349.19 Exploration Total 7,952 158,773 61 299.09 42 1,150.72 137 2,308.78 8,995 162,531.59

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-11 Between the operations and the exploration PoOs, NGM holds a total of 19,871 claims covering an area of 358,094.75 acres (Table 3-5). Figure 3-3 to Figure 3-7 show the locations of the major PoOs that host the mineral reserves. In addition, NGM holds a number of fee properties, within the operations and exploration PoOs (Table 3-6 and Table 3-7). Collectively, these cover an area of 105,567.30 acres. Patented ground or claims are surveyed by a certified mineral surveyor, and appropriate monuments are placed in the ground. Each unpatented claim is marked on the ground and does not require a mineral survey. Unpatented mining and mill site claims that are located on public lands are held subject to the paramount title of the federal government. The claims are maintained on an annual basis, and do not expire as long as the maintenance fee payments are timely filed with the BLM. Patented and fee lands require annual payment of tax assessments to the relevant Nevada county. 3.7 Surface Rights NGM holds all necessary surface rights for the current mining operations. Additional surface rights may be required, if future mining projects extend outside current permit boundaries. 3.8 Water Rights NGM currently maintains a combination of approximately 1,350 active surface and groundwater rights within 38 hydrographic basins. Permitted manners of use include stockwater, mining and milling, storage, irrigation, environmental, quasi-municipal, commercial, industrial, wildlife, domestic, construction, and dewatering. These water rights are required by NRS 533 for all water management activities at NGM’s various mining and ranching operations. NGM holds all necessary water rights for the LOM plan envisaged in this Report. 3.9 Royalties 3.9.1 Claims Royalties There are numerous royalties that pertain to the active mines within the Nevada Operations. Royalty payments vary, as the payments depend upon actual tonnages mined, the amount of gold recovered from that mined material, the deposit being mined, the receiving entity, and the type of royalty. A number of the claims have inactive royalties attached, which are not currently triggered as the claims are not being mined. The major royalties for each deposit are summarized in Table 3-8. Royalties listed can pertain to single claim, or to a group of claims, and therefore can apply to only a portion of a deposit, or to the overall deposit area.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-12 Table 3-5: Claims Totals PoOs Lode Millsite Placer Patented Total Claims Acres Claims Acres Claims Acres Claims Acres Claims Acres Total operations 7,819 153,860.26 1,596 7,632.68 27 3,176.26 1,172 9,971.36 10,614 175,213.97 Total exploration 8,958 178,561.30 100 491.97 43 1,170.72 156 2,656.78 9,257 182,880.78 Grand Total 16,777 332,421.56 1,696 8,124.65 69 4,346.98 1,328 12,628.14 19,871 358,094.75 Table 3-6: Operations Fee Property Totals Plan of Operations Name Acreage South Arturo 37.38 Bootstrap 634.56 Carlin 3,347.21 Copper Basin 795.04 Cortez 2,698.73 Emigrant 1,995.93 Genesis-Bluestar 2,906.55 Gold Quarry 9,261.99 Goldrush 518.48 Goldstrike 6,520.23 Greater Phoenix 6,821.83 Hilltop 3,956.93 Leeville 137.59 Long Canyon 11,925.09 Meikle 267.73

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-13 Plan of Operations Name Acreage North Area Leach 1,705.38 Rain 1,450.84 Robertson 0.00 Turquoise Ridge 2,974.75 Twin Creeks 7,608.49 Total Acreage 65,564.73 Table 3-7: Exploration Fee Property Totals Exploration Plan Name Acreage Antler Peak 3,399.06 Argenta 7,382.97 Battle Mountain Complex 70.01 Buck Exploration 3.03 Chevas 1,036.76 Chimney North 0.00 Copper Basin Exploration 0.00 Copper Basin Reclamation 3,070.01 Dee Exploration 21.31 Emigrant 1,080.62 Fallen City 907.02 Four Corners 1,301.03 Gexa 809.21 Goat Anticline 571.03 Gold Acres Exploration 0.00

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-14 Exploration Plan Name Acreage HCCUEP PoO 0.00 High Desert 0.00 Hilltop 3,956.93 Horse Mountain 0.00 LC Private 6,041.30 LC Public 0.00 Mike 242.99 Mill Canyon 26.75 New Buck Exploration 525.76 Pearl 1,993.28 Ren 0.00 Richmond 1,989.92 Rodeo Creek Exploration 0.00 Tara 355.68 Turquoise Ridge Exploration 14,310.67 West Pequop Exploration 32.27 West Pine Valley PoO 262.95 Woodruff Creek 2,922.22 Total Acreage 52,312.78

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-15 Figure 3-3: Carlin Complex Plans of Operation

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-16 Figure 3-4: Cortez Complex Plans of Operation

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-17 Figure 3-5: Long Canyon Complex Plan of Operations

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-18 Figure 3-6: Phoenix Complex Plan of Operation

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-19 Figure 3-7: Turquoise Ridge Complex Plans of Operation

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-20 Table 3-8: Royalties Deposit Royalty South Arturo Franco-Nevada U.S. Corp., South Arturo, 4–9% variable GSR Cortez Ward: Cortez, 5% NRR Prochnau: Cortez, 2% NRR Royal Gold: Cortez, 0.71250075% + sliding scale 0.4–5% GSR; 3.75% NVR; 0.7125075% and a sliding scale 0.72–9% GSR RG Royalties LLC: Cortez, 0–3% sliding scale royalty based on gold price on 40% of production Idaho Royalty Holders: Cortez, 1.28595% ORR, 0.78749925% GR Denver Mining Finance Company: Cortez, 3.75% GR Royal Crescent Valley: Cortez, 0.8545875% NVR; 1.25% NVR Kelly and Moloney: Cortez, $0.5–$0.65/ton sliding scale (based on ore type and price) Duerr & Prochnau: Cortez, 2% NSR McCoy: Cortez, 4% NSR on hard rock and 1/6 production on coal, oil and gas; geothermal production royalty Filippini: Cortez, 5% NSR on hard rock and 1/6 production on coal, oil and gas; geothermal production royalty Robertson: Cortez, 4% NSR on hard rock and 1/6 production on coal, oil and gas; geothermal production royalty Genesis–Bluestar RG Royalties LLC: Genesis–Bluestar, 2% NVR Franco-Nevada U.S. Corp.: Genesis–Bluestar, 6% NPI; 5% NPI; 4% NSR Bullion Monarch Mining Inc.(EMX): Genesis–Bluestar, 1% NSR Goldstrike Franco-Nevada U.S. Corp.: Goldstrike, 2–4% NSR; 2.4–6% NPI Royal Gold Inc.: Goldstrike, 1% NSR Rhoads: Goldstrike, 5% NSR (net 2.5%) Kennecott Nevada Company: Goldstrike, 5% NSR White: Goldstrike, 9% NPI Bilbao, Alcor Inc., Alloyed Associates, Inc: Goldstrike, 5% NSR Gold Quarry Various: Gold Quarry, 8% NSR and 62.7% of 8% NSR mill and 68.7% of 8% NSR leach Tomera: Gold Quarry, 50% of 8% NSR Jones: Gold Quarry, 50% of 8% NSR Pacini: Gold Quarry, 1% NSR Ash Danko Hanna & Co: Gold Quarry, 22.5% of 18% NSR Roy Ash: Gold Quarry, 22.5% of 18% NSR Franco-Nevada U.S. Corp.: Gold Quarry, 40.5% of 18% NSR Gold Quarry Royalty Trust: Gold Quarry, 4.5% of 18% NSR Goldrush Idaho Royalty Holders: 1.28595% ORR Keleher and McLeod et al: 2–5 at 8.33% variable NSR based on gold price Teck American Incorporated: 10% NPR from production Englebright: 2% NPR

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-21 Deposit Royalty Genesis Gold: 3% NRR Steiner: 0.2083% - 0.4167% variable production royalty based on gold price Royal Gold: 1% Net Reserves Damele: 3% NSR Royal Gold: 15% NPI Idaho Resources Corporation: 0.75% GVR Teck Resources, Inc.: 3% NSR Leeville RG Royalties LLC: Carlin, Leeville 2% NVR Bullion Monarch Mining Inc. (EMX): Leeville, 1% GSR Quest U.S.A. Resources, Inc., et al: Leeville, 1% NSR (unpatented); 0.775% NSR (patented) Long Canyon Pittston Mineral Ventures International, Ltd: Long Canyon, 3% NSR Mobil Exploration: Long Canyon, 0.15625% NSR Phoenix Flowery Gold Mines Company: Phoenix, 3% NVR capped at $50,000 Rain–Emigrant Franco-Nevada: Emigrant/Rain, 1.5% NSR Franco-Nevada/Boyack/Montrose: Rain/Emigrant 2.5% NSR Boyack: Rain, 1% NSR Tomera: Rain, 3% GPR Jay Valcarce: Emigrant net 0.625% NSR Tomera Stonehouse 50% and Tomera Clan 50%: Emigrant, net 2.5% NSR Ren VEK: Ren, 3–5% NSR based on PPI Wallace: Ren, 3.5% NPR Weiss: Ren, 4% GPR Robertson Idaho Royalty Holders: 1.28595% ORR Billie Filippini: 3% GR Northern Nevada Au, Inc.: 4% GR Turquoise Ridge Complex RG Royalties LLC: 2% based on production UMETCO Minerals: 2% NSR Note: Royalties listed can pertain to single claim, to a group of claims, and therefore can apply to only a portion of a deposit, or to the overall deposit area. GSR = Gross Smelter Royalty; NRR = Net Revenue Royalty; NPR = Net Profit Royalty; NSR = Net Smelter Royalty; NVR = Net Value Royalty; NPI = Net Profit Interest; GPR = Gross Proceeds Royalty; NPR = Net Proceeds Royalty; GR = Gross Royalty; ORR = Over Riding Royalty; PPI = Producer Price Index; GVR = Gross Value Royalty.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 3-22 3.9.2 NGM Royalty In connection with the formation of Nevada Gold Mines, each of Barrick and Newmont was granted a 1.5% net smelter returns royalty over the respective properties they contributed to the NGM JV. For the properties contributed by Barrick, the 1.5% net smelter returns royalty is payable on all gold produced from these properties after 47,301,000 ounces of gold have been produced from the properties from and after July 1, 2019. For the properties contributed by Newmont, the 1.5% net smelter returns royalty is payable on all gold produced from these properties after 36,220,000 ounces of gold have been produced from the properties from and after July 1, 2019, and (ii) a separate and independent net smelter returns royalty on all copper produced from the Properties after 1,520,000,000 pounds of copper have been produced from these Properties from and after the July 1, 2019. Each of these “retained royalties” is only payable once the aggregate production from the properties subject to the royalty exceeds the publicly-reported Mineral Resources and Mineral Reserves as of December 31, 2018. 3.9.3 Nevada State Royalty The State of Nevada levies royalties and taxes as outlined in Chapter 3.2.4. 3.10 Encumbrances Permitting and permitting conditions are discussed in Chapter 17.9 of this Report. The operations as envisaged in the LOM plan are either fully permitted, or the processes to obtain permits are well understood and similar permits have been granted to the operations in the past, such as tailings storage facility (TSF) raises. 3.11 Violations and Fines NGM advised the QP that as at December 31, 2024, no material violations or fines were imposed during 2024 by any regulatory authority that would affect the planned LOM for the Nevada Operations as presented in this Report. 3.12 Significant Factors and Risks That May Affect Access, Title or Work Programs To the extent known to the QP, there are no other known significant factors and risks that may affect access, title, or the right or ability to perform work on the properties that comprise the Nevada Operations that are not discussed in this Report.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 4-1 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 4.1 Physiography The Nevada Operations are within the Great Basin, a part of the Basin and Range geologic province, which is dominated by north–south-trending mountain ranges, flanked by flat, arid valleys that may host playa lakes. Operations are located between elevations of about 4,400–6,800 ft above mean sea level. Vegetation is typically sparse, and can include shrubs such as sagebrush, rabbitbrush, and a variety of grasses. Juniper trees, pinion pine, and mountain mahogany can be found at higher elevations. The most common current land use is for livestock grazing. 4.2 Accessibility The Nevada Operations are bisected by Interstate 80 (I-80), which provides access to most of the Project area (refer to Figure 2-1). Access for the Carlin Complex is generally from Elko 26 miles west on I-80 to Carlin which is the closest town to the mine sites. In addition, various alternate access routes use Nevada State Route 766, and Elko and Eureka County roads. These roads are well maintained, and most are paved. The Cortez Complex is reached by travelling approximately 32 miles east from the town of Battle Mountain on the I-80. Alternative access is from Elko, Nevada, approximately 45 miles west to the Beowawe exit, then approximately 35 miles south on Nevada State Route 306, which extends southward from I-80. The Long Canyon Complex is accessed from either the I-80 east-bound route through Wells or I- 80 west-bound through Wendover, with the main entrance just off the Oasis/Montello interchange. The mine area is within one mile of the freeway with the pit area about four miles west. The Phoenix Complex is accessed from I-80 at Battle Mountain, traveling approximately 12 miles south on the paved Nevada State Route 305, and then west a short distance on a paved/gravel county access road. The Turquoise Ridge Complex is accessed from a turnoff at the settlement of Golconda, 25 miles east of Winnemucca, then following a paved road for a further 25 miles, and thereafter by an improved gravel road to the mine gates. It is then 10 miles to the west mine gate and 25 miles to the east mine gate. The AOI is crossed by a network of gravel roads, providing easy access to various portions of the mining complexes and exploration areas. The majority of the roads are suitable for all-weather conditions; however, in extreme winter conditions, roads may be closed for snow removal.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 4-2 The Union Pacific Rail line runs parallel to I-80. NGM operates the Dunphy Rail Terminal, which is located 27 miles west of Carlin, for the transportation of bulk commodities such as lubricants, fuel, and ball mill consumables. These bulk commodities are road-transported from the Dunphy Rail Terminal to each site using commercial trucking services. Elko is serviced by commercial flights to Salt Lake City, Utah. 4.3 Climate The Nevada Operations are located in the high desert region of the Basin and Range physiographic province. There are warm summers and generally mild winters; however, overnight freezing conditions are common during winter. Precipitation averages six inches per year, primarily derived from snow and summer thunderstorms. Typically, the months with the greatest precipitation are March, May and November. During the winter months at elevations above about 5,500 ft above sea level, precipitation generally occurs as snow. Evaporation is estimated at 42–44 inches per year. Operations are conducted year-round. 4.4 Infrastructure The Nevada Operations are located in a major mining region and local resources including labor, water, power, natural gas, and local infrastructure for transportation of supplies are well established. Mining has been an active industry in northern Nevada for more than 150 years. Elko (pop. 20,600) is a local hub for mining operations in northern Nevada and services necessary for mining operations are readily available. There are adequate schools, medical services and businesses to support the work force. A skilled and semi-skilled mining workforce has been established in the region as a result of on-going mining activities. Workers live in the surrounding communities. The Nevada Operations currently have all infrastructure in place to support mining and processing activities (see also discussions in Chapter 13, Chapter 14, and Chapter 15 of this Report). These Report chapters also discuss water sources, electricity, personnel, and supplies.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 5-1 5.0 HISTORY A summary of the exploration and development history of the Nevada Operations from 1959 onwards is provided in Table 5-1. Historical mining and exploration activity in the period from 1860–1950 included small underground and surface mines exploiting gold, copper, lead, antimony, barite and turquoise. Modern exploration activity by Newmont and Barrick and their predecessor companies, commenced in the late 1950s.

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Table 5-1: Exploration and Development History Summary Table, Carlin Complex

Year	Operator	Comment
1959	American Exploration & Mining Co. (AMEX)	Wholly-owned US subsidiary of Placer Development Ltd. (subsequently Placer Dome Inc. (Placer Dome) Lease-option agreement on the properties of the Cortez Metals Co. Explored mine workings and surrounding area.
	American Smelting and Refining Company (Asarco)	Purchased claims in Copper Canyon area from US Government
1961	Newmont	Evaluated Bluestar mine and Maggie Creek claims
1962	Atlas Minerals (Atlas)	Discovered low-grade gold mineralization in Goldstrike area
1962–1964	Duval Corporation (Duval)	Joint ventured Copper Canyon land package from Asarco; property transferred outright in 1964
	Newmont	Explored jasperoid outcrops located 4.5 km southeast of Bluestar, subsequently delineating the Carlin deposit
1963	AMEX	Joint venture with Idaho Mining Corp
1964	AMEX	Formed the Cortez Joint Venture (Cortez JV) with the added participation of the Bunker Hill Co., Vernon F. Taylor, Jr., and Webb Resources Inc.
1965	Newmont	Commenced mining operations at Carlin
1966	USGS	Noted anomalous gold in altered outcrops at the base of the Cortez Range
	Cortez JV	Discovered Cortez deposit
1966–1978	Duval	Commenced copper and gold mining at Copper Canyon feeding a heap leach and mill. Converted mill to gold only in 1976.
1969	Cortez JV	Exploration drilling in Gold Acres area Construction of Cortez Mill No. 1
1972	Newmont	Acquired Bluestar and Bootstrap deposits
1974	Nevada Syndicate	Outlined shallow mineralization in the Long Lac and Winston areas
1975–1977	Polar Resources (Polar)/Pancana Minerals Ltd (Pancana)	Delineated the Number 9 deposit and several low-grade zones within the Goldstrike intrusion to the east of Nevada Syndicate property. From 1975 to 1977, Polar and Pancana operated a small open pit and heap leach
1976	Cortez JV	Discovered Horse Canyon deposit
1977	Newmont	Northstar deposit discovered. Mill 1 in operation
1978	Western States Minerals Corporation (Western States)	Entered into a JV with Pancana. Open pit mining operations continued, with the bulk of the production from oxidized zones, chiefly from the Long Lac, Bazza, and West Bazza deposits, plus some production from deposits within the Goldstrike intrusion
	Duval	Commenced mining of Tomboy and Minnie deposits
1980	Newmont	Emigrant and Gold Quarry deposits discovered
Early 1980s	Duval	Discovered Northeast Extension (NEX), Upper Fortitude, and Lower Fortitude deposits

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Year	Operator	Comment
1982	Western States	Post deposit discovered
1984	First Mississippi Corporation/FRM Minerals Inc.	Purchases Getchell property.
	Gold Fields Mining Corporation (Gold Fields)	Discovers Chimney Creek gold deposit.
1985	Newmont	Commissions Mill 2 at Gold Quarry
	Duval	Battle Mountain created to hold assets in Copper Canyon area
1986	Western States	Deep Post deposit discovered
	First Mississippi Corporation/FRM Minerals Inc.	Heap leaching of historic Getchell dumps, drill programs to identify additional mineralization in historic workings. Completed feasibility study on Getchell deposit.
1986–1987	American Barrick Resources Corporation (American Barrick)	Acquired Western States, and acquired Pancana's interests in the Goldstrike area
1987	ECM, Inc. (ECM)	Overstaked Cortez JV placer claims with lode claims in Pipeline South area; leased claims to Royal Gold Inc. (Royal Gold)
	Royal Gold/Cortez JV	Formed the Royal/Cortez Joint Venture to resolve claim conflict
	Gold Fields	Commences gold production from Chimney Creek.
	Santa Fe	Discovers Rabbit Creek gold deposit.
1987–1988	American Barrick	Betze, Screamer, Deep Star, Rodeo, Meikle (previously named Purple Vein), South Meikle, and Griffin deposits/zones discovered
1987–1995	First Miss Gold Inc. (First Miss)	Subsidiary of First Mississippi Corporation created to conduct mining operations at Getchell. Open pit mining began in 1989. Getchell Main underground deposit identified in 1993, with production beginning in 1995. Turquoise Ridge Underground deposit discovered in 1993.
1987–1989	Royal Gold	Conducted geophysical surveys and drilling programs, identifying low-grade gold mineralization
1988	Newmont	Commissioned Mill 3 at Rain and Mill 5 (now referred to as the Gold Quarry concentrator) at Gold Quarry
1989	Newmont	Commissioned Mill 4 in the North Area
	Santa Fe	Commences gold production from Rabbit Creek.
1990	American Barrick	Autoclave operations begin at Goldstrike
	Royal Gold	Addition of roasting circuit to Cortez Mill No. 1
1991	Cortez JV	Royal/Cortez Joint Venture terminated. Cortez JV leased Pipeline South area directly from ECM Discovered Pipeline and Gap deposits
	Hanson Natural Resources Company (Hanson)	Acquires Gold Fields.

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Year	Operator	Comment
1993	Santa Fe	Acquires Chimney Creek operations following an asset exchange with Hanson. Consolidates Rabbit Creek and Chimney Creek into the Twin Creeks operations
1994	Newmont	Commissioned Mill 6 (now Gold Quarry) roaster at Gold Quarry
1994–1999	Pittston Nevada Gold Corporation (Pittston)	Geochemical sampling and RC drilling on west side of Pequop Mountains identified gold anomalies in the Long Canyon area.
1996	Cortez JV	Construction of Cortez Mill No. 2 Used geochemical and geophysical surveys to guide deep reverse circulation (RC) drilling, initially focusing on an area immediately west of the Cortez Fault
1996–1998	Getchell Gold Corporation (Getchell Gold)	First Miss changes name to Getchell Gold. Construction started on Turquoise Ridge Underground mine.
1997	Newmont	Acquires Santa Fe. Open pit portion of the Rabbit Creek deposit renamed to the Mega pit. Open pit portion of the Chimney Creek deposit renamed to the Vista pit. Pinon mill associated with the Mega pit, treating oxide ore. Sage and Juniper mills associated with Vista pit treating refractory and oxide ore, respectively.
1998	Placer Dome Inc. (Placer Dome)	Announces merger with Getchell Gold. Suspends Turquoise Ridge Underground operations in 1999, and closes entire property in 2002. Operations restart at Turquoise Ridge Underground in 2003.
	Cortez JV	Discovered Crossroads and Pediment deposits
1999	American Barrick/Newmont	Asset exchange to rationalize the ownership and control of both the surface and subsurface estates that were jointly owned by the parties and to reduce the number of complex agreements that were needed to permit efficient operation and development of properties owned by both companies
	Cortez JV	Cortez Mill No. 1 placed on care and maintenance
2000	American Barrick	Roaster operations begin at Goldstrike
2001	Newmont	Merged with Battle Mountain
2002	Cortez JV	Discovered Cortez Hills deposit
2003	Placer Dome/Newmont	Form the Turquoise Ridge Joint Venture, 75% Placer Dome interest, 25% Newmont interest.
2004	Cortez JV	Discovered Cortez Hills Lower Zone
2005	Pittston	Sold Long Canyon area land package to AuEx
2006	Barrick	Acquired Placer Dome, obtained 60% interest in Cortez JV; obtained interest in Turquoise Ridge Joint Venture
2006	Newmont	Commenced mining at Copper Canyon; renamed to Phoenix
2007	NewWest Gold	Joint venture with AuEx.
2007–2011	Fronteer Gold	Acquired NewWest Gold. Completes major drill program
2009–2018	Barrick	Closes Getchell underground mine. Evaluation drilling of Vista underground area. North Portal developed 2011. South Portal developed 2013, after which

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Year	Operator	Comment
		Vista underground put on care and maintenance. Mining recommenced at Vista underground in 2018.
2011	Barrick	Discovered Goldrush deposit
	Newmont	Acquired Fronteer Gold
2016	Newmont	Commenced mining at Long Canyon
2019	Barrick/Newmont	Established NGM JV
2021	NGM	Completed updated feasibility study on the Goldrush deposit
2022		Completed mining at Long Canyon
2023		Received Record of Decision and commenced mining at the Goldrush deposit
2024		Received Record of Decision and commenced ground clearing in preparation for mining at the Robertson deposit.

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Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-1 6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT 6.1 Deposit Type The deposits that comprise the Nevada Operations are considered to be examples of Carlin-style sediment-hosted disseminated gold–silver deposits, and intrusion-related gold–copper–silver skarn deposits. Carlin-style deposits have multiple alternate names in the scientific literature, such as Carlin-type, Carlin-like, Carlinesque, sedimentary rock-hosted gold deposits, and distal disseminated deposits (Muntean, 2018). The deposits in Nevada are a type example of the genetic model, but analog deposits also occur in China and in the Yukon. The Carlin-style deposits within Nevada share a number of features. These include: the tectonic setting; carbonate host rocks; replacement mineralization, with structural and stratigraphic ore controls and a lack of veins; hydrothermal alteration characterized by dissolution and silicification of carbonate and argillization of silicates; mineralization paragenesis characterized by gold-bearing arsenian pyrite that was formed by sulfidation during replacement, followed by late orpiment, realgar, and stibnite; a geochemical signature in both the ore and ore-stage pyrite that is low in silver (Ag/Au <1) and base metals; temperatures and depths of formation; and lack of clear relationship with upper crustal intrusions. Intrusion-related gold–copper–silver skarn deposits include sedimentary carbonates, calcareous clastic rocks, siliciclastic, volcaniclastic rocks or (rarely) volcanic flows. They are commonly related to high to intermediate-level stocks, sills, and dykes of gabbro, diorite, quartz diorite, or granodiorite composition. Mineralization frequently displays strong stratigraphic and structural controls. Deposits can form along sill–dike intersections, sill–fault contacts, bedding–fault intersections, fold axes, and permeable faults or tension zones. Pyroxene-rich gold skarns typically contain a sulfide mineral assemblage comprising native gold ± pyrrhotite ± arsenopyrite ± chalcopyrite ± tellurides ± bismuthinite ± cobaltite ± native bismuth ± pyrite ± sphalerite ± maldonite. Garnet-rich gold skarns can contain native gold ± chalcopyrite ± pyrite ± arsenopyrite ± sphalerite ± magnetite ± hematite ± pyrrhotite ± galena ± tellurides ± bismuthinite. In the Nevada Operations area, gold-rich skarn deposits are the dominant style, characterized by copper-poor hypogene minerals, high gold:copper ratios, and a relatively reduced ore mineral assemblage (pyrrhotite–arsenopyrite–bismuthinite). Mineralization is best developed within retrograde altered exoskarns (altered wallrocks). Associated quartz veins may host gold mineralization. 6.2 Regional Geology Northern Nevada has a complex tectonic history, comprising repeated accretion–subduction and rifting events. The sequence of orogeny and tectonism, summarized from oldest to youngest (Stewart (1980) and Jory (2002)) is provided in Table 6-1. A summary map showing the key regional features is included as Figure 6-1.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-2 Table 6-1: Regional Geology Age Comment Miocene 14–20 Ma basin-and-range extension occurred with north–south faulting, deposition of volcaniclastic and sedimentary rocks in basins, and exposure of lower Paleozoic rocks. Eocene Extension and magmatism. Emplacement during the Tertiary of felsic to intermediate dikes and associated small epizonal intrusions; some associated volcanism. Late Jurassic Late/post-Elko Orogeny plutonism, stocks/dikes emplaced, and contact metamorphism. Mesozoic Late Paleozoic tectonism during Early to Middle Pennsylvanian time (Humboldt Orogeny) followed by deposition of shelf carbonate sequences during the Middle Mississippian to Early Pennsylvanian. A third period of resumed uplift and folding, possibly related to the Early Triassic Sonoma Orogeny, was followed by the Early Cretaceous Sevier Orogeny, a period of eastward- directed folding and thrusting. These uplifts were accommodated by the development of north–northwest-striking faults and associated north–northwest-trending upright folds. Late Devonian to Early Mississippian Compressional tectonism associated with the Late Devonian to Middle Mississippian Antler Orogeny resulted in regional-scale folding and east-directed imbricate thrusting of the westernmost siliciclastic package over the eastern carbonate package along the Roberts Mountains Thrust. The accreted mass formed the Antler highlands. Erosion of the highlands during the Middle Mississippian to Early Pennsylvanian shed an easterly-directed overlap assemblage of clastic rocks. Lower Paleozoic From the Cambrian to Late Devonian, the northern portion of Nevada was situated along a stable paleo-continental margin. A westward-thickening, prism-shaped sedimentary package was deposited from the outer margins of the paleo-continental shelf into an adjacent oceanic basin. The western sedimentary package predominantly consisted of siliciclastic rocks whereas the eastern portion of the sedimentary package consisted primarily of silty carbonate rocks.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-3 Figure 6-1: Regional Geology Plan Note: Figure provided by NGM, 2025. Black outline is the outline of the AOI.

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Newmont

Figure 6-2: Legend Key to Accompany Figure 6-1


Nevada Geology
TQA - Gravel/Alluvium
TB - Tertiary Basalt
Tertiary Volcanics
TI - Tertiary Intrusives
MZV- Mesozoic Volcanics
MZ1- Mesozoic Intrusions
MZS - Mesozoic Sediments
GA - Golconda Allocthon
AO - Anter Overlap
RMA - Roberts Mountain Allochthon
LP - Lower Plate C-Dev
AT - Accreted Terranes
LLP - Lower Plate pC-C
Basement/Core Complex
Nevada JV AOI

Note: Figure provided by NGM, 2025.

Rifting related to the breakup of the continent of Rodinia subsided in the early Cambrian. From the Cambrian to Early Mississippian, a westward-thickening, prism-shaped sedimentary package was deposited from the outer margins of the continental shelf into an adjacent oceanic basin in northern Nevada. The western sedimentary package comprises predominantly siliciclastic rocks compared to the eastern portion of the sedimentary package, where silty carbonate rocks are more common.

Major gold deposits within northeastern Nevada formed along discrete linear trends that reflect lithospheric-scale structures related to Precambrian basement rifting along the craton margin. Local trends are complicated by sub-basin development along the continental margin, which disrupted the passive margin, and led to a concentration of slope-facies sequences (Christensen, 1993). Faulting or underwater avalanches deposited extensive debris flow and turbidite sub-facies within the shelf environment (Crafford and Grauch, 2002). Periods of transgression flooded sub-basins with platform carbonates followed by intermittent periods of regression oxidizing iron-bearing minerals to ferrous-iron in siliciclastic components (Cook and Corboy, 2004).

Dynamic and prolonged depositional environments within the sub-basins concentrated the deposition of high-energy shelf-facies, characterized by highly permeable mixtures of siliciclastic and carbonate components, which formed favorable mineralization hosts.

6.3 Local Geology

Descriptions of the local geology, structure, alteration, and mineralization of the major mining complexes are summarized in the following sub-sections.

Geology maps for each of the complex areas were included with the locations of the plans of operations in Figure 3-3 to Figure 3-7.

6.3.1 Carlin Complex

Gold deposits within or adjacent to the Carlin Complex are hosted by middle Paleozoic sedimentary rocks that are subdivided into three major packages, as summarized in Table 6-2. The rocks have been preserved in uplifted tectonic windows. From north to south these tectonic windows include Bootstrap, Lynn, Carlin, Maggie Creek, and Rain. All of the Carlin Complex gold deposits discovered to date occur either within, or proximal to, these tectonic windows.

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Table 6-2: Lithological Setting, Carlin Complex

Assemblage	Formation	Description	Notes	Example Deposits
Eastern	Roberts Mountains Formation	Silty, fossiliferous, and laminated limestones; sedimentary breccias	Certain facies are recognized locally at the mine scale. Facies changes reflect a paleo-topographic high related to reef development along the Paleozoic continental margin. The Popovich Formation thins to the north in response to the Roberts Mountains high, and both the Popovich and the Roberts Mountains units show local facies transitions with the Bootstrap limestone. Fossiliferous debris flows and 3–15 cm (1–6 inch) thick calcarenite beds are common in the uppermost 120 m (400 ft) Lower 240 m (800 ft) of planar laminated silty limestone grading upward into wavy ("wispy") laminated silty limestone with abundant bioclastic debris	Carlin, Betze, West Leeville, Pete, Screamer, Deep Post, Goldbug–Post, and Mike
	Popovich Formation	Subdivided into four units: i) wispy laminated muddy to silty limestone with abundant interbedded debris flows ("Wispy" unit); ii) thinly bedded muddy limestone ("Planar" unit): iii) thick to medium bedded muddy to micritic limestone with characteristic soft-sediment deformation features ("Soft Sediment Deformation" unit); iv) thin to medium bedded muddy limestone (Upper Mud unit)	Informally named Bootstrap limestone is as much as 390 m (1,300 ft) thick at the north end of the Carlin trend. Fossiliferous debris flows occur proximal to the Bootstrap limestone	Betze–Post, Genesis–Blue Star, Gold Quarry (Deep West), Meikle, Goldbug–Rodeo, Deep Star, Bootstrap-Capstone, and Dee-Storm
	Rodeo Creek Formation	Subdivided into four units: i) lower calcareous mudstone-argillite; ii) calcareous sandstone; iii) interbedded calcareous mudstone, siltstone and argillite; iv) upper carbonaceous limestone	Upper portion may be removed by Roberts Mountains thrust Flat-lying, 73–91 m (250–300 ft) thick silty to sandy facies informally named the Bazza Sands or Sandstone in the Goldstrike area Basal calcarenite thins northward, and is mostly absent north of Betze-Post area	Portions of Leeville and Goldstrike underground (Upper Rodeo)

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Western	Vinini Formation	Siltstones, mudstones, and cherts		Capstone, Big Six, Crow, and Antimony Hill
	Slaven Formation	Siltstones, mudstones, and cherts		
	Elder Formation	Siltstones, mudstones, and cherts		
Overlap	Chainman Formation	Sandstone and conglomerate		
	Pilot Formation	Mudstones		Rain, Emigrant
	Guilmette Formation	Limestones; micritic and stomatoporoid-bearing		

There are at least three styles and orientations of contractional structures which form a consistent regional-scale deformation sequence, summarized in Table 6-3 (Rhys et al., 2015). Post-mineral deformation is dominantly associated with the Miocene (20–14 Ma) basin-and-range extension that overprints the area of the Carlin Complex. Resultant north–south normal fault activation abuts pre-existing structures typically developing half-graben basins that focused deposition of the Carlin Formation volcaniclastic sediments.

Replacement and breccia mineralization styles may be associated with decalcification and clay alteration, dissolution breccias, silicification, development of silicified or jasperoidal breccias, cataclastic breccias, and disseminated replacement in Jurassic dikes. The alteration styles can occur together, can zone outwards from faults, and can occur singly, preferentially affecting stratigraphic horizons lateral to faults.

Pervasiveness and intensity of alteration varies both within and between gold deposits, depending on magnitude of the mineralizing system, nature of the host rock, and structural preparation.

Mineralization within the Carlin Complex typically consists of micrometer-sized gold and sulfides disseminated in zones of siliciclastic and decarbonated calcareous rocks and commonly associated with jasperoids. Mineralization is predominantly in the form of oxides, sulfides, or sulfide minerals in carbonaceous rocks, and the ore type determines how and where it is processed.

6.3.2 Cortez Complex

The principal lithologies of the Cortez Complex are summarized in Table 6-4.

Most of the largest gold deposits within the Cortez Complex lie within approximately 300 ft of the Roberts Mountain Thrust at the base of the allochthonous upper plate.

The stratigraphy is cut by a series of north–northwest, northwest, northeast, and north–northeast-striking high- and low-angle faults with extensive fracturing, brecciation, and folding. These faults both control and displace mineralization, with evidence for both dip-slip and oblique-slip displacements.

The alteration styles within the Cortez Complex deposits is similar to that described for the Carlin Complex.

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Table 6-3: Deformation Sequence, Carlin Complex Area

Age	Deformation	Note
Eocene	Phase IV	High displacement oblique-normal faults commonly activated along the steep limbs of deposit-scale Phase II recumbent folds.
Cretaceous	Phase III	Northeast- to northwest-trending upright open folds. Refolds Phase I and Phase II folds.
Jurassic	Phase II (Elko Orogeny)	Low-angle thrust faults propagated east-verging, inclined to recumbent folds that trend primarily north–south, but can also locally be northwest to west verging.
Late Devonian to Mississippian	Phase 1 (Antler Orogeny)	Eastward over-thrusting of deep marine sediments of the Roberts Mountain Allochthon over, and collapsing, the passive margin shelf and platform deposition. Formed a foreland basin.

Table 6-4: Lithological Setting, Cortez Complex

Assemblage	Formation	Age	Description
Eastern (autochthonous lower plate)	Horse Canyon Formation (Rodeo Creek Formation equivalent)	Devonian	Siltstone, mudstone, chert and argillite
	Wenban Formation	Early Devonian	Limestone
	Roberts Mountains Formation	Silurian-Devonian	Silty, fossiliferous, and laminated limestones; sedimentary breccias
	Hanson Creek Formation	Ordovician	Dolomite and silty limestone
	Eureka Formation	Ordovician	Quartzite
	Hamburg Dolomite	Cambrian	Limestones and dolomites
Western (allochthonous upper plate)	Slaven Formation	Devonian	Chert with occasional thin interbeds of carbonaceous shale and limestone
	Fourmile Canyon Formation	Silurian	Chert, siltstone, argillite, and shale with a few thin beds of sandstone
	Elder Formation	Silurian	Feldspathic silty sandstone, with interbeds of siltstone, tuffaceous shale, and thin chert
	Valmy Formation	Ordovician	Massive quartzite and sandstone interbedded with chert, shale, siltstone, greenstone, and minor limestone
	Vinini Formation	Ordovician	Bedded chert and interbedded quartzite and shale, alternating carbonaceous shale and quartz siltstone, and irregularly interbedded shale, siltstone, sandstone, and limestone, and tholeiitic volcanic rocks

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Assemblage	Formation	Age	Description
Intrusive	Dikes	Pliocene–Pleistocene	Rhyolite
	Dikes	Pliocene	Andesite
	Dikes	Oligocene	Biotite–quartz–sanidine porphyry
	Porphyry	Eocene	
	Dikes and sills	Tertiary	Dacite and rhyodacite
	Dikes	Jurassic–Cretaceous	Felsic and mafic intrusions
	Gold Acres Stock	Jurassic–Cretaceous	
	Granodiorite		
	Mill Canyon Stock	Jurassic	Biotite–quartz monzonite
Extrusive/volcaniclastic	Flows	Pliocene–Pleistocene	Rhyolite
	Flows	Pliocene	Andesite
	Caetano Tuff	Oligocene	Water laid rhyolitic tuffs, together with lesser amounts of andesitic tuff, sandstone and conglomerate

Weathering has affected those deposits that are exposed on surface, resulting in oxide ores, which overlie the refractory sulfides. Weathering extends to about 60 m depth at Cortez.

Mineralization consists primarily of submicrometer- to micrometer-sized gold particles, very fine sulfide grains, and gold in solid solution in pyrite. Gold mineralization occurs disseminated throughout the host rock matrix in zones of silicified and decarbonatized, argillized, silty calcareous rocks, and associated jasperoids. Gold may occur around limonite pseudomorphs of pyrite and arsenopyrite.

6.3.3 Phoenix Complex

The main geological units of the Phoenix Complex area are provided in Table 6-5.

Two major regional scale north–south-striking faults demark the Phoenix mineralization corridor. The west boundary is the Copper Canyon fault zone (also known as the Canyon fault) and to the east, is the Virgin fault zone. Numerous subsidiary faults are developed in the vicinity of these main faults.

Hydrothermal alteration is centered on the Copper Canyon stock, which has produced about 4,200 acres of hornfels and skarn. Skarn alteration is hosted by all sedimentary rock units adjacent to the Copper Canyon granodiorite, with the reactive calcareous protoliths of the Edna Mountain Formation, Antler Peak Limestone and Battle Formation hosting the bulk of the skarn alteration. Alteration of the Copper Canyon stock consists of quartz–sericite–pyrite argillic, or propylitic, alteration.

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Table 6-5: Lithological Setting, Phoenix Complex

Age	Unit	Note
Cenozoic	Volcanic rocks and alluvium	Includes 3 Ma Pliocene olivine basalt flows and Quaternary–Tertiary alluvium
Tertiary	Tuff	33 Ma Caetano welded siliceous tuff
Cretaceous	Granodiorite porphyry	38 Ma Copper Canyon stock
Mississippian, Pennsylvanian and Permian	Havallah sequence (formerly Pumpernickel Formation)	Radiolarian ribbon chert, and argillite associated with variable, but generally subordinate, siliciclastic, calc-arenitic, and volcaniclastic turbidites and slump deposits
Pennsylvanian and Permian	Edna Mountain Formation	Chert–pebble conglomerate and calcareous sandstone and siltstone
	Antler Peak Limestone	Limestone unit, now recrystallized and metasomatized to marble or skarn
	Battle Formation	interbedded calcareous to siliceous conglomerate and sandstone with lesser calcareous siltstone and shale
Upper Devonian to Mississippian	Scott Canyon Formation	Bedded chert, marine siliciclastic sedimentary rocks, and massive to pillowed metabasalt with minor limestone and carbonaceous black chert
Cambrian	Harmony Formation	Poorly-sorted feldspathic and micaceous sandstone, with lesser limestone and shale, which accumulated in a submarine fan setting

Preferred host lithologies for gold mineralization are the Antler Peak Limestone and Battle Formation. Copper mineralization hosts include the Copper Canyon stock and Havallah sequence.

Gold mineralization occurs freely at gangue–gangue or at sulfide–gangue grain boundaries, and only rarely as inclusions within gangue minerals. Some inclusions were noted in quartz, pyroxene, epidote, and orthoclase. The remaining gold occurred as inclusions totally encapsulated by sulfide minerals including pyrite, pyrrhotite, and to a lesser extent arsenopyrite, chalcopyrite, and sphalerite. Silver minerals are dominantly electrum, hessite, and lesser argentite.

Copper oxide mineralization locally contains minor amounts of chalcanthite, malachite, chrysocolla, azurite, and lesser cuprite. Enriched copper mineralization typically has chalcopyrite ± covellite present. Covellite locally rims chalcocite grains where the effects of oxidation are more advanced. In hypogene mineralization, chalcopyrite occurs as disseminations and bedded replacements with skarn and silicate minerals, and in conjunction with pyrite.

6.3.4 Turquoise Ridge Complex

The key lithologies of the Turquoise Ridge Complex are summarized in Table 6-6.

The Getchell Fault is a major north–south striking fault, and is a master fault to a number of steeply-dipping, north-striking faults to the east of, and antithetic to it. A series of high-angle normal faults strike northeast and dip steeply northwest in the Turquoise Ridge deposit area.

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Table 6-6: Lithological Setting, Turquoise Ridge Complex

Age	Unit/Lithology	Comment
Quaternary and Tertiary		Alluvials, gravels and minor tuff in low-lying fault-bounded graben areas.
Tertiary		Basaltic and andesitic lavas and poorly-exposed silicic tuff. Age date of c. 22 Ma.
Cretaceous	Osgood Mountains pluton	Medium-grained equigranular to porphyritic granodiorite stock and related dikes and sills of dacite porphyry.
		c. 114 Ma dacite dikes
Mississippian-Permian	Havallah Formation	Siliciclastic and basaltic rocks
Pennsylvanian-Permian	Etchart Formation	Variably sandy/silty limestone, calcareous siltstone/sandstone and conglomerate.
Mid-Pennsylvanian (?)	Battle Formation	Gray quartzite cobble conglomerate, with a gray sandy matrix.
Ordovician	Valmy Formation	Pillow basalt flows with subordinate amounts of hyaloclastite, chert and argillite.
Cambrian–Ordovician (?)	Comus Formation	Black shale, siltstone, and silty to fine-grained carbonate rocks. Basalt flows and ash to lapilli tuff and debris flows of basaltic composition. Abundant mafic and ultramafic alkalic sills intrude the laminated and thin-bedded sedimentary rocks.
Cambrian	Preble Formation	Black to gray, laminated silty mudstone, locally phyllitic. Siltstone, and shale with subordinate carbonate lenses.
Cambrian	Osgood Mountain Formation	Quartz arenite, quartzite

Contact metamorphic alteration is associated with the Osgood stock, forming skarns in carbonate-rich lithologies. Alteration not associated with the granodiorite consists of decalcification, argillization, silicification, and development of jasperoid bodies. Overprinting clay alteration is related to weathering processes.

Preferred host lithologies for gold mineralization are the Comus and Prebble Formations, followed by the Valmy and Etchart Formations.

Sub-microscopic gold mineralization is associated with pyrite, arsenopyrite, quartz, calcite, realgar and orpiment. Gold-bearing zones can be located close to granodiorite dikes and beneath basaltic intrusions.

6.4 Deposit Descriptions

6.4.1 Carlin Complex

Carlin Complex deposits that currently host mineral resources considered potentially amenable to open pit or underground mining methods include the following, with the dimensions of each deposit:

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Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-11 • South Arturo open pit: deposit lengths range from 2,000–4,900 ft, deposit widths are 1,000–1,800 ft, and deposit thicknesses range from 85–150 ft; • South Arturo El Niño underground: deposit lengths range from 1,700–3,500 ft, deposit widths are 200–700 ft, and deposit thicknesses range from 400–550 ft; • Ren underground: deposit lengths range from 2,000–4,200 ft, deposit widths are 350–1,600 ft, and deposit thicknesses range from 50–200 ft; • Goldstrike open pit: deposit lengths range from 1,000–2,200 ft, deposit widths are 1,000–1,500 ft, and deposit thicknesses range from 100–300 ft; • Goldstrike underground: deposit lengths range from 1,500–14,800 ft, deposit widths are 100–750 ft, and deposit thicknesses range from 650–1,950 ft; • Goldstar open pit: deposit lengths range from 2,700–4,700 ft, deposit widths are 800–1,700 ft, and deposit thicknesses range from 200–1,300 ft; • Exodus underground: deposit lengths range from 2,700–4,700 ft, deposit widths are 850–1,700 ft, and deposit thicknesses range from 200–1,300 ft; • Green Lantern open pit: deposit lengths range from 3,000–4,000 ft, deposit widths are 800–1,100 ft, and deposit thicknesses range from 300–1,500 ft; • Fallon (formerly North Leeville) underground: deposit lengths range from 150– 2,000 ft, deposit widths are 200–1,100 ft, and deposit thicknesses range from 20– 60 ft; • Leeville/West Leeville underground: deposit lengths range from 6,400–13,100 ft, deposit widths are 450–3,200 ft, and deposit thicknesses range from 15–100 ft; • Rita K underground: deposit lengths range from 400–4,300 ft, deposit widths are 100–1,500 ft, and deposit thicknesses range from 20–50 ft; • Pete Bajo underground: deposit lengths range from 1,300–7,000 ft, deposit widths are 1,200–4,000 ft, and deposit thicknesses range from 150–1,875 ft; • Gold Quarry open pit: deposit lengths range from 1,600–4,900 ft, deposit widths are 1,200–3,800 ft, and deposit thicknesses range from 150–650 ft. A summary of the geology, structure, alteration and mineralization for each of the deposits is provided in Table 6-7. Example cross-sections of deposits in the Carlin Complex are included as Figure 6-3 (South Arturo), Figure 6-4 (Goldstrike), Figure 6-5 (Exodus), Figure 6-6 (northern Greater Leeville area), Figure 6-3 (southern Greater Leeville area), and Figure 6-5 (Gold Quarry area).

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Table 6-7: Deposit Descriptions, Carlin Complex

Deposit	Lithology	Structure	Alteration	Mineralization
South Arturo including El Nino	Primarily hosted within the shelf-facies Rodeo Creek Formation along the contact with the Bootstrap limestone. A complex set of breccias occur at the upper contact of the Bootstrap limestone, and can be generalized into four basic types: silicified heterolithic, silica–sulfide, dolomite, and cavity-fill breccias. Minor discontinuous zones of mineralization can occur within the Vinini Formation. At least three generations of dikes cross-cut the earlier lithologies.	The key structural features are two oppositely plunging asymmetric anticlines. The intersection lineation of the two anticline axial planes plunges steeply to the northwest. High-angle normal faults were activated on the steep limb of the two regional anticlines. Northeast- and northwest-striking faults act as secondary controls on mineralization.	All mineralization is associated with variable intensities of decalcification, which is followed by weak to strong silicification with local argillization.	Gold is micrometer size, and commonly occurs as rims on pyrite grains. Some of the gold mineralization is associated with preg-robbing organic carbon.
Ren	Hosted predominantly in dolomitic to calcareous siltstone and mudstone of the Popovich Formation. Overlain by rocks of the Rodeo Creek Formation, and underlain by the Bootstrap limestone. Later-stage monzonitic and lamprophyre dikes intruded the sedimentary package along north- and northwest-striking fault zones.	Key mineralization controls include low- to moderate-angle, north-dipping faults and an associated low-angle fault along the Popovich–Rodeo Creek Formation contact.	Decalcification, and silicification may be present. Can display incipient to partially developed collapse breccia, sulfidation, carbon and barite enrichment, and quartz–barite stockwork veining. Dikes can be intensely altered to quartz, clay–sericite and pyrite.	Gold is micrometer sized, contained within pyrite or arsenic sulfides, and associated with secondary carbon and quartz. Mineralization is refractory, associated with carbonaceous material, and is in solid solution with sulfides.
Goldstrike	Dominantly hosted within the Popovich Formation, and to a lesser extent within the Rodeo Creek and Roberts Mountain Formations. Breccia development occurs in variably	The regional-scale Tuscarora anticline is asymmetric, with the east limb dipping more steeply than the west. The Goldstrike stock causes a district-scale flexure of the	Weathering alteration extends up to 200 m in depth resulting in oxide mineralization, which overlies the refractory sulphide mineralization. Gold is alteration-liberated through the chemical	Approximately 10–20% of the gold is free, 20–30% is held in fine-grained pyrite/marcasite, a few percent (generally <2%) is contained in coarse pyrite,

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Deposit	Lithology	Structure	Alteration	Mineralization
	orientated structures. Later dike swarms of varying compositions also use these structures and may be a significant host to mineralization, particularly within the Goldstrike open pit. Disconcordant mineralization can be hosted within less favorable units such as the Bootstrap limestone. The deposit is adjacent to the felsic Goldstrike stock.	north-trending axial trace of the anticline. The largest structural feature is the district-scale Post–Genesis fault zone along the steep limb of the Tuscarora anticline.	degradation of pyrite resulting in the formation of iron oxides and secondary sulphate minerals, which include goethite, hematite, jarosite, scorodite, alunite, and gypsum.	and the balance is in very fine pyrite associated with clay. Mineralization mined from underground is primarily refractory.
Goldstar	Preferentially hosted in rocks of the Roberts Mountains Formation, but locally can also occur in contact metamorphosed calc-silicate hornfels, Rodeo Creek unit siliceous mudstone, siltstone and calc-arenite, Vinini Formation mudstone/quartz hornfels, and fractured margins of the Goldstrike stock.	Hosted on the west limb of the regional Tuscarora anticline. Locally complex thrust-propagated folding focuses mineralization within the intersection of favorable sub-units and local axial planes.	Primarily decalcification. Can also locally display silicification, argillization, and pyritization.	Gold occurs in association with arsenical rims on pyrite grains. Gold particles are typically only a few micrometers in size in both the oxide and sulfide zones.
Exodus and Green Lantern	Preferentially hosted in Popovich, Rodeo Creek and Roberts Mountains Formations, with locally discrete zones of mineralization associated with pre-mineral dikes of various compositions and orientations.	The Castle Reef fault acts as a hard western boundary for both deposits and juxtaposes Roberts Mountain Formation lithologies against units of the Popovich and Rodeo Creek Formations. Tight to isoclinal folding of Rodeo Creek and Popovich Formations occurs in the eastern fault block. Locally complex thrust-propagated folding focuses mineralization within the intersection of favorable sub-units and local axial planes.	Weak to moderate decalcification is the dominant alteration type. Silicification and argillization are rare.	Gold is typically micrometer-sized and disseminated. Mineralization is primarily oxide and a minor amount of refractory mineralization associated with carbonaceous material.

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Deposit	Lithology	Structure	Alteration	Mineralization
Fallon (formerly North Leeville)	Host lithologies include the Roberts Mountains Formations and the wispy unit of the Popovich Formation. Mineralization forms a broad, tabular zone with strong stratigraphic control enhanced by folding and cross-faults. The Weboff intrusion, a pre-mineral intrusive stock, follows the Weboff fault corridor, and is variably mineralized. Northeast- and northwest-trending dikes intrude older lithologies.	Key structures include the Basin Bounding fault that forms the western boundary of the deposit, and the low-angle Gramma fault, which has thickened favorable host rocks and controlled mineralization.	Decalcification is the dominant alteration type.	Gold is typically micrometer-sized and disseminated.
Leeville/West Leeville	Preferentially hosted within lithologies of the Popovich, Rodeo Creek, and Roberts Mountains Formations. Mineralization can also be associated with a series of intensely argillized, variably orientated, discordant and undifferentiated dikes.	Local thrust-propagated folding structurally controls the highest-grade zones of mineralization within anticline axial planes, disseminating outwards as stratabound mineralization in favorable sub-units. Subsequent high-angle normal faulting offsets the fold–thrust package.	Mineralization is associated with a broad envelope of strongly decalcified rock and local silica replacement.	Gold mineralization in the Leeville area is typically micrometer-sized and disseminated. The mineralization is both carbonaceous and sulfide refractory. Gangue minerals, such as montmorillonite, illite, alunite, and K-feldspar, are minor and do not have a direct correlation with gold mineralization.
Rita K	Hosted within the lower Wispy sub-unit of the Popovich Formation.	Major structures consist of an over-thickened syncline–anticline pair that host high-grade mineralization in the fold hinges.	Argillization, decarbonatization, silicification, and sulfidation.	Gold is hosted within arsenic-rich, fine-grained anhedral pyrite and marcasite rims formed on earlier pyrite grains.
Pete Bajo	Hosted within the lower Wispy sub-unit of the Popovich Formation, with rare mineralization in Roberts	Thrust-propagated folding highly attenuates the Wispy sub-unit resulting in highly discontinuous mineralization.	Weak to moderate decalcification. Silicification and argillization are rare.	Gold occurs in association with arsenical rims on pyrite grains. Gold particles are

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Deposit	Lithology	Structure	Alteration	Mineralization
	Mountain Formation. The older rocks are intruded by an east–west striking, sub-vertical dike swarm.	The folds are offset by a series of later northwest-striking, apparent normal faults that dip to the northeast.		typically only a few micrometers in size.
Gold Quarry	Principally hosted within Rodeo Creek, Popovich and Roberts Mountain Formations.	High-grade mineralization is structurally controlled along complex intersections of thrust-propagated folds with later-stage upright folds. The deposit is bound to the west by the northeast-trending Chukar-Alunite fault zone, to the east by the northeast -trending Deep Sulfide Feeder fault zone, and to the north, by the Good Hope fault. Mineralization is preferentially located in the hanging wall of the Chukar Gulch fault and in the footwall of the Good Hope fault.	Typical alteration assemblages observed includes intense silicification, decalcification, decarbonatization, dolomitization, and argillization.	Oxide gold ore consists of finely-disseminated native gold within the host rock. Refractory gold mineralization is due to a combination of silica ± pyrite encapsulation of gold ± the presence of naturally activated organic carbon ± the presence of carbonate.

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Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-16 Figure 6-3: Geological Cross-Sections, South Arturo Area Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-17 Figure 6-4: Geological Cross-Sections, Goldstrike Area Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-18 Figure 6-5: Geological Cross-Sections, Exodus Deposit Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-19 Figure 6-6: Geological Cross-Sections, Northern Greater Leeville Area Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-20 Figure 6-7: Geological Cross-Sections, Southern Greater Leeville Area Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-21 Figure 6-8: Geological Cross-Sections, Gold Quarry Area Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-22 6.4.2 Cortez Complex Cortez Complex deposits that currently host mineral resources include the following: • Cortez Hills open pit and underground: combined deposit lengths are 6,800 ft, the deposit is 4,000 ft wide, and deposit thicknesses range from 10–350 ft; • Crossroads and Pipeline: deposit length is 11,000 ft, deposit width is 3,400 ft, and deposit thicknesses range from 50–1,400 ft; • Gold Acres: deposit length is 7,000 ft, deposit is 2,600 ft wide, and deposit thicknesses range from 25–600 ft; • Goldrush: deposit length is 17,300 ft, deposit width is 1,400 ft, and deposit thicknesses range from 10–350 ft; • Robertson: combined deposit lengths are 7,500 ft, deposit is 3,000 ft wide, and deposit thicknesses range from 150–1,400 ft. A summary of the geology, structure, alteration and mineralization for each of the deposits is provided in Table 6-8. Example cross- or long-sections of deposits in the Cortez Complex are included as Crossroads–Pipeline (Figure 6-9), Cortez Pits (Figure 6-10), Goldrush (Figure 6-11), Gold Acres (Figure 6-12) and Robertson (Figure 6-13). 6.4.3 Phoenix Complex Phoenix Complex deposits include the following: • Fortitude and Bonanza and Greater Phoenix: combined deposit lengths are 16,000 ft long, deposit width is 3,900 ft, and the deposits have a thickness range from 200–550 ft. A summary of the geology, structure, alteration and mineralization for each of the deposits is provided in Table 6-9. An example geological section is provided in Figure 6-14. 6.4.4 Turquoise Ridge Complex Turquoise Ridge Complex deposits include the following: • Turquoise Ridge Surface (Mega, Vista), Turquoise Ridge Underground (North and South), Vista Underground: deposit lengths range from 2,600–4,600 ft, deposit widths range from 980–2,600 ft, and deposit thicknesses range from 10–100 ft. A summary of the geology, structure, alteration and mineralization for each of the deposits is provided in Table 6-10. An example geological section is provided for the Turquoise Ridge Underground in Figure 6-15, for the Mega open pit in Figure 6-16, and the Vista open pit in Figure 6-17.

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Table 6-8: Deposit Descriptions, Cortez Complex

Deposit	Lithology	Structure	Alteration	Mineralization
Cortez	Mineralization is hosted within the Roberts Mountains Formation and the Hanson Creek Formation. Numerous Oligocene, post-mineralization, quartz porphyry or biotite–quartz–sanidine porphyry intrusive dikes and sills intrude the older lithologies.	The major Cortez Fault trends north–northwest along the core of the antiform forming the Cortez Window, and is reflected by a steep scarp along the southwest end of the Cortez Mountains. Normal movement of approximately 900 m down-dropped the west side, containing the Cortez deposit, relative to the eastern block. The northeast-trending Crescent Fault, which has a down-drop to the northwest of approximately 3 km is another bounding fault on the bounds the Cortez Window. It truncates both the Cortez deposit and the Cortez Fault. Pre-Oligocene northwest-trending high-angle faults controlled the emplacement of the dikes and sills. Deposit dimensions are commonly related to the strike of faults, dike-filled faults and sills	Gold is associated with zones of decarbonatization and local silicification. Mineralization can also be associated with calcite veining.	Breccia gold mineralization is hosted in hydrothermally brecciated and fractured rocks that are spatially associated with the west–southwest-dipping faults and attendant structures. Altered, matrix-supported breccia bodies contain the highest gold grades and are surrounded by "crackle" breccias and highly-fractured rock with moderate gold grades continuing outwards to less fractured rocks with lower grades. Most of the breccia mineralization dips moderately southwest enveloping the west–southwest-dipping faults. Mineralization becomes dominantly refractory at about 1,280–1,325 m elevation. Refractory gold occurs as fine grained particles in pyrite, as coatings on pyrite grains and as sparse <1 micrometer-sized grains locked in hydrothermal quartz.
Cortez Hills	The Breccia Zone mineralization in the Cortez Hills deposit is hosted in the Wenban and Horse Canyon Formations. At depth, mineralization in the Middle and Lower Zones is also hosted by	The Voodoo fault, a southwest-dipping fault complex controls the location of gold mineralization hosted in breccias. At depth, host stratigraphy has been deformed	Gold is associated with zones of decarbonatization and local silicification. Mineralization can also be associated with zones of calcite veining.	Altered, matrix-supported breccia bodies contain the highest gold grades and are surrounded by "crackle" breccias and highly fractured rock with moderate gold grades continuing outwards to

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Deposit	Lithology	Structure	Alteration	Mineralization
	the Roberts Mountain and Hanson Creek Formations. Post-mineral quartz porphyry dikes and sills intrude the Cortez Hills deposits. A northwest-trending swarm of steeply dipping dikes defines the limits between the Middle and Lower Zones.	by thrust faulting leading to both folding and fracturing. The Lower Zone has a distinct northwest–southeast trend in the Roberts Mountain and Hanson Creek Formations that is interpreted as the crest of a plunging antiform. The Lower Zone mineralization is localized along the north–northwest-trending intersection of a complex low-angle structural zone, the Ponderosa fault zone, and a steeply west-dipping, north–northwest-striking dike swarm. Mineralization is associated with the Hanson Fault and its splays in an emerging part of the Lower Zone below the Ponderosa Fault. Mineralization can also be associated with dikes intruding along fault horizons.		less fractured rocks with lower grades. Mineralization within the Middle and Lower Zones lies at depth to the west and southwest of the Breccia Zone, occurring as tabular, sub-horizontal to shallow dipping zones. Mineralization in the Lower Zone is typically refractory in the north, transitioning to dominantly oxide as the zone plunges deeper to the south.
Crossroads	Consists of two mineralized zones: an upper stratiform zone along the Horse Canyon–Wenban Formation contact and a deeper zone controlled by an east–northeast-striking, west-dipping (20–25°) structural zone that cuts across stratigraphy. Alluvial cover ranges from 96–235 m over the Crossroads deposit.	Mineralization is controlled by a set of primary low-angle structures that dip shallowly to the southwest and by second-order relays between these thrusts.	Mineralized zones are characterized by decalcification and intense fracturing or shattering, with the oxidized zone being primarily dependent upon elevation. Oxidation extends to depths in excess of 400 m from surface.	Gold occurs in solid solution within arsenian rims on hydrothermal pyrite in primary ore, and as sub-micrometer-sized free gold particles in oxidised ores. Common gangue minerals include pyrite, abundant calcite, oxide and arsenate minerals, as well as clays.
Pipeline/South Pipeline	Hosted in the Wenban Formation (thin- to thick-bedded, carbonate	Interpreted to have formed on the easterly limb of a domed	Alteration consists of oxidation, decalcification,	Gold occurs in association with silica, pyrite, hematite, and illitic

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Deposit	Lithology	Structure	Alteration	Mineralization
	turbidites, debris flows, micrites, and silty limestones), Horse Canyon Formation (thin-bedded, planar-laminated calcareous siltstones, mudstones, inter-bedded chert, and silicified siltstones) and Roberts Mountain Formation (planar laminated, silty limestones). Host formations have been thickened and repeated by low-angle thrust faulting. Alluvial cover is absent in the northwest but thickens up to 137 m in the eastern Pipeline pit area.	feature or anticline formed by the intrusion of the Gold Acres stock. The primary mineralization-controlling feature is a low-angle shear zone. Higher gold grades occur along the intersection of a north–northwest-trending fault, the Pipeline fault, with the northeasterly-trending Fence fault. The majority of the mineralization is tabular in shape, with a shallow easterly dip.	weak contact metamorphism, argillization, silicification and carbonization. Alteration types can overlap, and can form in any combination.	or sericitic matrix material. Gold grains are coarser in open spaces and in fracture fillings, and finer-grained when associated with silica, pyrite and hematite.
Gold Acres	Hosted in silty limestones of the Roberts Mountains Formation, with lesser mineralization developed in the Slaven Chert and Valmy Formations. The units are intruded by an Early Cretaceous granite centered approximately 1.6 km to the southwest of the deposit, based on a magnetic high, and by Tertiary quartz porphyry dikes.	The primary mineralization-controlling structure is an imbricate shear associated with the Roberts Mountain thrust. Northeast-trending normal faults appear to have influenced the distribution of alteration and mineralization.	Alteration includes carbon enrichment, silicification, argillization, and oxidation. Two skarn zones have developed above and below the imbricate shear.	Gold is present as disseminated submicroscopic particles. Gangue minerals include calcite, quartz, sulfides and calc–silicate minerals related to the skarns.
Goldrush	Hosted within subunit 5 of the middle Wenban Formation and to a lesser extent along the contact between the Horse Canyon and Wenban Formations.	Mineralization is associated with low-angle thrust faults and their related hanging wall antiforms that typically concentrate gold along fold hinges and/or east-dipping limbs.	Gold occurs within extensive zones of decarbonatization and silicification within the Devonian lithologies.	The main gold-bearing mineral is micrometer-sized arsenian pyrite that occurs as individual grains or as rims on pre-existing pyrite. Mineralization is primarily double-refractory and highly preg-robbing with both sulfides and active carbon present in the orebody. Seven mineralized domains are defined, from north to south,

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Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-26 Deposit Lithology Structure Alteration Mineralization Crow’s Nest, Red Hill, KB North, KB South, 3½, Ranch, and Meadow. Robertson Gold mineralization is hosted in siliciclastic rocks of the Slaven and Elder Formations, as well as inside Eocene intermediate composition igneous rocks, primarily diorite and granodiorite. Late-stage feldspar porphyry dikes intrude the older lithologies. Mineralization in the granodiorite is controlled by a series of shallowly west-dipping structures. Gold mineralization overprints an initial contact metamorphic hornfels event and a subsequent chalcopyrite– pyrrhotite– pyrite–chlorite–actinolite skarn event. A series of later-staged phyllic and propylitic alteration types can be present, primarily altering later faults, fractures and the late-stage porphyry dikes. Gold is present as native gold, with minor electrum. Gold is free- milling.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-27 Figure 6-9: Geological Cross-Section Crossroads–Pipeline Area Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-28 Figure 6-10: Geological Cross-Section Cortez Pits Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-29 Figure 6-11: Geological Cross-Section and Long-Section Goldrush Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-30 Figure 6-12: Geological Cross-Section, Gold Acres Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-31 Figure 6-13: Geological Cross-Sections, Robertson Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-32 Table 6-9: Deposit Descriptions, Phoenix Complex Deposit Lithology Structure Alteration Mineralization Phoenix Associated with the 38-Ma Copper Canyon granodiorite stock, and is hosted in the Pennsylvanian and Permian Antler sequence, a fining upward package of ferruginous conglomerate, calcareous sandstone and siltstone, and limestone. The Cambrian(?) Harmony Formation, in the upper plate of the Roberts Mountains thrust, and the Mississippian, Pennsylvanian, and Permian Havallah sequence, in the upper plate of the Golconda thrust, are the respective footwall and hanging wall stratigraphic units. Skarn formation is related to two separate magmatic-hydrothermal centers, one to the north (SW Fortitude) of the central Eocene stock and one to the south (Bonanza–Glory Hill). Two major regional scale north– south-striking faults demark the Phoenix mineralization corridor. The west boundary is the Copper Canyon fault zone (also known as the Canyon fault) and to the east, is the Virgin fault zone. A prominent, north- trending ridge is the topographic expression of a narrow horst that runs the length of the property. The highest part of this ridge, known as Top-of-the- World, is flanked to the west by the Virgin Fault and to the east by the Hayden Fault. Numerous subsidiary faults are developed in the vicinity of these main faults. Skarn alteration is hosted by all sedimentary rock units adjacent to the Copper Canyon granodiorite. In the Phoenix deposit, skarn hosted by the Antler Peak Limestone is zoned from a proximal garnet > pyroxene assemblage adjacent to the stock (with Cu > Au), to an intermediate assemblage of pyroxene > garnet distal to the stock (with Au > Cu). Skarn in the Greater Midas deposit is zoned from a proximal assemblage of pyroxene>garnet with strong retrograde alteration adjacent to the stock (with Cu > Au) that grades outward to a similar skarn assemblage with lesser retrograde alteration, and to distal assemblages containing actinolite with only minor pyroxene, and chlorite + biotite + clay, respectively (with Au > Cu). Gold mineralization is primarily hosted in pyrrhotite- and pyrite- bearing skarn consisting of pyroxene, epidote, and actinolite > garnet. Gold occurs as free gold grains and electrum. It can also occur as inclusions totally encapsulated by sulfide minerals including pyrite, pyrrhotite, and to a lesser extent arsenopyrite, chalcopyrite, and sphalerite. Chalcopyrite is the most abundant hypogene copper- bearing mineral. The transition zone can include chalcocite and covellite. Oxide copper minerals can include chalcanthite, malachite, chrysocolla, azurite, and lesser cuprite. Silver minerals are dominantly electrum, hessite, and lesser argentite.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-33 Figure 6-14: Geological Cross-Section, Phoenix Deposit Note: Figure prepared by NGM, 2025.

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Table 6-10: Deposit Descriptions, Turquoise Complex

Deposit	Lithology	Structure	Alteration	Mineralization
Turquoise Ridge Underground	Host rocks are correlated with the Comus Formation and are locally sub-divided into a mid-slope facies (siliciclastic-dominant mudstone and siltstone) and a basal slope facies (carbonaceous and calcareous silty limestone, and calcarenite). Some ore grade intervals are present along mineralized faults that cut interbedded pillow basalt. Dacite and dacite porphyry dikes often control the distribution of high-grade gold, particularly where they are cut by high-angle mineralized faults. Gold-bearing zones can be located close to granodiorite and dacite dikes and beneath basaltic sills.	The Getchell Fault, one of the most prominent structural features of the region, generally strikes north–south to north–northwest, and dips at approximately 50° eastward in the vicinity of the mine site. The Turquoise Ridge north zone mineralization largely mimics the orientation of the Getchell Fault, with complications from northeast- and north–south-striking structures. Structural controls are dominantly related to high angle (75–85°) northeast-striking faults (Cricket Corridor, Turquoise Ridge Corridor, Ace fault) and the intersections of those zones with throughgoing north–south-striking faults.	Biotite hornfels formed within the tuffaceous mudstones. Calc–silicate alteration occurs within carbonates in the south where those rocks are close to the Osgood Stock. Hydrothermal alteration consists of locally extensive, complete decalcification and argillic alteration of all rock types, and spotty silicification.	Disseminated micrometer-size gold occurs on arsenic-rich rims forming on pyrite.
Turquoise Ridge Surface Mega	Lithologies include phyllite, argillite, and limestone of the Preble Formation; Comus Formation black shale, siltstone, dirty limestone, and basaltic rocks; Valmy Formation, comprising highly-deformed basalt, chert and argillite in the upper plate of the Roberts Mountains allochthon; Etchart Formation limestone and Battle Formation conglomerate; and highly deformed sandstone, siltstone, basalt, and lesser chert of the Havallah Formation in the	The principal structural element and the most important ore-controlling structure in the north Mega deposit is the Conelea anticline, which trends and plunges to the north–northwest. A broad zone of low-angle, west dipping, and northerly striking faults characterize a major Paleozoic thrust in the northern part of the Mega open pit.	Mineralization is localized in decalcified carbonates but may be hosted in argillically altered and sulfidized basalt. Silicification is common in Comus Formation sediments immediately adjacent to basaltic contacts, with generally lower gold grades.	Gold occurs in arsenic-rich rims or bands on pyrite grains associated with orpiment, realgar, stibnite, cinnabar, and quartz

Date: February 2025 Page 6-34

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Deposit	Lithology	Structure	Alteration	Mineralization
	upper plate of the Golconda allochthon. Miocene basalts overlie the sequence.			
Turquoise Ridge Surface Vista/Vista Underground	Oldest rocks are units of the Upper Preble and Comus Formations. The Etchart Formation is generally a calcareous sandstone to sandy limestone. The Valmy Formation consists of pillow basalts, massive basalt flows, hyaloclastites, siliceous mudstones, and debris flow breccias. The uppermost unit is the Havallah Formation. Stratabound high-grade oxide mineralization occurs primarily within the lower Etchart Formation limestone near the unconformity between the Etchart and Valmy Formations. Late-stage dikes cross-cut the earlier lithologies.	The bulk of the Vista Pit gold mineralization is controlled by the Valmy-Etchart unconformity. The mineralization mined from underground is hosted within a wide, northeast-trending, strongly mineralized shear zone referred to as the Trench Fault. The shear zone is defined by three anastomosing structural zones, or ore zones; OZ1, OZ2, and OZ3. Mineralization dominantly occurs along the hanging wall and footwall of these structures.	Regional propylitic alteration. Mineralization associated with decarbonatization, silicification, phyllic, and argillic alteration. Supergene processes produced deep oxidation of Etchart and Camus Formation rocks.	Mineralization consists of disseminated gold in arsenian pyrite and marcasite. Gold occurs in arsenic-rich rims or bands on pyrite grains. Gangue within the shear-zone-hosted mineralization can include milky vein quartz, fractured pyrite, massive fractured sphalerite with chalcopyrite disease, subhedral-euhedral pyrite, massive fractured galena, tennantite–tetrahedrite, microcrystalline quartz, sericite, and specular hematite.

Date: February 2025 Page 6-35

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-36 Figure 6-15: Geological Cross-Section, Turquoise Ridge Underground Deposit Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-37 Figure 6-16: Geological Cross-Section and Plan, Mega Deposit Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 6-38 Figure 6-17: Geological Long-Section and Plan, Vista Open Pit Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-1 7.0 EXPLORATION 7.1 Exploration 7.1.1 Grids and Surveys Prior to about 1985, surveys were completed by registered surveyors, using United States Geological Survey (USGS) base-stations, and optical instruments to survey collar locations and pit topography using angles and distances. Pre-mine topographic surveys were based on surface surveys, or alternatively, on airborne topographic surveys. Current topographic surveys are completed on an as-needs basis. During operations, surveys may be completed daily; where no work is currently being undertaken, surveys may be years apart. The datum used for each mine varies and could include mine grids, truncated State Plane NAD83 or NAD27, and truncated Universal Transverse Mercator. All sites have been translated to a NAD83 Zone 11 vertical datum 88 ft, which is used for regional programs. 7.1.2 Geological Mapping Pre-mine geologic mapping was completed in eastern Nevada by USGS geologists and previous operators. From 1961 to date, surface-mapping was conducted at various scales, ranging from pit wall (1:1,200) to district (1:25,000) scales. Underground mapping is completed at scales ranging from 1:20 to 1:100. 7.1.3 Geochemistry Geochemical samples were collected early in the Project history, and included stream sediment, soil, and rock chip samples. Owing to the long mining history within the AOI, geochemical sampling techniques used for grassroots exploration purposes have been typically superseded by data from drilling and open pit and underground mining. Current exploration typically does not use surface sampling methods, as the majority of the recent exploration successes are based on a combination of structural modelling and drilling to explore for mineralization at depth. 7.1.4 Geophysics Geophysical methods have been used in Barrick, Newmont and NGM work programs within the AOI since 1973. From 1973–1993, geophysical tools were primarily regarded as support tools due to the initial discoveries cropping out on surface, or only having a thin veneer of cover, and the inability of the early methods to directly detect the deposits. Methods employed over the Project history included airborne and ground magnetics; radiometrics and electromagnetics (EM); gravity, resistivity, and controlled-source audio-frequency telluromagnetics (CSAMT) and magnetotellurics (MT); self-potential (SP); induced-polarization (IP); time domain pole-dipole IP;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-2 time domain MT/IP using a distributed assay system; electrical logging of drill holes; and downhole IP. Key uses of the geophysical survey data were to delineate intrusive rocks and thermal metamorphic halos, identify remnant-magnetized volcanic rocks and fault/structures, outline zones of pyrite at depth, and define zones of decalcification. 7.1.5 Petrology, Mineralogy, and Research Studies Since 1961, a significant number of structural, petrology, mineralogy, lithogeochemical, and research studies have been completed on the gold and copper deposits within Northern Nevada, making the area one of the more intensively studied geologic provinces in the world. NGM maintains a database of such research as a reference tool for exploration purposes. 7.1.6 Qualified Person’s Interpretation of the Exploration Information The exploration information was used to vector into potential mineralized zones. Exploration information has typically been superseded by the active mining operations. 7.1.7 Exploration Potential Exploration potential exists adjacent to many of the deposits, along strike and at depth along favorable mineralized structures, and within favorable host lithologies. 7.2 Drilling 7.2.1 Overview 7.2.1.1 Drilling on Property Across the entire AOI, drilling totals 199,626 drill holes, for 23,837,705 m of drilling. Between 1905 and 1965–1966, drilling was completed primarily for early-stage, exploration- focused programs and for initial gold resource estimates. From 1966 onward, drilling was used to support advanced-stage project evaluation as well as deposit, pit, and underground delineation. A drill summary table for the Project is provided in Table 7-1. Drilling completed outside the complexes is provided in Table 7-2. Drill totals are broken out by complex in Table 7-3 to Table 7-6. A drill collar location plan for the Project area is included in Figure 7-1. Drill collar locations for each mining complex are included as Figure 7-2 to Figure 7-6.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-3 Table 7-1: Drill Summary Table, Mining Complexes Complex Number of Drill Holes Drilled Metreage (m) Carlin 108,081 11,335,753 Cortez 28,932 4,421,660 Phoenix 15,386 1,959,008 Turquoise Ridge 32,277 3,852,282 Other 14,950 2,269,002 Total 199,626 23,837,705 Note: Metreage has been rounded; totals may not sum due to rounding. Table 7-2: Drill Holes In Database Outside Mining Complexes Drill Type Number of Drill Holes Drilled Meters (Mm) Core 2,917 628,696 RC 10,411 1,453,890 Rotary 593 65,125 Unknown 1,029 121,291 Total 14,950 2,269,002 Note: Metreage has been rounded; totals may not sum due to rounding. Table 7-3: Carlin Complex Drill Summary Table Drill Type Number of Drill Holes Drilled Metreage (m) Core 20,943 3,206,918 RC 66,536 6,605,886 Rotary 14,198 997,104 Core sonic 82 2,444 Unknown 6,322 523,401 Total 108,081 11,335,753 Note: Metreage has been rounded; totals may not sum due to rounding.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-4 Table 7-4: Cortez Complex Drill Summary Table Drill Type Number of Drill Holes Drilled Metreage (m) Core 6,632 1,248,840 RC 18,822 2,941,668 Rotary 1,655 149,029 Core Sonic 1,300 2,267 Unknown 523 79,856 Total 28,932 4,421,660 Note: Metreage has been rounded; totals may not sum due to rounding. Table 7-5: Phoenix Complex Drill Summary Table Drill Type Number of Drill Holes Drilled Metreage (m) Core 2,315 361,519 RC 9,655 1,288,859 Rotary 2485 218,846 Core sonic 98 3,921 Unknown 833 85,863 Total 15,386 1,959,008 Note: Metreage has been rounded; totals may not sum due to rounding. Table 7-6: Turquoise Ridge Complex Drill Summary Table Drill Type Number of Drill Holes Drilled Metreage (m) Core 11,976 1,734,980 RC and Cubex 13,176 1,760,875 Rotary 365 42,596 Unknown 6,760 313,831 Total 32,277 3,852,282 Note: Metreage has been rounded; totals may not sum due to rounding.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-5 Figure 7-1: Drill Collar Location Plan, AOI Note: Figure prepared by NGM, 2025.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-6 Figure 7-2: Carlin Complex Drill Collar Location Plan, North Area

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-7 Figure 7-3: Carlin Complex Drill Collar Location Plan, South Area

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-8 Figure 7-4: Cortez Complex Drill Collar Location Plan

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-9 Figure 7-5: Phoenix Complex Drill Collar Location Plan

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-10 Figure 7-6: Turquoise Ridge Complex Drill Collar Location Plan

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-11 7.2.1.2 Drilling Supporting Mineral Resource Estimates Any of the drill types noted in Chapter 7.2.2 can be used in estimation; however, the majority of the current estimates are supported by RC and core drilling. 7.2.1.3 Drilling Excluded For Estimation Purposes Drill holes can be excluded from supporting estimates if there is sufficient uncertainty in location or orientation, or quality of assays. Where drill holes intersect the interpreted mineralization at significantly oblique angles, they may be excluded at the discretion of the modeler. 7.2.2 Drill Methods Over the Project history, drilling included reverse circulation (RC), core, air rotary, mud rotary, and Cubex methods. Churn drilling was used in areas was completed in areas known to host placer gold. The majority of the areas where air rotary, mud rotary, Cubex and churn methods were used are mined out. RC diameters were typically 5.5–6.5 in. Core sizes are typically HQ (2.5 in diameter) for surface drilling. Occasionally, surface core holes were reduced from HQ size to NQ (1.9 in) size if difficult drilling conditions were encountered. Surface metallurgical core included PQ (3.3 in), and SHR series (3.3 in; 4 in or 6 in) core. 7.2.3 Logging Logging conducted depended on the operator of the complex at the time the information was collected, and the drill type. Typically, logging collected information such as lithology, stratigraphy, basic structural data, recovery, alteration, and mineralization. For mining operations, logging could also record metallurgical type, intensity codes for metallurgy and alteration, and geotechnical parameters such as rock quality designation (RQD) and number of fractures per foot, and comments by the geologist. 7.2.4 Recovery Recoveries have been measured for the majority of the core holes. Procedures are in place to mitigate instances where core recovery becomes poor. Conversely, in areas of competent hard mineralization, core recoveries are at 95–100%. 7.2.5 Collar Surveys During early operations, exploration and development drill programs, collar grid coordinates were determined by optical surveys, field estimates, Brunton compass and pacing, compass-and-string distance measurements, and for underground operations, measurements from surveyed control points, face, ribs and sill to triangulate each collar location.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-12 Currently, the operations typically make use of laser survey or digital geographic positioning system (GPS) measurements to locate drill hole collars. 7.2.6 Down Hole Surveys Determination of the hole trace was historically accomplished by projection of the initial collar orientation, using a downhole single-shot or multi-shot film camera (typical for most underground surveys), use of a downhole precession gyroscopic survey tool, or a gyroscopic tool requiring initial orientation with a compass. Either north-seeking or conventional gyroscopic tools, or a combination, are used currently for down-hole survey purposes. Gyroscopic surveys are typically reported at 25 or 50 ft intervals. 7.2.7 Comment on Material Results and Interpretation Drill spacing varies by complex, depending on deposit type and assumed or actual mining method: • Carlin: approximately 6–21 m in the better drilled deposit areas to about 30–134+ m spacing on the less well drilled portions of the deposits; • Cortez: approximately 9–15 m in the better drilled deposit areas to about 31–98+ m spacing on the less well drilled portions of the deposits; • Phoenix: approximately 5–6 m in the better drilled deposit areas to 67+ m spacing on the less well drilled portions of the deposits; • Turquoise Ridge: approximately 6–13 m in the better drilled deposit areas to about 30–91+ m spacing on the less well drilled portions of the deposits. Drilling and surveying were conducted in accordance with industry standard practices at the time the information was collected, and provide suitable coverage of the zones of gold ± copper mineralization. Drilling methods provide reasonable core recovery. Logging procedures provide consistent descriptions. These data are considered to be acceptable for mineral resource and mineral reserve estimation. There are no drilling or core recovery factors known to the QP that could materially impact the accuracy and reliability of the results. 7.3 Hydrogeology Information obtained during early-stage hydrological and hydrogeological evaluations is superseded by data obtained from many years of mining activities. In areas where new mining activity is planned in stand-alone projects, such as at Goldrush, additional hydrological and hydrogeological data collection is underway.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-13 Dewatering is performed where required in the operations, using dewatering wells, or advanced development (normally with drain holes) which may later be used for mining purposes, drain holes drilled from existing excavations, or development headings and sumps. 7.3.1 Sampling Methods and Laboratory Determinations Hydrogeology data, including pore pressure distribution and ground-water flow, were normally collected from geotechnical investigations in pre-construction studies and later from on-going programs in operating mines. The primary method for collection of hydrogeology data is a large network of vibrating wire piezometers. These vibrating wire piezometers provide water level data. QA/QC is achieved by redundancy in network and annual audits of sensor parameters and performance. Another source of data is hydrogeologic testing. Most wells that are drilled are subjected to extensive hydrogeologic testing to establish aquifer parameters. These tests are typically injection (slug) tests, spinner tests, step test, packer tests, short-term pump tests and long-term pump tests. These tests are analyzed using classical hydrogeology methods. Most of the aquifers on site are in fractured bedrock and therefore, fracture-flow controlled, in-situ testing is relied upon more heavily than laboratory testing; however, in some of the alluvial aquifers additional logging/laboratory testing of sonic cores is done. The laboratory tests are completed to establish a detailed log (USGS Soil Classification), moisture content, Atterberg limit, grain size distribution, specific gravity and permeability (flex-wall permeability tests). Numeric models have been developed using parameters from above-mentioned methods and geological modelling. 7.3.2 Comment on Results A combination of historical and current hydrological and hydrogeological data, together with mining experience, are used to prepare the mine designs, dewatering plans and monitoring for existing and planned operations. 7.3.3 Groundwater Models Where hydrogeological conditions warranted, groundwater models were prepared using industry- standard water modelling software. 7.4 Geotechnical Information obtained during early-stage geotechnical evaluations is superseded by data obtained during mining activities. 7.4.1 Sampling Methods and Laboratory Determinations Geotechnical core logging and in-situ geotechnical mapping are the principal data collection methods. Geotechnical core logging is directly inputted into the digital logging database, acQuire.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-14 If surface access (e.g., open pit) or underground access (e.g., mine workings) is available, then the geotechnical core logging results may be confirmed or supplemented with in situ assessment of geotechnical domains using geotechnical mapping of active development and/or window or scanline mapping. Typical data collected in logging and mapping programs include physical rock properties and joint wall conditions used to determine rock mass characterization. Data collected can include RQD, joint frequency, number of joint sets, joint roughness, joint alteration, joint in-filling, point load tests, rock mass fabric characterization and information on discrete structural features. Rock mass characterization systems employed can include rock tunnelling quality index (Q system), rock mass rating (RMR), mining rock mass rating (MRMR) and geological strength index (GSI). Typical structural characterization consists of documenting joint sets (including bedding, foliation), faults, shear zones, and dikes through core intercepts, televiewer surveys or in situ mapping. Data collected can include observations such as dip, dip direction, spacing, thickness and persistence. Laboratory testing samples are taken from diamond core during logging efforts and sent to independent rock testing laboratories for testing. Intact rock properties are characterized through field and laboratory testing as required. Properties to be quantified can include unconfined compressive strength (UCS), Young’s modulus, Poisson’s ratio, tensile tests and direct shear tests. Multiple samples are taken for each rock unit to account for any irregularities within the core specimens. Field stress characterization is conducted using documented observations (disking and breakouts), documented back analysis, field measurements and regional stress models. Observation of disking in geological core logging is used to identify zones of stress differential within the rock mass. Stress differential is typically encountered where there is a mechanical contrast in material stiffness, typically between two geotechnical domains. In active operations, data collection includes inspection of active headings on a basis stipulated by the individual mine site., and determinations if the support system installed is appropriate for the in-situ ground conditions. Backfill is routinely tested to validate mix design and quality. Underground sites test backfill in on-site laboratories for unconfined compressive strength. External laboratories are utilized to conduct testing outside of the capacity of the site. These tests may include Young’s modulus, Poisson’s ratio and tensile testing. Ground support, used in the support of mine workings, is routinely tested to confirm quality of installed elements. Quality assurance and quality control (QA/QC) practices include pull testing of rock bolts to validate material and installation quality, and UCS testing of shotcrete/fibercrete to confirm batching and mix design. A range of geotechnical monitoring systems are employed at the underground sites. These systems can include extensometers, either single-point or multi-point units, closure stations, load sensing instruments and sloughmeters. Microseismic arrays, consisting of both uniaxial and triaxial geophones, collect seismic data at mines where seismicity is identified as a geotechnical risk.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 7-15 7.4.2 Comment on Results A combination of historical and current geotechnical data, together with mining experience, are used to engineer ground support guidelines and procedures that all ground support designs must follow. These data and mining experience support the geotechnical operating considerations used in the mine plans in Chapter 13 of this Report.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 8-1 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY 8.1 Sampling Methods Sampling is variable by mining complex and mineralization style. Air-rotary and mud-rotary drill holes were sampled on 5–100 ft intervals. Cubex drilling was sampled on 5–10 ft intervals. RC drill holes were typically sampled on 5 ft intervals. Core samples were nominally taken at 5 ft intervals, but could vary to a minimum of approximately 1 ft to respect lithological contacts. 8.2 Sample Security Methods Sample collection from drill point to laboratory relied upon the fact that samples were either always attended to, or were stored in locked on-site preparation facility, or stored in a secure area prior to shipment to the external laboratory. Chain-of-custody procedures consisted of filling out sample submittal forms to be sent to the laboratory with sample shipments to ensure that all samples were received by the laboratory. 8.3 Density Determinations The majority of the data were from measurements collected by exploration or mine site personnel using the water displacement method. These data were used to support mineral resource and mineral reserve estimates. In some instances, verification of the site procedures was performed by external laboratories, using selected core pieces. Verification laboratories included, where known, Zonge Engineering in Tucson, AZ (Zonge); Elliot Geophysical Laboratories (Elliot); and AGRA Metallurgical Laboratory in Reno (AGRA). 8.4 Analytical and Test Laboratories Given the long history of the Nevada Operations, there are numerous laboratories that were used over the Project history. These include, where known: • Independent laboratories: ALS Chemex in Elko, Nevada, ALS Chemex in Winnemucca, ALS Chemex in Sparks, Nevada (ALS Reno) and Vancouver, Canada (ALS Vancouver); American Assay Laboratories in Sparks, Nevada (AAL Sparks); Analytical Services Laboratory; Barringer Laboratories in Reno, Nevada (now BSI Inspectorate); Bondar-Clegg Laboratory in Reno (now ALS Chemex); BSI Inspectorate Laboratory; Core Laboratory; Golden Giant Laboratory; GSI; Hazen Research Laboratories; Lakefield Metallurgical Consultants; Legend Laboratories; McClelland Laboratory; Monitor Hesperia, CA Laboratory; Monitor Geochemical Laboratory in Elko, Nevada; Rocky Mountain Geochemical Laboratory; SGS Mineral Services; Shasta Analytical; Skyline Laboratories in

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 8-2 Tucson, Arizona; Treweek Laboratory; Universal Laboratory Inc.; Valmy Trend Arev Source; X-Ray Assay Laboratory Toronto, Canada; Bureau Veritas in Elko and Reno, Nevada; • Non-independent laboratories: Cortez mine laboratory; Goldstike mine laboratory; Battle Mountain mine laboratory; Duval laboratory (became Battle Mountain); Lone Tree mine laboratory; Twin Creeks mine laboratory; Gold Quarry mine laboratory; Newmont Metallurgical Services; Placer Dome Research Centre, Vancouver, Canada; Turquoise Ridge mine laboratory. In the earlier stages of Project test work, the idea of laboratory accreditation had not been developed. In later assay campaigns, accreditations were not typically recorded in the database. Currently, the following laboratories are used by the Nevada Operations: • The ALS Elko, Reno, Carson City, Nevada Twin Falls, Idaho facilities are used for sample preparation, analysis, and check assaying. ALS holds ISO 17025 accreditation for sample preparation. The ALS facilities in Reno and in Vancouver BC are used for analytical determinations and hold ISO 17025 accreditations for selected analytical techniques and is independent. • The AAL facility located in Sparks, Nevada is used for sample preparation, analysis, and check assaying. AAL holds ISO 17025 accreditations for selected analytical techniques and is independent. • The BV facilities in Elko and Reno, Nevada are used for sample preparation, analysis, and check assaying. BV holds ISO 17025 accreditations for selected analytical techniques and is independent. • The mine laboratories are operated by NGM personnel, are not accredited, and are not independent. 8.5 Sample Preparation Sample preparation has varied over the more than 60 years of modern Project history, in line with advancing scientific knowledge, changes in equipment, and operational experience. Currently, sample preparation procedures include: • ALS: drying the sample, crushing to 70% passing 10 mesh, and then pulverizing to >85% minus 200 mesh; • AAL: drying the sample, crushing to 70% passing 10 mesh, and then pulverizing to >90% passing 105 μm (150 mesh); • Mine laboratories: drying the sample, crushing to 65% passing 10 mesh, and then pulverizing to 80% passing 200 mesh.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 8-3 8.6 Analysis As with sample preparation, analytical methods have changed over the Project history. Currently, sample analytical procedures include: • ALS: fire assays (FA) and atomic absorption (AA) finish for gold; samples reporting >0.292 oz/st Au on the initial assay re-assayed by FA with gravimetric finish; cyanide leach and preg rob capacity; Carbon/Sulfur LECO testing; multi-element analyses by aqua regia digestion/inductively coupled plasma-atomic emission spectroscopy (ICP-AES)/ICP-mass spectroscopy (ICP-MS), multi-element by four acid digestion and ICP-AES/ICP-MS; • AAL: 1 assay ton fire assays with an AA finish for gold; • Mine laboratories: 1/3, ½, and 1 assay ton fire assays with an AA finish for gold. If the sample gold grade is above the open pit cut-off grade, the samples are analyzed for cyanide leach, % preg rob, total carbon, total sulfur, sulfide sulfur, carbonate, and organic carbon for ore characterization purposes. On request, underground muck samples can be analyzed for additional analyses including total carbon, total sulfur, sulfide sulfur, carbonate carbon, organic carbon, and arsenic. Additional assay methods, as recorded in the Project databases were typically used for exploration or other specialized purposes such as gas sampling and were not consistently requested. They include: gravimetric, sulfuric acid digest, neutron activation analysis, X-ray diffraction (XRD), X-ray fluorescence (XRF) and pH methods. 8.7 Quality Assurance and Quality Control Prior to the mid-1990s, few companies had rigorous quality assurance and quality control (QA/QC) programs in place. QA/QC had typically consisted, where undertaken, of reanalysis of drill core or other samples when later sampling indicated a potential problem. In the case of the NGM Operations, QA/QC samples were submitted for RC and core samples from about 1990. Typical QA/QC measures include submission of blank materials, certified or standard reference materials (standards), and field duplicate samples. Depending on the time period, the rate of insertion of field duplicates can range from 1–5% of a field program; standard and blank insertion rates can range from between 2–5%. NGM purchased SRMs from well-known Canadian distributors. These could be commercial standards, or standards generated from bulk samples of deposits within the NGM Operations area. Standards typically represent very high-grade, high-, medium-, and low-grade in oxide and refractory gold mineralization. Blank materials came from a variety of sources, most recently gravel purchased from local hardware stores, landscape marble, and gravel sourced from quarry sites within the region. Check assays are to be routinely performed. Typical checks were undertaken on pulps and coarse reject samples to test the analytical processes and preparation procedure, respectively.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 8-4 Project geologists review the assay results and periodically request a batch re-run and/or entire hole based on expected versus actual results. Analyses that appear to be outside best practice guidelines for exploration of three standard deviations will result in a request of the laboratory that completed the original analysis to undertake a re-run of the sample batch that the failed control was in. Check assay programs are the responsibility of the individual geologists. Several systems and programs are used to control and ensure assay data quality. These include standards for technician training, periodic process checks, equipment preventive maintenance, centralized reagent/standard preparation, control samples (reference materials) and blanks assayed with the samples, data verification, periodic check assays, and encourage participation in industry round-robin programs. 8.8 Database Exploration data from a variety of sources are imported into acQuire databases using a variety of techniques and procedures to check the integrity of the data entered. Since the mid-1990s, geological and geotechnical data have been validated by software routines and uploaded directly into the database from the logging instruments. Analytical data certificates are uploaded from digital sources provided by the analytical laboratories via website or digital connection. Survey data are uploaded by the database admins from digital survey files provided by surveyor or geologists. Density data are imported by the database administrator from a spreadsheet sent from the internal mine laboratory or core shed, or by download from the external laboratory website. Verification is performed on all digitally collected data upon upload to the main database, and includes checks on surveys, collar coordinates, lithology data, and assay data. Data that were collected prior to the introduction of digital logging have been subject to validation, using built-in program triggers that automatically checked data upon upload to the database. Database security and integrity are accomplished by restricting access and user level permissions that are set by the database managers. Once data entry and validation are completed for a drill hole, access is locked. There are procedures for updates that retain all the original information and prioritize use of the updates. Digital back-up copies of the geologic logs are stored offsite. The majority of the hardcopy logs that were used prior to digital databases are archived. Some of the drill hole records have been digitally scanned and saved. 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures The sample preparation, analysis, quality control, and security procedures used by the Nevada Operations have changed over time to meet evolving industry practices. Practices at the time the information was collected were industry-standard, and frequently were industry-leading practices. The data are acceptable for use in mineral resource and mineral reserve estimates and in mine planning.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 9-1 9.0 DATA VERIFICATION 9.1 Internal Data Verification Validation checks are performed by NGM operations personnel on data used to support estimation comprise checks on surveys, collar coordinates, lithology data (cross-checking from photographs), and assay data. Errors noted are rectified in the database prior to data being flagged as approved for use in resource estimation. 9.2 Reviews and Audits Newmont conducted internal audits, termed Reserve and Resource Review or 3R audits, of all its operations prior to the incorporation of the NGM JV. These audits focused on: • Reserves processes: geology and data collection; resource modelling; geotechnical; mine engineering (long term) for open pit and underground operations; mineral processing (development); sustainability and external relations; financial model; • Operations process: ore control; geotechnical and hydrogeology (operational); mine engineering (operational) for open pit and underground operations; mineral processing (operational); reconciliation. The reviews assessed these areas in terms of risks to the contained metal content of the mineral resource and mineral reserve estimates, or opportunities to add to the estimated contained metal content. Findings were by definition areas of incorrect or inappropriate application of methodology or areas of non-compliance to the relevant internal Newmont standard (e.g., such as documents setting out the standards that are expected for aspects of technical services, environmental, sustainability and governmental relations) or areas which are materially inconsistent with published Newmont guidelines (e.g., such as guidelines setting out the protocols and expectations for mineral resource and mineral reserve estimation and classification, mine engineering, geotechnical, mineral processing, and social and sustainability). The operation under review was expected to address findings based on the level of criticality assigned to each finding. The most recent 3R audits on the former Newmont properties were conducted as follows: • 2013: Emigrant, Phoenix, and Long Canyon; • 2014: Leeville; • 2015: Phoenix; • 2016: Carlin, Twin Creeks; • 2018: Carlin, Phoenix; • 2021: Carlin, Cortez, Turquoise Ridge, and Phoenix (remote due to COVID-19); • 2024: Carlin, Cortez, Turquoise Ridge, and Phoenix.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 9-2 9.3 Subject Matter Expert Reviews The QP requested that information, conclusions, and recommendations presented in the body of this Report be reviewed by Newmont experts or Newmont staff in each discipline area as a further level of data verification. Reviewers were requested to cross-check, as applicable, numerical data, flag any data omissions or errors identified, review the manner in which the data were summarized and reported in the technical report summary, and check the interpretations arising from the data as presented in the Report. Reviewers were also asked to check that the QP’s opinions stated as required in certain Report chapters were supported by the data. Feedback from the reviewers was incorporated into the Report as required. 9.4 External Data Verification A number of third-party consultants have performed external data reviews, as summarized in Table 9-1. These external reviews were undertaken in support of acquisitions, support of feasibility-level studies, and in support of technical reports, producing independent assessments of the database quality. No significant problems with the database, sampling protocols, flowsheets, check analysis program, or data storage were noted. 9.5 Data Verification by Qualified Person Mr. Doe performed site visits as outlined in Chapter 2.4. Observations made during the visits, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. Mr. Doe has a long history of involvement with mining operations in Nevada, beginning in 1994. This consisted of site-based and corporate roles, including his current position as Head, Reserves Governance. In August 2024, Mr. Doe personally supervised a site-based review at Carlin and Cortez of the geological and geostatistical information, the mine engineering, processing, tailings, geotechnical and environmental work supporting the mineral resources and mineral reserves as part of Newmont’s 3R process. The review indicated that the estimates that were performed used industry-standard practices. A concurrent review of the Turquoise Ridge and Phoenix was also completed, with Mr. Doe participating in discussions with the Newmont 3R team and attending the close-out meeting with NGM personnel.

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Table 9-1: External Data Reviews

Consultant	Year	Comment
Second Door Industries	2000	Review of Turquoise Ridge Underground database
AGRA Simons	2000	Review of Phoenix databases
J.M. Rendu	2002–2003	Review of Gold Quarry databases
AMEC Americas Ltd	2004–2005	Review of Cortez Hills databases
Ed Isaaks	2005	Review of Phoenix databases
AMEC Americas Ltd	2006–2007	Review of Phoenix databases
AMEC Americas Ltd	2009	Review of Leeville databases
Mine Development Associates	2009	Data review of Long Canyon database in support of NI 43-101 Technical Report
Roscoe Postle Associates	2011	Review of Leeville databases
	2012	Review of Cortez databases and mineral resource/mineral reserve estimates
Roscoe Postle Associates	2015	Review of Cortez databases
	2018	Data review of Cortez operations in support of NI 43-101 Technical Report
Mine Technical Services	2018	Review of Goldstrike databases
		Review of Cortez databases
Golder Associates	2018	Review of Goldstrike databases
Wood plc	2019	Review of estimation, geologic modelling and exploratory data analysis methods at Cortez
AB Global Mining	2020	Review of Cortez Hills underground, Crossroads, Cortez Pits and Robertson mineral resource models
Roscoe Postle Associates	2020	Mineral reserve and mineral resource audit of the Goldstrike mine
SRK Consulting	2021	Quantified comparison and adequacy of NGM's digital database against original source data
RSC Consulting Ltd. (RSC)	2023	Reviewed sampling and assaying practices and performance
RSC	2023	Turquoise Ridge mineral resource audit
RSC	2024	Carlin mineral resource audit
RSC	2023–2024	NGM database audit (Phoenix, Carlin, Turquoise Ridge)

Date: February 2025 Page 9-3

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 9-4 9.6 Qualified Person’s Opinion on Data Adequacy The process of data verification for the Project has been performed by external consultancies and NGM personnel. The QP considers that a reasonable level of verification has been completed, and that no material issues would have been left unidentified from the programs undertaken. The QP, who relies upon this work, has reviewed the reports and is of the opinion that the data verification programs completed on the data collected from the Project are consistent with industry best practices and that the database is sufficiently error-free to support the geological interpretations and mineral resource and mineral reserve estimation, and mine planning.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 10-1 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING 10.1 Test Laboratories During the 60+ year history of Nevada Operations mine development, a significant number of metallurgical studies and accompanying laboratory-scale and/or pilot plant tests have been completed. Either internal metallurgical research facilities or external consultants undertake the research. Since the inception of NGM, external testwork was performed at McClelland Laboratories, Hazen Research, FLSmidth, SGS Lakefield, Blue Coast, Kappes Cassiday Associates, Surface Science Western, and Amtel. Internal testwork facilities included the Goldstrike Metallurgical Laboratory, Gold Quarry Metallurgical Laboratory, and Newmont Metallurgical Services in Englewood, Colorado. The laboratories perform metallurgical testing using industry-accepted procedures and to industry-accepted standards. There is no international standard of accreditation provided for metallurgical testing laboratories or metallurgical testing techniques. 10.2 Metallurgical Testwork Recent metallurgical testwork included: mineralogy; head grades and screen analyses; bottle roll, bench and column cyanide leaching; carbon adsorption/activation tests; direct cyanide leach testwork; carbon-in-leach tests; agglomeration tests; roast calcine tests; magnetic separation testwork; bench-top roaster followed by carbon-in-leach (CIL) testwork; bench-top acid and alkaline pressure leach tests followed by CIL tests; calcium thiosulfate and resin leach tests; bench-top acid and alkaline pressure leach tests followed by thiosulfate resin-in-leach testwork; sulfidization, acidification, re-neutralization, and thickening (SART) testwork; reagent consumption reviews; impurity reviews; standard autoclaving and leach tests; grindability (comminution) tests (including SMC, breakage parameter, Bond work index, crusher work index, abrasion index, unconfined compressive strength, semi-autogenous grind (SAG) power index); rheology and settling testwork; batch and pilot plant tests; flotation and gravity testwork. These test programs were sufficient to establish the optimal processing routes for the non- refractory and refractory ores, and the weathering state of the ores (oxide, leached, enriched, transition, sulfide), and was performed on mineralization that was typical of the deposits. The results obtained supported estimation of recovery factors for the various ore types depending on the process method selected. Numerous processing methods are used within the Nevada Operations, including CIL for higher- grade oxide ore, heap leaching for lower-grade oxide ore, roasting for carbonaceous refractory ore, pressure oxidation (POX) for single refractory sulfidic ore, and gravity and flotation concentration.

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Future ore testing is completed according to the needs of the optimized blend planning for the combined NGM operations. A sampling matrix of ore types and grade/chemistry ranges is developed to determine an appropriate number of composites for required metallurgical testwork. Master composites are generated from the variability composites to identify any negative or positive synergies that could result from mixing ore types.

Current ore testing is completed monthly by performing testwork on feed stockpile samples. The stockpile samples are taken weekly and composited at the end of the month for appropriate amenability testwork. The stockpile metallurgical testwork is completed by individual source so that recovery results can be compared to budget/reserve recoveries and predicted recoveries adjusted as needed.

10.3 Recovery Estimates

Gold recovery is a function of the processing method (e.g., heap leaching, CIL, roasting, and arsenic concentration for refractory ore) and the lithology of the mineralization being processed. As applicable, recovery estimates include consideration of the head grade, cyanide-soluble gold to fire assay gold ratio, sulfide sulfur concentration, total organic carbon concentration, and arsenic concentration.

Copper recovery models were derived from a statistical review of the metallurgical data and range in complexity from simple, fixed recoveries to complex, multi-variable equations. The following input variables were available as possible drivers of recovery: head grade, copper leach ore type, alteration type, formation, and various trace elements.

Recovery ranges projected for the LOM operations include:

- Gold:
  - Oxide leach: 35–75%;
  - Oxide mill: 72–89%;
  - Goldstrike roaster: 84–90%;
  - Goldstrike autoclave: 74–85%;
  - Gold Quarry roaster: 71–89%;
  - Sage (Turquoise Ridge) autoclave: 84–91%;
  - Phoenix mill: 71–78%;
- Copper:
  - Phoenix mill: 69–73%;
  - Copper leach: 40–52%;
- Silver:
  - Phoenix mill: average 38%.

Date: February 2025 Page 10-2

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 10-3 10.4 Metallurgical Variability Samples selected for metallurgical testing during feasibility and development studies were representative of the various styles of mineralization and geochemical variability within the different deposits. Samples were selected from a range of locations within the deposits including adjacent waste dilution. Sufficient samples were taken, and tests were performed using sufficient sample mass for the respective tests undertaken. Variability assessments are supported by production and extensive open pit and underground exposures. 10.5 Deleterious Elements Depending upon the specific processing facility, several processing factors or deleterious elements could have an economic impact on extraction efficiency of a certain ore source, based either on the presence, absence, or concentration of the following constituents in the processing stream: • Organic carbon; • Sulfide sulfur; • Carbonate carbon; • Arsenic • Mercury; • Antimony; • Copper. However, under normal ore routing and blending practices at NGM where material from several sites may be processed at one facility, the above list of constituents is typically not a concern. At Phoenix specific consideration is given to the deleterious elements cadmium, lead, and zinc, because there are sales contract limits for the concentrate for those elements. Levels are typically managed through sampling and ore blending. 10.6 Qualified Person’s Opinion on Data Adequacy Industry-standard studies were performed as part of process development and facility designs. Subsequent production experience and focused investigations guided facility alterations and process changes where required. Testwork programs, both internal and external, continue to be performed to support current operations and potential improvements. From time to time, this may lead to requirements to adjust cut-off grades, modify the process flowsheet, or change reagent additions and process parameters to meet production, and economic targets.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 10-4 Based on these checks, the metallurgical testwork and reconciliation and production data support the estimation of mineral resources and mineral reserves, and the inputs to the economic analysis. The facilities will produce variations in recovery due to the day-to-day changes in ore type or combinations of ore type being processed. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-1 11.0 MINERAL RESOURCE ESTIMATES 11.1 Introduction Mineral resources were estimated for the deposits listed in Table 2-1. The close-out date for the databases used in the various mineral resource estimates depend on the deposit. Geology models were constructed by Nevada Operations personnel. Estimation was typically performed by Nevada Operations personnel. All mineralogical, drilling, and background data and information were provided to the estimators by the geological staff at the operations or by exploration staff. 3D models were developed using Leapfrog, with surface and volume wireframes interpreted to represent important structural and stratigraphic features and mineralization domains. Stratigraphic logging and geochemical assays were the primary drivers for the geological modelling; however, geological mapping, structural logging, and other assay data were also used to guide the interpretation. Block sizes were based on the drill hole spacing, deposit geometry, and the potential mining method. Parent block sizes for assumed open pit operations included: 30 x 30 x 20 ft, 40 x 40 x 20 ft, 50 x 50 x 20 ft; with sub-cells, where necessary, at, 10 x 10 x 10 ft. Underground parent block sizes included 10 x 10 x 15 ft, 20 x 20 x 20 ft, 40 x 40 x 40 ft, 30 x 30 x 20 ft, 50 x 50 x 25 ft; with sub-cells, where necessary, at 10 x 10 x 10 ft, and 5 x 5 x 5 ft. 11.2 Exploratory Data Analysis Exploratory data analytical methods varied by complex. Typically, data analysis was completed on raw and composited data to determine statistics for sample populations within domains, and the mean, maximum, minimum values, standard deviation and coefficients of variance were tabulated. Exploratory data analysis could be used to determine estimation domains, evaluate composite lengths, identify any grade outliers and to select appropriate top cut values for each of the domains and to determine estimation parameters. The analysis tools applied could include for capping and estimation parameter investigation: histogram plots, log probability plots, mean and co-efficient of variation (CV) curves to look for distribution breakdown, indicator correlation, contact analysis, visual checking and metal impact. 11.3 Geological Models Geologic modeling used lithologies, structures, alteration, mineralization, and grade shells at various cut-offs to build a three-dimensional (3D) interpretation of the major features controlling the deposits. These interpretations used all available information as a basis, including drill assays and logs, geochemical relationships, mapping, and current understanding of mineralization genesis in the region. Within the interpreted geologic framework, estimation domains were developed through collaboration between the project geologists and modelers.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-2 11.4 Density Assignment Density values were typically assigned based on lithology; alternatively, a tonnage factor could be applied to material designated as either ore or waste. Where sufficient local data were available, density was estimated using similar data analysis, estimation, and validation methods as for other estimated elements. 11.5 Grade Capping/Outlier Restrictions Grade caps were applied based on the results of the exploratory data analysis. High-grade anomalous values were controlled through the use of top-cutting and/or spatial estimation restrictions, applied by deposit and domain. 11.6 Composites Composite lengths varied by complex and project, based on block sizes, sample lengths, and estimation workflow, including: • Open pit: 10 ft, 15 ft, 20 ft, 30 ft; • Underground: 5 ft, 10 ft. 11.7 Variography Variographic analyses were completed by domain, using Snowden Supervisor, Vulcan, or Sage software, or GSLib/CCG programs, to determine a 3D model of spatial continuity. Variogram or correlogram models were fitted to experimental variograms where sufficient data existed within the domain. Search ellipses for use in the various estimation passes were scaled according to the relative axis dimensions and orientations for each estimation domain. Visual checks were completed in 3D, using Vulcan or Leapfrog, of the search ellipses against the underlying geologic model and interpreted mineralization controls to ensure consistency. 11.8 Estimation/interpolation Methods Estimation and interpolation methods varied by deposit, domain, and estimation element. The following methods were used: ordinary kriging (OK), inverse distance weighting to the second power (ID2), inverse distance weighting to the third power (ID3). Typically, alternate grade interpolations (including nearest neighbor) were performed for use in model validation and sensitivity testing. Depending on the deposit, interpolation was performed in multiple (usually 2–3) passes. Search neighborhoods were based on variography, and drill spacing. Minimum and maximum numbers of informing samples varied by deposit, as did the number of samples allowed to be used from a single drill hole: • Minimum number of informing samples: 1–15;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-3 • Maximum number of informing samples: 4–30; • Maximum number of informing samples from a single drill hole: 1–3. Dynamic anisotropy was used in most estimations to improve alignment of the local sample search ellipse with changes in the strike, dip, and plunge orientation of the mineralization. Block models were flagged for mining depletion. A depleted version was completed with blocks within previously-mined areas depleted for grades and densities. Where areas were back-filled, these blocks were coded by fill type and their density reset to reflect the fill type. 11.9 Validation Mineralization solids were checked for conformity to drill hole data, continuity, similarity between sections, overlaps, appropriate terminations between holes and into undrilled areas. Validation procedures were undertaken on the estimations. These could include comparison of global mean grades, visual comparisons to composite grades, comparisons to reconciliation (when available), comparison with theoretical support-corrected grade distributions, grade- tonnage curves, slope of regression calculations, comparison to NN analysis and swath plots. No significant biases were noted from the checks. 11.10 Confidence Classification of Mineral Resource Estimate Blocks were classified in the model, based on relative confidence in the estimated grades, into measured, indicated, and inferred. Criteria for classification were defined within each deposit, and based on various combinations of: • Proximity to nearby drilling data (distances to nearest 1, 2, or 3 drill holes); • Geostatistical drill spacing studies; • Qualitative assessment of confidence in the underlying geologic interpretations; • Historical classification assignments; • Classification smoothing algorithms. Local zones could be manually reclassified, using solids where required, due to lower or higher confidence in the interpretation or estimate. 11.11 Reasonable Prospects of Economic Extraction For each resource estimate, an initial assessment was undertaken that assessed likely infrastructure, mining, and process plant requirements; mining methods; process recoveries and throughputs; environmental, permitting and social considerations relating to the proposed mining and processing methods, and proposed waste disposal, and technical and economic considerations in support of an assessment of reasonable prospects of economic extraction.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-4 11.11.1 Input Assumptions Mineralization considered potentially amenable to open pit mining methods was constrained within an optimized open pit shell created with various software packages and algorithms, such as Vulcan TSS LG Limit Pseudoflow, Deswik Pseudoflow, Deswik.GO, and Whittle Pseudoflow. Mineralization considered potentially amenable to underground mining methods was constrained within mineable shapes generated using Deswik stope optimizer (DSO) software. Resource price guidance, and other cost and geotechnical inputs, consistent with those applied to the estimation of mineral reserves, are used as inputs to the mineral resource optimizations. Key parameters used to constrain the mineral resource estimates are summarized in Table 11-1 (open pits) and Table 11-2 (underground). Tonnages in the tables are metric tonnes. 11.11.2 Commodity Price Barrick, as operator of the NGM JV, provides the commodity price guidance. An explanation of the derivation of the commodity prices is provided in Chapter 16.2. The estimated timeframe used for the price forecasts is the 23-year LOM that supports the mineral reserve estimates. 11.11.3 Cut-off The mineral resource estimates are reported at varying gold grade cut-off values, which are based on the material type being mined, the mining method and the designated process facility. As a result, cut-off values can vary significantly by material type. Gold cut-off grades were included in Table 11-1 and Table 11-2. Revenue from the Phoenix Complex is generated from three products: gold, silver, and copper. A revenue cut-off, rather than a grade cut-off, is used that integrates the economics (recovery, metal prices, and costs) of all three metals. 11.11.4 QP Statement The QP is of the opinion that any issues that arise in relation to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work. The mineral resource estimates are performed for deposits that are in a well-documented geological setting; the district has seen over 60 years of active open pit operations and more than 30 years of underground mining operations conducted by Newmont, Barrick and NGM; Newmont is familiar with the economic parameters required for successful operations in the Nevada Operations area; and Newmont, Barrick and NGM have a history of being able to obtain and maintain permits, social license and meet environmental standards in Nevada. The 23-year timeframe required to mine the mineral reserve estimates is considered sufficient to address any issues that may arise with the mineral resource estimates.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-5 Table 11-1: Open Pit Input Parameters (mineral resources) Economic Parameters Units Carlin Complex Cortez Complex Phoenix Complex Turquoise Ridge Complex Minimum Maximum Minimum Maximum Minimum Maximum Minimum Maximum Gold price US$/oz 1,900 1,900 1,900 1,900 1,900 1,900 1,900 1,900 Royalties % — 16.2 3.09 12.5 — — — 2 Discount rate % — — — — 5 5 — — Mining cost US$/t 3.51 3.51 2.28 3.78 2.93 3.21 3.11 3.11 G&A cost US$/t 0.35 0.35 0.22 3.52 0.26 1.10 0.92 4.96 Process cost US$/t 9.35 41.21 2.31 39.60 2.58 11.01 5.71 44.16 Process recovery % 57 85 18 88 64 66 63 96 Pit slope angles degrees 5 46 25 51 30 51 38 42 Cut-off grades g/t Au 0.27 0.83 0.17 1.34 NA NA 0.17 1.41 Note: G&A = general and administrative. NA = not applicable. Mineral resources are Phoenix are reported using a net smelter return cut-off. Tonnages are metric tonnes.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-6 Table 11-2: Underground Input Parameters (mineral resources) Economic Parameters Units Carlin Complex Cortez Complex Turquoise Ridge Complex Minimum Maximum Minimum Maximum Minimum Maximum Gold price US$/oz 1,900 1,900 1,900 1,900 1,900 1,900 Royalties % — 3 2.486 2.621 — — Discount rate % — — — — — — Mining cost US$/t 100.67 286.53 80.39 160.23 163.55 214.94 G&A cost US$/t 13.89 32.88 12.64 22.43 21.41 27.06 Process cost US$/t 27.56 31.35 16.21 33.32 44.16 44.16 Process recovery % (average) 76 89 84 80 77 81 Cut-off grades g/t Au 3.13 6.88 2.87 4.76 5.14 6.12 Note: G&A = general and administrative. NA = not applicable. Tonnages are metric tonnes.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-7 11.12 Mineral Resource Statement Mineral resources are reported using the mineral resource definitions set out in SK1300. The point of reference for the estimate is the point of delivery to the process facilities. Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. The mineral resource estimates for the Nevada Operations are provided as follows: • Gold: Table 11-3 and Table 11-4; • Silver: Table 11-5 (measured and indicated) and Table 11-6 (inferred); • Copper: Table 11-7 (measured and indicated) and Table 11-8 (inferred). 11.13 Uncertainties (Factors) That May Affect the Mineral Resource Estimate Areas of uncertainty that may materially impact all of the mineral resource estimates include: • Changes to long-term metal price and exchange rate assumptions; • Changes in local interpretations of mineralization geometry such as pinch and swell morphology, extent of brecciation, presence of unrecognized mineralization off- shoots; faults, dykes and other structures; and continuity of mineralized zones; • Changes to geological and grade shape, and geological and grade continuity assumptions; • Changes to variographic interpretations and search ellipse ranges that were interpreted based on limited drill data, when closer-spaced drilling becomes available; • Changes to the estimation methodology; • Changes to metallurgical recovery assumptions; • Changes to the input assumptions and optimization methods used to derive the potentially-mineable shapes applicable to the assumed underground and open pit mining methods used to constrain the estimates; • Changes to the forecast dilution and mining recovery assumptions; • Changes to the cut-off values applied to the estimates; • Variations in geotechnical (including seismicity), hydrogeological and mining method assumptions; • Changes to environmental, permitting and social license assumptions.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-8 Table 11-3: Measured and Indicated Mineral Resource Statement (Gold) Complex Measured Mineral Resources Indicated Mineral Resources Measured and Indicated Mineral Resources Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Carlin 7,800 1.12 300 91,500 3.27 9,600 99,300 3.10 9,900 Cortez 1,000 2.82 100 87,200 1.84 5,100 88,200 1.85 5,200 Turquoise Ridge 1,300 10.56 400 33,600 2.87 3,100 35,000 3.16 3,500 Phoenix — — — 255,200 0.41 3,400 255,200 0.41 3,400 Total 10,100 2.51 800 467,600 1.41 21,300 477,700 1.44 22,100 Table 11-4: Inferred Mineral Resource Statement (Gold) Complex Inferred Mineral Resources Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Carlin 81,100 3.6 9,300 Cortez 75,300 2.2 5,400 Turquoise Ridge 29,400 2.6 2,500 Phoenix 26,800 0.4 300 Total 212,500 2.6 17,500

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-9 Table 11-5: Measured and Indicated Mineral Resource Statement (Silver) Complex Measured Mineral Resources Indicated Mineral Resources Measured and Indicated Mineral Resources Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Phoenix — — — 255,200 5.64 46,300 255,200 5.64 46,300 Total — — — 255,200 5.64 46,300 255,200 5.64 46,300 Table 11-6: Inferred Mineral Resource Statement (Silver) Complex Inferred Mineral Resources Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Phoenix 26,800 4.2 3,600 Total 26,800 4.2 3,600

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Table 11-7: Measured and Indicated Mineral Resource Statement (Copper)

Area	Measured Mineral Resources			Indicated Mineral Resources			Measured and Indicated Mineral Resources		
	Tonnage (x 1,000 t)	**Grade (Cu %)**	**Cont. Copper (x 1,000 t)**	**Tonnage (x 1,000 t)**	**Grade (Cu %)**	**Cont. Copper (x 1,000 t)**	**Tonnage (x 1,000 t)**	**Grade (Cu %)**	**Cont. Copper (x 1,000 t)**
Phoenix	—	—	—	295,400	0.17	500	295,400	0.17	500
Total	—	—	—	***295,400***	***0.17***	***500***	***295,400***	***0.17***	***500***

Table 11-8: Inferred Mineral Resource Statement (Copper)

Area	Inferred Mineral Resources		
	Tonnage (x 1,000 t)	**Grade (Cu %)**	**Cont. Copper (x 1,000 t)**
Phoenix	28,700	0.2	0
Total	***28,700***	***0.2***	***0***

Notes to Accompany Mineral Resource Tables:

1. Mineral resources are current as at December 31, 2024, using the definitions in SK1300. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Head, Reserves Governance, a Newmont employee.
2. The reference point for the mineral resources is in situ.
3. Mineral resources are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest.
4. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
5. Mineral Resources that are potentially amenable to open pit mining methods are constrained within a pit shell. Mineral Resources that are potentially amenable to underground mining methods are constrained within conceptual stope designs. Parameters used are summarized in Table 11-1 and Table 11-2.
6. Tonnages are metric tonnes rounded to the nearest 100,000. Gold and silver grades are rounded to the nearest 0.01 gold grams per tonne. Copper grade is in %. Gold and silver ounces and copper tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses. Contained (cont.) gold and silver ounces are reported as troy ounces, rounded to the nearest 100,000. Copper is reported as tonnes and rounded to the nearest 100 thousand tonnes. Rounding of tonnes and contained metal content as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Due to rounding, some cells may show a zero ("0"). Totals may not sum due to rounding.

Date: February 2025 Page 11-10

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 11-11 Specific factors that may affect individual estimates include: • Cortez Complex: Mineralization at the Robertson deposit is genetically different to the mineralization currently mined within the Cortez Complex. Additional metallurgical testwork is planned, and results from this work may impact options for processing the mineralization and subsequent recovery expectations.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 12-1 12.0 MINERAL RESERVE ESTIMATES 12.1 Introduction Measured and indicated mineral resources were converted to mineral reserves. Inferred mineral resources were excluded from the mineral reserves. Mineral reserves in the Nevada Operations area were estimated for the Carlin, Cortez, Phoenix and Turquoise Ridge complexes using open pit mining, and the Carlin, Cortez, and Turquoise Ridge complexes using underground mining. Stockpiled material was also included in the mineral reserve estimates. 12.2 Open Pit Estimates NGM’s open pit mine designs were generally based on optimized open pit shells created with various software packages and algorithms such as Vulcan TSS LG Limit Pseudoflow, Deswik Pseudoflow, Deswik.GO, and Whittle Pseudoflow. Optimized pit shells were created at a series of gold prices, and the pit shells were evaluated using the following metal prices: • Gold: US$1,400/oz Au; • Silver: US$20/oz Ag (Phoenix only); • Copper: US$3.00/lb Cu (Phoenix only). Pit shells served as guides when creating detailed pit designs that considered additional factors such as minimum mining widths, detailed haulage ramp designs, and pit-specific geotechnical or hydrogeological parameters. Operating costs for mining, processing, and general and administrative were developed as part of the mine business planning process. The cost build-up considered planned physical quantities included in the mine plan and included consumables, mobile equipment maintenance, fixed asset maintenance, and contractor costs, and overhead expenses. Dilution and extraction for the open pits were addressed by using whole blocks, without any additional external factors. The block models were constructed to include the expected dilution based on mining method, bench height and other factors. The current mine and process reconciliation data support assumptions made. Input parameters used are summarized in Table 12-1.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 12-2 Table 12-1: Input Parameters, Open Pit (mineral reserves) Economic Parameters Units Carlin Complex Cortez Complex Phoenix Complex Turquoise Ridge Complex Minimum Maximum Minimum Maximum Minimum Maximum Minimum Maximum Gold price US$/troy oz 1,400 1,400 1,400 1,400 1,400 1,400 1,400 1,400 Royalties % — 16.2 3.09 12.5 — — — 2 Discount rate % — — — — 5 5 — — Mining cost US$/t 3.51 3.51 2.28 3.78 2.93 3.21 2.63 2.63 G&A cost US$/t 0.34 0.34 0.22 3.52 0.26 1.10 0.24 1.71 Process cost US$/t 9.35 41.21 2.31 39.60 2.58 11.01 1.71 43.28 Process recovery % 57 85 18 88 70 72 63 96 Pit slope angles (IRA) º 6 47 25 51 30 51 38 42 Cut-off grades g/t Au 0.37 1.88 0.24 1.75 NA NA 0.17 1.32 Note: NA = not applicable because the Phoenix complex estimates are reported using a net smelter return cut-off. Tonnages are metric tonnes.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 12-3 12.3 Underground Estimates Underground mines were designed with varying mining methods depending on geotechnical conditions, access considerations, the deposit shape/orientation, grade, and mining depth. Common underground mining methods used include: • Long-hole open stoping; • Underhand drift-and-fill; • Overhand drift-and-fill. Both long-hole and drift-and-fill stopes were created using DSO software. DSO was used to evaluate the gold grades in the geological resource block model together with stope design input parameters such as stope orientation, stope widths, stope heights, minimum/maximum stope lengths, minimum pillar distance, permissible side wall and end wall angles, and cut-off grades. The software created mineable underground stope shapes that met the stope geometry and grade parameters. Where applicable, waste or low-grade blocks were included in the stope shapes as internal dilution. Mine designs were completed by adding the necessary capital and operating development needed to access the DSO stopes and the infrastructure designs needed to facilitate material handling (muck-bays, ore-passes, conveyors), together with other infrastructure such as ventilation drifts and raises, paste reticulation network, shops/maintenance bays, electrical installations, and pump stations. The resulting development and stope solids were interrogated against the block model to assign physical quantities to each individual mining task (e.g. ore tonnes, grade, ounces, backfill type, backfill tonnes, development meters, mining dilution, mining recovery, processing recovery, and recovered ounces). The solids/tasks were then linked to appropriately describe predecessor/successor relationships. With the physical quantities associated with the task, revenue and cost data were assigned to each individual mining task (e.g., development cost, mining cost, backfill cost, processing cost, refining cost, gold revenue, royalty costs). Once that step was completed, a net value (revenue minus costs) was determined for each individual mining task. Mineral reserves included adjustments for dilution and mining recovery, which were based on historical reconciliation data and/or reasonable assumptions for a particular mining method/area. Mineral reserve estimates for underground mines included the measured and indicated mineral resources (proven and probable mineral reserves) in detailed mine designs that maximized the cumulative net value of the overall mine design at the specified mineral reserve gold price as determined by the Pseudoflow algorithm. Input parameters used for underground mines are summarized in Table 12-2.

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Table 12-2: Input Parameters, Underground (mineral reserves)

Economic Parameters	Units	Carlin Complex		Cortez Complex		Turquoise Ridge Complex	
		Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Gold price	US$/troy oz	1,400	1,400	1,400	1,400	1,400	1,400
Royalties	%	—	3	2.486	2.621	—	—
Discount rate	%	—	—	—	—	—	—
Mining cost	US$/t	67.30	194.44	80.39	141.98	133.96	191.00
G&A cost	US$/t	10.26	16.36	9.89	18.91	16.82	18.54
Process cost	US$/t	27.56	31.35	16.21	34.28	44.16	44.16
Process recovery	% (average)	77	89	80	91	79	83
Cut-off grades	g/t Au	3.15	6.61	3.04	5.46	5.47	6.8

Note: G&A = general and administrative. Tonnages are metric tonnes.

12.4 Cut-offs

Cut-off grades were determined based on a combination of the selected metal price, applicable royalty payments, mining costs, process operating costs, and on-site (and off-site) metal recoveries by material type, selected process method, and mining method. Gold cut-off grades were included in Table 12-1 and Table 12-2.

Revenue from the Phoenix Complex is generated from three products: gold, silver, and copper. A revenue cut-off, rather than a grade cut-off, was used that integrated the economics (recovery, metal prices, and costs) of all three metals. The mineral reserves for the Phoenix Complex were reported above a zero-dollar net revenue cut-off.

12.5 Stockpiles

Stockpile estimates were based on mine dispatch data; the grade comes from closely-spaced production sampling in the mines and tonnage sourced from equipment tonnage factors or weightometer records for material hauled to/from each stockpile. The stockpile volumes were updated based on monthly surveys, and the average grade of the stockpiles was adjusted based on the material balance to and from the stockpile.

12.6 Commodity Prices

Barrick, as operator of the NGM JV, provides the commodity price guidance. An explanation of the derivation of the commodity prices is provided in Chapter 16.2. The estimated timeframe used for the price forecasts is the 23-year LOM that supports the mineral reserve estimates.

Date: February 2025 Page 12-4

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 12-5 The estimated timeframe used for the price forecasts was the 23-year LOM. 12.7 Mineral Reserve Statement Mineral reserves were classified using the mineral reserve definitions set out in SK1300. Mineral reserves are current as at December 31, 2024. The reference point for the mineral reserve estimate is as delivered to the process facilities. Mineral reserves are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Mineral reserves are reported in Table 12-3 for gold, Table 12-4 for silver, and in Table 12-5 for copper. Tonnages in the table are metric tonnes. 12.8 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate Areas of uncertainty that may materially impact the mineral reserve estimates include: • Changes to long-term metal price and exchange rate assumptions; • Changes to metallurgical recovery assumptions; • Changes to the input assumptions used to derive the mineable shapes applicable to the assumed underground and open pit mining methods used to constrain the estimates; • Changes to the forecast dilution and mining recovery assumptions; • Changes to the cut-off values applied to the estimates; • Variations in geotechnical (including seismicity), hydrogeological and mining method assumptions; • Changes to environmental, permitting and social license assumptions.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 12-6 Table 12-3: Proven and Probable Mineral Reserve Statement (Gold) Area Proven Mineral Reserves Probable Mineral Reserves Proven and Probable Mineral Reserves Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Au) Cont. Gold (x 1,000 oz) Carlin 6,700 1.66 400 125,800 3.73 15,100 132,500 3.62 15,400 Cortez 1,600 2.78 100 148,200 2.79 13,300 149,900 2.79 13,500 Turquoise Ridge 36,100 4.82 5,600 43,200 6.42 8,900 79,400 5.69 14,500 Phoenix 8,400 0.64 200 141,900 0.63 2,900 150,300 0.63 3,100 Total 52,900 3.69 6,300 459,100 2.72 40,200 512,000 2.82 46,500 Table 12-4: Proven and Probable Mineral Reserve Statement (Silver) Area Proven Mineral Reserves Probable Mineral Reserves Proven and Probable Mineral Reserves Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Tonnage (x 1,000 t) Grade (g/t Ag) Cont. Silver (x 1,000 oz) Phoenix 8,400 7.87 2,100 141,900 7.78 35,500 150,300 7.78 37,600 Total 8,400 7.87 2,100 141,900 7.78 35,500 150,300 7.78 37,600

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Table 12-5: Proven and Probable Mineral Reserve Statement (Copper)

Area	Proven Mineral Reserves			Probable Mineral Reserves			Proven and Probable Mineral Reserves		
	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)	Tonnage (x 1,000 t)	Grade (Cu %)	Cont. Copper (x 1,000 t)
Phoenix	11,200	0.16	0	184,500	0.18	300	195,700	0.18	300
Total	***11,200***	***0.16***	***0***	***184,500***	***0.18***	***300***	***195,700***	***0.18***	***300***

Notes to Accompany Mineral Reserve Tables:

1. Mineral reserves are current as at December 31, 2024. Mineral reserves are reported using the definitions in SK1300. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Head, Reserves Governance, a Newmont employee.
2. The point of reference for the estimates is the point of delivery to the process facilities.
3. Mineral reserves are reported for Nevada Gold Mines on a 100% basis. Barrick owns a 61.5% joint venture interest, with Newmont owning the remaining 38.5% joint venture interest.
4. Mineral reserves that will be mined using open pit mining methods are constrained within a designed pit shell. Mineral reserves that will be mined by underground mining methods are constrained within stope designs. Parameters used are summarized in Table 12-1 and Table 12-2.
5. Tonnages are metric tonnes rounded to the nearest 100,000. Gold and silver grades are rounded to the nearest 0.01 gold grams per tonne. Copper grade is in %. Gold and silver ounces and copper tonnes are estimates of metal contained in tonnages and do not include allowances for processing losses. Contained (cont.) gold and silver ounces are reported as troy ounces, rounded to the nearest 100,000. Copper is reported as tonnes and rounded to the nearest 100 thousand tonnes. Rounding of tonnes and contained metal content as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Due to rounding, some cells may show a zero ("0"). Totals may not sum due to rounding.

Date: February 2025 Page 12-7

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-8 13.0 MINING METHODS 13.1 Introduction Open pit mining is conducted using conventional techniques and an owner-operated conventional truck and shovel fleet. Open pit operations include the following 10 open pits: South Arturo, Goldstrike, Gold Quarry, Cortez Pits, Pipeline, Crossroads, Robertson, Phoenix, Vista, and Mega. Underground mining is currently conducted using conventional stoping methods, and conventional mechanized equipment. Underground operations include the following nine underground mines: El Niño, Goldstrike, Exodus, Leeville, Rita K, Pete Bajo, Cortez Hills, Goldrush, and Turquoise Ridge. 13.2 Geotechnical Considerations Nevada Operations personnel and external consultants completed geotechnical studies and provided geotechnical recommendations that form the basis for open pit and underground designs. Ground control management plans were developed, and are regularly updated. Designs use defined geotechnical domains together with rock mass quality ratings for the principal lithologies and appropriate design criteria that reflect expected conditions and risk. Geotechnical models are a compilation of information sourced from geotechnical cell mapping, geological mapping, core logging, and supplementary drilling designed to intersect areas of geotechnical interest, material strength, highwall and stope performance, and hydrogeological data. 13.2.1 Open Pit Inter-ramp angles vary by deposit and pit wall lithology, as shown in Table 13-1. The Nevada Operations undertake regular monitoring of pit walls through geotechnical cell mapping, geological structure mapping, groundwater monitoring, bench inspections, slope stability and slope movement analyses, continuously-monitored radar systems with alarms, and (occasionally) InSAR satellite data. 13.2.2 Underground Stope designs included empirical assessments of maximum hydraulic radii and man-entry opening spans to determine maximum lengths, widths, heights and whether the backs or end- walls were to be unsupported or supported. Stope pillars sizes were analyzed to determine the most suitable pillar sizes for the ground conditions and expected mining methods. All trafficable underground excavations have minimum requirements for ground support installation. The determination of supportable loads is typically based on a dead load analysis which assesses the potential dislodgement height above an excavation as a proportion of the excavation span. For mine drifts the potential dead load failure height is assumed to form an Isosceles wedge with a maximum apex height of ½ of the excavation span.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-9 Table 13-1: Open Pit Slope Angles Complex Inter-Ramp Slope Angle Range (º) Carlin 6–47 Cortez 25–51 Phoenix 30–51 Turquoise Ridge 38–42 Carlin 6–47 The embedment capacity of rock bolts beyond the assumed failure surface only contributes to the retention force available. Retention forces are designed to exceed driving forces by at least 50% (i.e., a factor of safety of 1.5). The intersection of two mine drifts and the resultant increased span uses a similar design philosophy. For mine intersections the assumed maximum apex height is ⅓ of the excavation span. The design process follows the guidelines proposed by Pakalnis (2015). Trafficable opening dimensions are specified in each underground site’s Ground Control Standards. These standards are reviewed and approved annually and describe the minimum ground support requirements for each planned excavation type. Excavations that are designed outside of these standards require engineering of a site-specific design. Mining methods employed at underground sites include either drift-and-fill or long-hole open stoping methods, or a combination of the two. The mining method selection is based on the expected ground conditions from either a rock mass classification block model or by reviewing drill core information. All sites have or a working towards developing site specific stability charts that follow the methodology originally proposed by Mathew et al., (1981). Underground mines also utilized an engineering cemented rock fill and/or cemented paste backfill to fill completed excavations. These cemented backfill types are engineered to maintain stable excavations when mining occurs adjacent to the cemented backfill. In some cases, where mining will not be completed adjacent to backfilled excavations, uncemented waste fill is used to fill excavations. At certain sites, adjustments to mining methods are in process to reflect updated understanding of rock mass conditions. 13.3 Hydrogeological Considerations The Nevada Operations have hydrogeological models constructed for key operational areas, used to predict the rate of dewatering and for well-location planning. The models are periodically updated. In areas where underground operations are in proximity to open pit mines, the water levels are typically well below the pit bottom due to underground dewatering. Dewatering of aquifers within limestone units is required for many of the mines. Pumping rates are controlled to dewater these aquifers based on pit-floor advance or level advance. In other

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-10 mines, faults provide segmentation of water-bearing materials. In those instances, hydrogeological domains that are separated from existing dewatering systems are depressurized using a combination of pumping wells and drains. Perched water can be encountered near fault zones and dykes. Dewatering wells are established both within and outside of the pits, and undergo regular inspections. 13.4 Operations 13.4.1 Open Pit Ultimate pit designs were developed using optimized pit shells as guidance. The pit limits incorporate geotechnical and hydrogeological recommendations into final high walls and are designed to include ramps and access to haulage routes to waste rock storage facilities (WRSFs) and processing facilities. Some deposits include phased pit designs which are used to sequence the mining operation. Phases are designed to optimize the economics of the operation and/or provide access to selected ore for blending purposes. Haul road widths for two-way travel range from 90–150 ft (depending on the haul trucks in-use in the pit) with a maximum grade of 10%. For single-lane haul roads, a minimum road width of 65– 80 ft could be used for the bottom benches of the pit (again dependent on the type of haul trucks in-use in the pit). Bench heights typically vary from 20–40 ft, and can be 60 ft where triple- benching is employed. Some Cortez open pits use 50 ft bench heights; with 100 ft benches where double-benching is employed. Blast patterns are laid out according to material type using rock type designations. Ore grade and type control is performed by sampling each blast hole unless mining is within a known waste zone. Ore control boundaries are staked and flagged in the field and delivered to a GPS-based system for each loading unit. The final open pit layouts for the open pit mining operations are provided in Figure 13-1 to Figure 13-3 (Carlin Complex), Figure 13-4 to Figure 13-7 (Cortez Complex), Figure 13-8 and Figure 13-9 (Phoenix Complex), and Figure 13-10 and Figure 13-11 (Turquoise Ridge Complex). 13.4.2 Underground Underground mining is mechanized, using large-scale equipment. The most common mining methods are a combination of long-hole stoping with drift-and-fill mining variants with cemented rock fill or paste backfill (Table 13-2). Long-hole stopes can be either transverse or longitudinal, depending on mineralization geometry and ground conditions. Transverse long-hole stopes are typically designed at various heights ranging from 45–100 ft (sill-to-sill), based on the existing and planned sill development levels used in the active mining areas. Stope widths are designed at varying distances, from 15–50 ft, based on the ground conditions at each underground mine.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-11 Figure 13-1: Final Mine Layout Plan, South Arturo, Carlin Complex Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-12 Figure 13-2: Final Mine Layout Plan, Goldstrike, Carlin Complex Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-13 Figure 13-3: Final Mine Layout Plan, Gold Quarry, Carlin Complex Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-14 Figure 13-4: Final Mine Layout Plan, Cortez Open Pit Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-15 Figure 13-5: Final Mine Layout Plan, Pipeline Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-16 Figure 13-6: Final Mine Layout Plan, Crossroads Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-17 Figure 13-7: Final Mine Layout Plan, Robertson Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-18 Figure 13-8: Final Mine Layout Plan Bonanza Open Pit, Phoenix Complex Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-19 Figure 13-9: Final Mine Layout Plan, Fortitude Open Pit, Phoenix Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-20 Figure 13-10: Final Mine Layout Plan, Vista, Turquoise Ridge Complex Note: Figure prepared by NGM, 2024.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-21 Figure 13-11: Final Mine Layout Plan, Mega Pit, Turquoise Ridge Complex Note: Figure prepared by NGM, 2024.

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Table 13-2: Underground Mining Methods

Site	Long Hole Open Stoping	Drift-and-Fill		Backfill Type		
		Underhand	Overhand	Paste Fill	Cemented Rock Fill	Mine Waste Fill
South Arturo/ El Niño	X	X	X		X	X
Goldstrike	X	X	X	X	X	X
Exodus	X				X	X
Leeville	X	X	X	X	X	X
Rita K	X	X	X		X	X
Pete Bajo	X	X	X		X	X
Cortez Hills	X	X	X		X	X
Gold Rush	X				X	X
Turquoise Ridge	X	X	X		X	X

The overall stope length is typically aligned with the transverse dimension of the ore; and, depending on ground conditions, can vary widely from 20–300 ft.

There are two main variants of drift-and-fill mining used at NGM operations:

- Underhand drift-and-fill;
- Overhand drift-and-fill.

Other variants of stoping, such as back stoping and benching may be used, based on ground conditions and the geometry of the ore zones.

Depending on the operation, material is loaded into haul trucks and hauled to surface using declines, or hoisted via shafts. Three of the NGM underground mines use shafts: Goldstrike underground, Leeville, and Turquoise Ridge underground. Goldstrike underground and Leeville underground can also be accessed via portals and declines. Turquoise Ridge underground is currently the only NGM underground mine that is accessible only via its multiple shafts.

Backfill is generated by surface batch/paste plants or underground batch plants. Backfill materials can include quarried crushed rock, crushed open pit waste rock, run-of-mine open pit or underground waste rock, or tailings. Cement and fly ash are used as binders. Minor amounts of uncemented backfill are used at all operations where appropriate.

Ventilation air is typically delivered via shafts or declines, ramps and raises, and circulated through a series of working levels, then exhausted via shafts or declines, ramps and raises. Mine air cooling systems are not typically needed at NGM underground operations; the exception being certain areas of Goldstrike underground where ambient rock temperatures do require air cooling.

Date: February 2025 Page 13-22

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-23 Mobile equipment maintenance shops and service bays are located underground or on surface near portal entrances. Service trucks are used to access remote areas or provide repair and maintenance services away from the maintenance shops. Radio, telephone, and wireless network communications are used. The final underground layouts for the underground mining operations are provided in Figure 13-12 to Figure 13-17 (Carlin Complex), Figure 13-18 and Figure 13-19 (Cortez Complex), and Figure 13-20 (Turquoise Ridge Complex). 13.5 Production Schedule Mining rates for the open pit and underground deposits are summarized in Table 13-3 and Table 13-4. The tables also provide the estimated mine life and the last year of projected operations. 13.6 Blasting and Explosives Explosives are supplied by an explosives contractor. Emulsion or ANFO is used, depending on the blasting conditions, together with various packaged explosives and initiation systems as required. Blast patterns are laid out according to material type. Appropriate powder factors are used to match ore, waste, and overburden types. 13.7 Waste Rock Storage Facilities The currently active waste rock storage facilities (WRSFs) and the planned WRSF expansions have adequate capacity for the LOM. The management of waste rock is based on categorizing by waste rock types based on analytical parameters, with additional refining of waste polygons based on geologic interpretation. The Nevada Operations monitor the requirements for waste and capping materials to ensure that the facilities comply with requirements of the various permits and to ensure that acid-generating waste is capped with waste rock with a net neutralizing value. 13.8 Stockpiles The open pit production schedules have significant variation in ore delivery over time and there is a portion of ore that is stockpiled after mining and before processing. There are several stockpile options, all of which are based upon the grade and/or geochemical constituents of the ore. Leach material is generally delivered directly to the leach pads.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-24 Figure 13-12: Final Mine Layout Plan, South Arturo El Niño Underground, Carlin Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-25 Figure 13-13: Final Mine Layout Plan, Goldstrike Underground, Carlin Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-26 Figure 13-14: Final Mine Layout Plan, Exodus Underground, Carlin Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-27 Figure 13-15: Final Mine Layout Plan, Leeville Underground, Carlin Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-28 Figure 13-16: Final Mine Layout Plan, Rita K Underground, Carlin Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-29 Figure 13-17: Final Mine Layout Plan, Pete Bajo Underground, Carlin Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-30 Figure 13-18: Final Mine Layout Plan, Cortez Hills Underground, Cortez Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-31 Figure 13-19: Final Mine Layout Plan, Goldrush Underground, Cortez Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-32 Figure 13-20: Final Mine Layout Plan, Turquoise Ridge Underground, Turquoise Ridge Complex Note: Figure prepared by NGM, 2024

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-33 Table 13-3: Production Plan (2025–2036) Item Unit LOM 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 Total ore mined Mt 464.6 42.8 43.9 48.7 48.5 63.2 54.5 39.3 22.1 21.8 28.3 13.7 5.4 Waste mined Mt 1,220.7 191.5 163.6 171.3 147.4 124.3 135.7 69.6 97.3 69.1 40.6 4.6 0.9 Note: numbers have been rounded. Tonnes are metric tonnes. Table 13-4: Production Plan (2037–2047) Item Unit 2037 2038 2039 2040 2041 2042 2043 2044 2045 2046 2047 Total ore mined Mt 4.0 3.7 3.8 3.7 3.8 3.8 3.9 1.9 1.8 1.4 0.7 Waste mined Mt 0.6 0.6 0.7 0.5 0.4 0.5 0.5 0.3 0.3 0.2 0.2 Note: numbers have been rounded. Tonnes are metric tonnes.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-34 13.9 Equipment The number of loading and hauling units allocated to each deposit varies depending on the operational needs from the open pit mine plans. The equipment list also includes the auxiliary equipment needed to support mining and the re-handling of the ore from the stockpile pad into the mill feeders. Underground equipment requirements include loaders, haul trucks, jumbos, bolters, longhole drills, and auxiliary equipment. Equipment requirements are summarized in Table 13-5 to Table 13-8. 13.10 Personnel The Nevada Operations currently employ 6,527 persons in the mining operations, with an additional 688 personnel employed in support and general and administrative roles, for a total workforce of 7,215 persons (Table 13-9).

Nevada Gold Mines Joint Venture
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Technical Report Summary

Table 13-5: Open Pit Equipment Requirements

Complex	Equipment Type	Peak Requirement
Carlin	Shovel	5
	Truck	58
Cortez	Shovel	5
	Truck	43
Phoenix	Shovel	3
	Truck	18
Turquoise Ridge	Shovel	3
	Truck	15

Table 13-6: Carlin Underground Equipment Requirements

Equipment	Goldstrike	Leeville	Exodus	Pete Bajo/ Rita K	El Nino	Total
Loader	10	10	6	8	3	***37***
Truck	12	16	7	10	2	***47***
Jumbo	4	4	2	3	1	***14***
Bolter	8	10	2	6	1	***27***
Long-hole drill	3	5	2	1	1	***12***

Table 13-7: Cortez Underground Equipment Requirements

Equipment	Cortez Hills Underground	Goldrush	Total
Loader	8	10	***18***
Truck	12	17	***29***
Jumbo	3	4	***7***
Bolter	6	7	***13***
Long-hole drill	2	4	***6***

Date: February 2025 Page 13-35

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 13-36 Table 13-8: Turquoise Ridge Underground Equipment Requirements Equipment Turquoise Ridge Underground Loader 12 Truck 26 Jumbo 5 Bolter 13 Long-hole drill 3 Table 13-9: Personnel Count, 2025 Area Headcount Carlin 3,405 Cortez 1,732 Phoenix 485 Turquoise Ridge 905 General, administrative, support 688 Total 7,215

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-1 14.0 RECOVERY METHODS 14.1 Process Method Selection The process facilities designs were based on a combination of metallurgical testwork, previous study designs, and previous operating experience. The designs are generally conventional to the gold industry. Metallurgical facilities comprise eight heap leach facilities, two oxide plants, one flotation plant, two autoclave facilities and two roaster facilities (Table 14-1). 14.2 Process Flowsheets An example schematic showing a typical leach operation is provided in Figure 14-1. The leach operation shown is at the Cortez Complex. Figure 14-2 to Figure 14-6 show simplified flowsheets for each of the mills within the Nevada Operations. Figure 14-7 shows the flowsheet for the Goldstrike autoclave. The Goldstrike roaster flowsheet is provided in Figure 14-8. 14.3 Process Facilities 14.3.1 Heap Leach 14.3.1.1 Gold Leach Pads The basic steps in heap leaching are: • Run-of-mine or crushed ore are placed onto a prepared surface; • Gold dissolution is promoted by applying a weak sodium cyanide solution as the lixiviant to the surface of the heap; • Solution is collected in the leach pad drain system and then pumped to activated carbon columns (CIC) where gold loads onto activated carbon; • Gold-laden carbon is reclaimed from the CIC circuit and transported to a centralized carbon stripping system where the gold is stripped from the carbon and recovered by electro-winning. Stripped carbon is recycled and reused. Gold recovery from heap leaching is a function of solution application and management, particle size distribution, time, and mineralogy. Cyanide leach kinetics in the heap leach pads is most strongly affected by ore characteristics.

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Table 14-1: Process Facilities

Process Type	Location	Note
Autoclaves	Goldstrike autoclave (Carlin)	Converted from RIL to CIL in Q1 2023
	Sage autoclave (Turquoise Ridge))	
Roasters	Gold Quarry roaster (Carlin)	Formerly referred to as Mill 6.
	Goldstrike roaster (Carlin)	
Oxide mills	Juniper (Turquoise Ridge)	
	Cortez oxide mill	
Flotation facilities	Phoenix	Flotation for copper concentrate followed by carbon-in-leach for gold–silver recovery. Pyrite–gold flotation addition for autoclave feed pending completion Q2 2025.
Heap leach facilities	Long Canyon	Residual leaching only
	Cortez Area 30	
	Cortez Area 34	
	Phoenix (copper leach)	
	Twin Creeks L8 (Turquoise Ridge)	
	Twin Creeks L31 (Turquoise Ridge)	Currently in closure. Offline.
	Carlin South Area Leach (property)	
	Carlin South Area Leach (non-property)	
	Carlin North Area Leach	
	Emigrant (Carlin)	Currently in closure

Note: RIL = resin-in-leach. CIL = carbon-in-leach.

Date: February 2025 Page 14-2

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-3 Figure 14-1: Heap Leach Process Schematic

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-4 Figure 14-2: Flowsheet, Gold Quarry Roaster

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-5 Figure 14-3: Flowsheet, Pipeline Mill

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-6 Figure 14-4: Flowsheet, Phoenix Run-of-Mine Leach Note: Figure prepared by Newmont, 2020.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-7 Figure 14-5: Flowsheet, Phoenix Mill Note: Figure prepared by Newmont, 2020. A-train flotation rougher is being modified to be used for bulk sulfide flotation of B- and C- train copper rougher tailings.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-8 Figure 14-6: Flowsheet, Juniper and Sage Mills

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-9 Figure 14-7: Simplified Goldstrike Autoclave Process Flow Diagram Note: Figure prepared by NGM, 2025.

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Technical Report Summary

Figure 14-8: Simplified Goldstrike Roaster Process Flow Diagram


CRUSHING
GRINDING
ROASTING
GAS CLEANING
• PRIMARY
• SECONDARY
2 X DOUBLE ROTATOR
2 X HOT TRAINS
DUST SCRUBBER AND CONDENSER
• 2 X ROASTERS
• 2 STAGE BUBBLING BED
THICKENER
NEUTRALIZATION
CALCINE QUENCH
1 COLD TRAIN
CIL LEACHING
TO AUTOCLAVE CARBON PROCESS CIRCUIT
TO TAILINGS
CIL CIRCUIT (8 TANKS)
WET ESP
Hg REMOVAL
SO2 COLLECTION
TO ATMOSPHERE
CO, NOX REDUCTION
NEVADA GOLD MINES OPERATED BY BARRICK
GOLDSTRIKE ROASTER

Note: Figure prepared by NGM, 2025.

For oxide leach, run-of-mine material is tracked by pit or royalty source. Tonnage and contained ounces are based upon truck counts, tonnage factors, and the blast hole kriged grade of the material delivered. The tons are adjusted to match the belt-scale weightometers within the crushing circuit for all ore that is crushed. The relative proportions of the sources and royalties of both tons and ounces are conserved, as is the kriged grade. Leach pad inventory is tracked monthly.

14.3.1.2 Copper Leach Pads

Smith Williams Consultants, Inc. (later AMEC and then NewFields) designed the leach pad and ponds for the project. The Phoenix copper leach project constructed a conventional run-of-mine leach pad designed to facilitate the stacking of copper oxide and transition ores as well as the subsequent leaching, solution collection, and pumping. The leach pad design incorporates three

Date: February 2025 Page 14-10

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-11 phases of construction. Phases I–III have capacities of 49 Mt, 47 Mts, and 40 Mt respectively. The pad construction is in average lift heights of 6.1 m to a maximum height of 91.4 m at a slope of 2.5 horizontal to 1 vertical. The total leach pad area encompasses nearly 162 ha and is a closed-loop system. The leach pad incorporates a dual liner system, utilizing a low-permeability compacted soil (prepared subgrade) with a coefficient of permeability less than or equal to 1 x 10-6 centimeters per second (cm/s) at 92% of the maximum dry density. A double textured 80-mil high density polyethylene (HDPE) geomembrane overlays the subgrade layer. A protective layer of sand and gravel or silt at a maximum size of 25.4 mm covers the liner, followed by the coarse aggregate drainage layer and solution collection piping. Ten independent solution collection systems allow for operational monitoring of each cell independently of the others. The design also incorporated a process component monitoring system to monitor the leach pad for leaks in the primary liner. The process component monitoring system design helps operations to identify the cell and leach pad phase if a leak occurs. In addition to the pad, the leach circuit also consists of three ponds: the rich leach solution (PLS)/sediment pond, the Phase I events pond, and the Phase II events pond. A tank within a pond for secondary containment purposes collects the raffinate for distribution to the leach pad. The pond design includes double lining with smooth 80-mil secondary HDPE geomembrane overlain by 80-mil textured primary liner. Each pond has a sloped bottom and a leak collection and recovery system. The Phase II events pond construction will occur with construction of the Phase II leach pad expansion and has sufficient volume to accommodate the Phase III expansion as well. Operating pond design provides the ability to contain the operating volume as well as having approximately 1m of freeboard for un-planned events. The event pond designs accommodate leach pad drain down from an eight-hour power outage or pump loss as well as precipitation from a 100-year/24-hour storm event. The PLS/sediment and Phase I/II event ponds have a total volume of nearly 305 ML. The raffinate tank is located approximately two miles northeast of the leach pad near the SX/EW facility, and has an operating volume of approximately 1.1 ML. The tank location is approximately 96 m higher in elevation than the toe of leach pad. To capitalize on the elevation difference, the raffinate feed to the leach pad occurs via a level control valve to allow gravity flow to the pad. Recognizing that as the leach pad gets higher it will reach a point where gravity flow is no longer feasible, the raffinate tank design incorporated nozzles and isolation valves to accommodate the future booster pump addition with minimal interruption to operations. The raffinate tank connects to an organic recovery tank so that operations can periodically flood the organic off the surface of the raffinate tank for recovery in the crud and organic treatment system. The raffinate line between the tank and the leach pad is HDPE and runs parallel to the PLS and fresh water lines in a lined secondary containment channel between the leach pad and plant. The raffinate distributes to the leach pad via drip emitters at a design flow rate of 2,271 m3/hr. The Phoenix ores vary in acid consumption by ore type. Based on testwork, the anticipated average life-of-mine (LOM) acid consumption is approximately 13 kg/t, though early indications from operations suggest long-term consumptions may be less than projected. The pH targets in the raffinate are between 1.5 and 3. Unlike many copper heap leach operations, Phoenix saw no

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-12 benefit to an acid cure. Higher acid additions only provided opportunities for higher acid consumption. The design solution application rate is 0.1 L/min/m2). The leach pad operates on a 90-day active leach cycle. Operations allow the area to dry before removing piping and cross-ripping the leach pad to a depth of 3m, readying the area for new ore placement. The rip depth exceeds the 2.4m maximum required to extend beyond the truck-induced compaction zone, which was confirmed with multiple tests conducted on site. The compaction difference between 1.5 m and 2.4 m was negligible, but to ensure adequate long-term percolation at full height, site operations elected to rip the full 3 m depth. Drain down from the leach pad reports to the PLS/sediment pond. In order to reduce the introduction of fine particulates into the SX plant, the inflow to the PLS pond initially reports to a segregated sediment storage compartment. This allows the fine solids to settle out before the PLS overflows an internal berm into the operating portion of the pond. Four 600 hp vertical turbine pumps transfer the PLS from the pond to the SX plant at an average grade of 0.6 g/L for the LOM. At design flow, there are three operating pumps with one installed spare. 14.3.2 Process Plants 14.3.2.1 Gold Quarry Concentrator (Carlin Complex) The Gold Quarry concentrator (formerly referred to as Mill 5) is on care and maintenance. 14.3.2.2 Pipeline Mill (Cortez Complex) The Pipeline mill treats material from the Crossroads/Pipeline open pit, Cortez Pits open pit, Cortez Hills underground, and historical stockpiles derived from mining of the Pipeline and Cortez Hills open pits. The basic steps are as follows: • Crushing and grinding; • CIL and CIC circuits; • Counter-current-decantation wash thickener circuit • Carbon stripping and reactivation circuits, • Doré refining. Plant throughput can reach 18,000 st/d depending on the hardness of the ore being processed. The plant is permitted for an annual average of 5.4 Mst/a. 14.3.2.3 Phoenix SX/EW Plant (Phoenix Complex) The Phoenix SX/EW plant treats material from the Fortitude and Bonanza open pits.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-13 The SX plant consists of a single train of conventional mixer–settlers. There are two extraction mixer–settlers with a single strip mixer–settler. The settler design provides operational flexibility to run in series (2 + 1) or in parallel (1 + 1 + 1) depending on operating conditions. Each of the extraction mixer–settlers has a single pump mixer followed by secondary and tertiary mixers, all with variable frequency drive (VFD) control. The mixer–settlers, constructed of 316 L stainless steel, are approximately 31 m long by 25 m wide by 1.3 m deep. There are two rows of picket fences, including a chevron fence followed by a straight fence. The strip mixer–settler only includes a primary pump mixer and a secondary mixer, both with VFD control. The process uses Cytec’s ACORGA M5774 extractant and Chevron Phillips’ Orfom SX-12 diluent. The extractant concentration in the organic is approximately 3.5 volume percent (v/o). Fire mitigation uses a high pressure water mist that rapidly cools the flames and displaces the available oxygen away from the point of combustion while filling the remaining atmosphere with water vapor. Tank farm design includes standard features such as electrolyte and organic storage tanks, electrolyte dual media filters, and equipment for organic treatment. Because of the extreme temperature variance, there are three boilers installed to ensure adequate electrolyte heating capacity during the winter months. To help minimize the risk of sulfate crystallization, all electrolyte lines and tanks are heat traced and insulated. The electrolyte tanks are also inside a building shell to further reduce the risk. The building also contains a segregated, fire protected room for the organic treatment filter and three phase decanting crud centrifuge. The electrowinning building houses 30 polymer-concrete EW cells. Each cell contains 60 permanent stainless steel cathodes and 61 lead-calcium-tin anodes. The plant layout allows for future expansion to the north, mirroring the existing plant, to double the EW capacity if necessary. The design average production is 10,886 t/a of copper cathodes. The design current density is 323 A/m2 with a maximum current density of 377 A/m2. Copper electrowinning uses variable reactance transformer (VRT) and silicon controlled rectifier (SCR) technology. The EW building houses metallurgy, operations, and maintenance personnel offices, the plant control room, a maintenance facility, and training/break room, along with locker room facilities. Next to the control room, the project provided a process/metallurgical laboratory for performing operational control sample analyses and cathode grading. Assaying of composite samples for metallurgical accounting occurs at an offsite lab. The plant receives concentrated sulfuric acid from the Gold Quarry roaster and from an offsite bulk storage facility. The acid arrives by truck for gravity offload into two bulk storage tanks for leach acid and one small storage tank for electrolyte makeup acid. Diluent is the only other bulk reagent, which also arrives by truck for gravity offload into a site storage tank. Plant throughput is a nominal 28 st/day, which is below the permitted rate of 33 st/day.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-14 14.3.2.4 Phoenix Mill (Phoenix Complex) The Phoenix mill treats material from the Fortitude and Bonanza open pits. The plant has a copper/gold specific flotation system designed to provide concentrate products for sale to an outside smelter. The basic steps are as follows: • Crushing and grinding; • Adjustment of pH as required; • Conditioning the slurry using collectors and activators to prevent oxidation of the sulfide mineral surfaces and create hydrophobic conditions; • Frothing chemicals and air added to the flotation cells creating a liquid/gas interface for the hydrophobic particle to cling to; • Residual gangue minerals contain sufficient gold for recovery by conventional carbon-in-pulp (CIP) processing; • Flotation tails are processed through a sands/slimes separation circuit using Hydrosizers, ahead of the CIL circuit. Most of the gold goes to the sands, and most of the copper goes to the slimes, reducing cyanide consumption in the CIP circuit. Slimes are thickened and sent to the TSF; • The concentrate is filtered and processed through an outside smelter. The final flotation concentrate contains all of the copper, about 40% of the gold, and 35% of the silver produced by the Phoenix plant. Gold is also recovered by gravity separation: • Gravity separation occurs in two circuits, the first in the grinding circuit and the second on the initial rougher float product; • The primary gravity circuit processes screened SAG and ball mill products; • The flotation gravity circuit is in two stages, including a second, cleaner stage; • All gravity concentrates undergo intensive cyanidation, producing a rich solution that joins rich solution from the CIP circuit ahead of electrowinning. The Phoenix mill treats copper sulfide and gold bearing ores from the Fortitude and Bonanza pits. Plant throughput is a nominal 36,000 st/day which is below the permitted rate of 57,600 st/day. 14.3.2.5 Juniper Mill (Turquoise Ridge Complex) Run-of-mine higher-grade oxide ore from the Turquoise Ridge Surface sources are blended for gold grade, hardness, and carbonate content and fed to the Juniper oxide mill. Undersize rejects from the Turquoise Ridge Underground aggregate crusher are added when additional carbonate is needed. The process consists of:

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-15 • A variable speed 900 Hp SAG mill operating in closed circuit with a discharge screen. The SAG mill product is fed to a 1,150 hp ball mill operating in closed circuit with cyclones. The final product grind size is 90% -200 mesh; • Cyclone overflow product is fed to the neutralization circuit, where the carbonate in the oxide ore is used to neutralize the acidic autoclave discharge slurry. The combined oxide slurry and autoclave discharge slurry are further neutralized with lime before treatment in the CIL circuit; • The CIL circuit is used to concurrently leach gold from the ore and adsorb it onto activated carbon. The final tailings slurry is pumped to the TSF; • The gold-loaded carbon is stripped, acid washed, kiln reactivated, and recycled back to the CIL circuit. The gold stripped from the carbon is electrowon and refined into doré for shipment to an offsite refinery. Plant throughput can reach 120 st/hr depending on the hardness of the ore being processed. This is augmented when limestone is added. The plant is permitted for running 250 st/h or 6,000 st/d. 14.3.3 Autoclaves 14.3.3.1 Goldstrike (Carlin Complex) The Goldstrike autoclave treats material from a variety of Carlin ore sources. The basic steps are as follows: • Feed is sourced from ore stockpiles located adjacent to the primary crusher. • Phase II (primarily refractory) grinding circuit consists of a gyratory crusher and a SAG mill operating in closed circuit with a pebble crusher; • The Phase II discharge screen undersize is pumped along with ball mill discharge to a bank of cyclones. The final product grind size is 65% - 200 mesh; • Grinding circuit thickener underflow, when treating an acid ore blend, is fed to a series of acidulation tanks where sulfuric acid is added if required to digest carbonate content; • Five autoclaves are installed at Goldstrike, three of which are configured for either alkaline or acid ore and operate in parallel; • The milled, acidified slurry is fed to a series of preheaters where hot steam from the autoclave discharge flash tank is contacted with incoming feed to preheat the slurry and transfer available heat from the oxidation reactions. Pressure oxidation is carried out under elevated pressure and temperature using high-purity oxygen in the autoclaves; • Autoclave discharge progresses through a series of flash vessels with additional cooling accomplished in tube and shell slurry heat exchangers. Autoclave discharge slurry is

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-16 acidic due to the formation of sulfuric acid from sulfide oxidation reactions. Oxide ore and acidic oxidized sulfide ore slurry are combined in the neutralization circuit; • Neutralization of autoclave discharge to pH 10 is accomplished with slaked lime prior to cyanide leaching; • The slurry from the autoclave circuit is pumped to a set of two, parallel, CIL circuits. The carbon is pumped counter-current to the slurry new or recycled carbon returned to the last CIL tank. From the first tank, loaded carbon is transferred to elution and refining for the recovery of gold. The slurry exiting the final tank is sent to a tailings thickener and then pumped to a TSF; • Gold-bearing carbon is processed in a Zadra elution circuit. Rich solution containing the gold is forwarded to electrowinning cells operated within the gold refinery to produce doré bullion, which is shipped off-site for further refining. The stripped and regenerated carbon is returned to the CIL circuit. The plant is permitted for an annual average of 1,000 st/operating hour per autoclave limit. Conversion of the autoclave from resin-in-leach to CIL was completed in Q1 2023. 14.3.3.2 Sage (Turquoise Ridge Complex) The Sage autoclave treats material from the Turquoise Ridge Underground, Mega open pit, and historical stockpiles derived from mining of the Mega and Vista open pits. The process consists of: • SAG milling followed by ball milling; • Cyclone overflow reports to a thickener. Thickener underflow reports to an acidification circuit where sulfuric acid is added as necessary. Thickener overflow solution is returned to the milling circuit; • After acidification, ore slurry is added to two identical autoclaves that are operated in parallel. Two stages of flash heat recovery are used. Autoclave discharge is cooled before reporting to the lime neutralization circuit; • Oxide ore and acidic oxidized sulfide ore slurry are combined in the neutralization circuit; • After neutralization, the ore slurry reports to a CIL circuit where the ore is leached in cyanide solution to extract the gold. Final tailings slurry is pumped to the TSF; • Loaded carbon from the CIL circuit is transferred to the recovery plant. After acid washing to remove inorganic contaminants, the carbon is transferred to the pressure Zadra stripping circuit;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-17 • Rich solution from the stripping circuit is pumped to an electrowinning circuit where precious metal is removed and refined into doré bars. Plant throughput is a nominal 13,900 st/day which is below the permitted rate of 16,800 st/day. 14.3.4 Roasters 14.3.4.1 Goldstrike (Carlin Complex) The Goldstrike roaster treats open pit and underground material from numerous sources including the South Arturo open pits, El Niño underground, Goldstrike underground, Goldstrike open pit, historical stockpiles derived from mining of the Goldstrike open pit, Goldstar open pit, Leeville underground, Pete Bajo underground, Exodus underground, Cortez Crossroads/Pipeline open pit, Cortez Hills underground, historical stockpiles derived from mining of the Cortez Hills and Crossroads/Pipeline open pits, and Goldrush underground. The basic steps are as follows: • Two stages of open circuit crushing including a gyratory crusher, scalping screen and cone crusher; • Crusher product is sent to two parallel dry grinding circuits. The ore is heated with natural gas and progresses toward the center of the mill as it is being dried and ground where it is transported with air through grates, a static cyclone classifier and a dynamic classifier for size separation; • Oversize is returned to the second stage of the grinding mill for further size reduction while undersize material is transferred to bag houses for further processing; • Material from the roaster silo is fed to the top of the roaster by a bucket elevator and a fluidized feeder. The fluidized feeder distributes ore continuously to the first stage (upper) bed of the two parallel roasters; • Solids flow by gravity to the second stage of the roaster through an inter-stage solid transfer system. High purity oxygen is injected at the bottom of the second stage of the roasters. Oxidation is essentially complete after the second stage; • A gas circuit removes contaminants; • The calcine product from the roaster is cooled rapidly in quench tanks. The cooled quench tank discharge from both roasters is combined and the resulting slurry feeds neutralization tanks; • Neutralization circuit slurry is dewatered in a thickener with excess water recycled for reuse in the quench tanks. The thickener underflow reports to the roaster CIL circuit; • Slurry flows through the series of CIL tanks. Activated carbon is then transferred to a loaded carbon holding bin and into a truck that transports it for elution, acid

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-18 washing, and regeneration in a carbon handling circuit located within the Goldstrike autoclave facility. Plant throughput is a nominal 18,700 st/day which is below the permitted rate of 24,000 st/day. 14.3.4.2 Gold Quarry (Carlin Complex) The Gold Quarry Roaster treats open pit and underground material from Carlin and Cortez, as well as sulfide concentrates. The process steps at the Gold Quarry Roaster are as follows: • Crushing and dry grinding; • Roasting at a high enough temperature to oxidize the sulfide and carbonaceous material, but at a low enough temperature that the gold is not re-encapsulated in microscopic “clinkers”; • Leaching using a cyanide solution in the slurry in conjunction with oxygen which can be supplied by air-sparging or by the addition of enriched oxygen; • CIL processing involves leaching of the slurry with cyanide to dissolve the gold and then adsorb the gold onto activated carbon; • Magnetic separation is applied to recover gold locked in a magnetic component of the tailings and transported to an autoclave for pre-treatment and cyanide leaching; • Gold-laden coconut carbon is transported to the carbon stripping facility where the gold is stripped from the carbon and recovered by electro-winning. Stripped carbon is recycled and reused. A cost-saving step is afforded by processing the off-gas from the roaster for recovery of sulfur dioxide as sulfuric acid. Because the final processing steps are the same as in the oxide mill, the performance of a roasting facility is similarly driven by the same parameters with the addition of sufficient retention time in the roaster in contact with sufficient oxygen to complete the oxidizing process. Plant throughput can reach 13,000 st/d, depending on the hardness of the ore being processed. The plant is permitted for an annual average of 13,440 st/d. 14.4 Equipment Sizing The major equipment required for the heap leach operations is summarized in Table 14-3, in Table 14-4 for the mill facilities, in Table 14-5 and Table 14-6 for the Phoenix facilities, in Table 14-7 for the autoclaves and in Table 14-2 for the roaster.

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Technical Report Summary

Table 14-2: Key Equipment List, Roasters

Roaster	Equipment Type/Item	Number
Goldstrike Roaster	Thyssenkrupp double rotator, 2 x 5.8 m x 17.5 m, 7,355 kW	2
	Dorr Oliver roasters 2 stage fluidized bed	2
Gold Quarry Roaster	Double rotator 6.1 m x 25.6 m, 11 MW	1
	CFB roasters	2

Table 14-3: Key Equipment List, Leach Facilities

Leach Area	Equipment Type/Item	Number
South Area Leach (SAL)	Rich solution pumps	8
	Spent solution pumps	3
	CIC	21, 18 in operation
	Solution flow	6,500 gpm
North Area Leach (NAL)	Rich solution pumps	4
	Spent solution pumps	3
	CIC	12
	Solution flow	7,000 gpm
Cortez Leach Area 30	Pregnant pumps	6
	Barren pumps	5
	CIC	20
	Solution flow	21,000 gpm, max permit
Cortez Leach Area 34	Pregnant pumps	3
	Barren pumps	2
	CIC	15
	Solution flow	12,600 gpm, max permit

Date: February 2025 Page 14-19

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Technical Report Summary

Newmont

Table 14-4: Key Equipment List, Mill Facilities

Area	Item	Description	Capacity
Cortez Oxide	SAG mill	Allis 26 ft x 11 ft	4500 hp
	Primary ball mill	Allis 16 ft x 28.5 ft	4500 hp
Juniper	SAG mill	Marcy 18 ft x 6.5 ft	900 hp
	Primary ball mill	Marcy 11.5 ft x 16.4 ft	1,150 hp

Table 14-5: Key Equipment List, Phoenix SX/EW

Item	Quantity	Source/Vendor
Mixer tank	12	CAID
Raffinate tank	1	GBI
Mixer	6	Lightnin
Electrolyte tank	4	GBI
Crud centrifuge	1	Flottweg
Electrolyte filter	1	SpinTek
Pre-coat mix tank	1	Durco Filters
Organic filtrate tank	1	Durco Filters
Loaded organic tank	1	GBI
Organic treatment filter feed tank	1	CAID
Anodes	1830	Quemetco Metals
Cathodes	1800	CAID
Electrowinning cell	30	CTI/PI Int'l. Inc.
Cathode strip conveyer	1	Mesco/PI Int'l. Inc.
EW cell hood	30	SAME
Rectifier	2	Ametek
Sulfuric acid leach storage tank	2	Contract C002
Electrowin acid storage tank	1	Great Basin Ind
Diluent storage tank	1	Great Basin Ind
Guar/starch mix tank	1	Solid Technology
Extraction/ strip settler	3	CAID

Date: February 2025 Page 14-20

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Technical Report Summary

Table 14-6: Key Equipment List, Phoenix Mill

Item	Quantity	Source/Vendor
60 x 89 primary gyratory crusher	1	Fuller Traylor
50 x 65 primary gyratory crusher	1	Metso
Secondary cone crushers	2	Raptor 1100
Pebble cone crusher	1	Metso MP800
36 ft x 18 ft SAG mill, 18,000 hp	1	Farnell Thompson
21 ft x 33 ft overflow ball mill, 9,500 hp	2	Farnell Thompson
KC-48 concentrators	4	Knelson
CS-4000 intensive cyanidation reactor	1	Consep Acacia
160 m^3 flotation tank cells	12	Dorr-Oliver
30 m^3 flotation tank cells	8	Dorr-Oliver
E-CAT concentrate thickener	1	EIMCO
32 m high rate tailings thickener	1	Outokumpu
Plate and frame filter press	1	Lasta
49.5 ft x 54 ft agitated leach tanks	2	
36.5 ft x 40 ft agitated CIP tanks	5	
ADR circuit	1	Pressure Zadra

Table 14-7: Key Equipment List, Goldstrike Autoclave

<table>
<tr><th>Autoclave</th><th>Mill Circuit</th><th>Item</th><th>Size/Quantity</th><th>Source/Vendor</th></tr>
<tr><td rowspan="8">Goldstrike</td><td rowspan="5">Mill 1</td><td>Jaw crusher</td><td>300 hp, 50 in x 60 in</td><td>Telsmith</td></tr>
<tr><td>SAG mill</td><td>2500 hp, 22 ft x 8 ft</td><td>Allis Chalmers</td></tr>
<tr><td rowspan="2">Secondary ball mill</td><td>1,800 hp, 13.5ft x 18 ft</td><td>Dominion</td></tr>
<tr><td>1,250 hp, 12.5 ft x 14 ft</td><td>Allis Chalmers</td></tr>
<tr><td>Tertiary ball mill</td><td>4,000 hp, 16 ft x 18 ft</td><td>Svedala</td></tr>
<tr><td rowspan="3">Mill 2</td><td>Gyratory crusher</td><td>400 hp, 42 in x 65 in</td><td>Allis Chalmers</td></tr>
<tr><td>Autogenous grind mill</td><td>4,000 hp, 24 ft x 12 ft</td><td>Fuller</td></tr>
<tr><td>Secondary ball mill</td><td>5,000 hp, 16.5 ft x 30.5 ft</td><td>Fuller</td></tr>
</table>

Date: February 2025 Page 14-21

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 14-8: Key Equipment List, Sage Autoclave

Item	Description	Capacity
SAG mill	Koppers, 28 ft x 10 ft	4,000 hp
Primary ball mill	Svedala, 20 ft x 30 ft	7,500 hp
Secondary ball mills	2 x Dominion, 16.5 ft x 29 ft	4,000 hp
Autoclaves	16.5 ft x 73.3 ft	89,500 gal
Oxygen plant	air products ASU, 95% O_2	1,360 t/d

14.5 Power and Consumables

14.5.1 Power

Power supplies are discussed in Chapter 15.11.

14.5.2 Consumables

The major consumables in the gold heap leach facilities are antiscalant, cyanide and lime. The copper heap leach pads use sulfuric acid.

The Phoenix SX/EW plant uses sulfuric acid (electrolyte), cobalt, diluent, extractant, diatomaceous earth, clay, and starch.

Mill facilities use grinding media, lime, cyanide, collector, frother, and hydrogen peroxide.

Both autoclaves and roasters use grinding media, sulfur, sulfuric acid, lime, and cyanide.

14.5.3 Water

Water supply for process operations is discussed in Chapter 15.7.

14.6 Personnel

The personnel count for the Nevada Operations totals 927 persons (Table 14-9).

Date: February 2025 Page 14-22

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 14-23 Table 14-9: Process Personnel Count Area Personnel Carlin 520 Cortez 97 Phoenix 139 Turquoise Ridge 166 Other 5 Total 927

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-1 15.0 INFRASTRUCTURE 15.1 Introduction Major infrastructure to support mining operations is constructed and operational. This includes: • Open pits; • Shafts, hoisting infrastructure, portals, declines, ramps; ventilation systems; backfill plants; • Heap leach, mill, autoclave and roasting facilities; mine laboratories; • Stockpiles; waste rock and tailings storage facilities; • Conveyors and pipelines; • Access and haul roads; • Water management and treatment facilities; • Power station, transmission lines, electrical stations and substations, electrical distribution networks; • Truck shops, maintenance facilities, warehouses, and administrative facilities/offices; • Communications, including fiber optic lines and network communications, mine radio networks, leaky-feeder systems; • Core and sample pulp storage. Additional infrastructure will include: • Carlin Complex: backfill plant; mine accesses; ventilation system; and tailings storage construction and expansion to support the LOM plan. • Cortez Complex: mine accesses; surface dewatering wells and associate pipe and pumping infrastructure; rapid infiltration basins; underground dewatering/pumping infrastructure; backfill plant; ventilation system; electrical distribution network; and tailings storage construction and expansion to support the LOM plan • Phoenix: sulfur concentrate facility; tailings storage expansion to support the LOM plan; • Turquoise Ridge: partial relocation of Mega Pit surface infrastructure; backfill plant; tailings storage expansion to support the LOM plan. Key infrastructure locations are shown in Figure 15-1 to Figure 15-7.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-2 Figure 15-1: Infrastructure Layout Plan, Carlin Complex North Area

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-3 Figure 15-2: Infrastructure Layout Plan, Carlin Complex South Area

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-4 Figure 15-3: Infrastructure Layout Plan, Carlin Complex Rain–Emigrant Area

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-5 Figure 15-4: Infrastructure Layout Plan, Cortez Complex

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-6 Figure 15-5: Infrastructure Layout Plan, Long Canyon Complex

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-7 Figure 15-6: Infrastructure Layout Plan, Phoenix Complex

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-8 Figure 15-7: Infrastructure Layout Plan, Turquoise Ridge Complex

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-9 15.2 Roads and Logistics The Project is accessed by all-weather road networks as discussed in Chapter 4. Rail and air services are also outlined in Chapter 4. 15.3 Stockpiles Stockpiles are discussed in Chapter 12.5 and Chapter 13.7. 15.4 Leach Pads There are eight heap leach pads in the Project area, all of which are actively being leached. There is sufficient capacity in the heap leach pads and planned heap leach pad expansions for LOM planning purposes. 15.5 Waste Rock Storage Facilities There are 100 WRSFs in the Project area, of which 53 are inactive and undergoing reclamation, and 47 are active. A total of 27 pits are permitted for partial or full waste backfill. There is sufficient capacity in the existing WRSFs and planned WRSF expansions for LOM planning purposes. 15.6 Tailings Storage Facilities There are 22 TSFs in the Project area, of which 14 are inactive and undergoing reclamation, and eight are active, with seven receiving tailings, and one used for water management. There is sufficient capacity in the active TSFs and planned TSF expansions for LOM planning purposes. 15.7 Water Supply Water supply for processing operations is sourced, depending on the facility, from well fields, TSF reclaim, storm run-off water, and pit dewatering. Potable water is provided by permitted water wells and supporting treatment and infrastructure facilities. The current water sources, assuming similar climate conditions to those experienced by the operations in the past, will be sufficient for the LOM plan.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-10 15.8 Water Management Structures Water management operations include systems of dewatering wells, water gathering and conveyance facilities, water storage, water use, and various management options for discharge of excess water. Water not used for mining or milling can be pumped to storage reservoirs. Rapid infiltration basins are used to capture storm run-off water to avoid that water coming into contact with mining operations. The Nevada Division of Environmental Protection (NDEP) allows selected complexes within the Nevada Operations, through discharge permits, to discharge groundwater from pumping operations to groundwater by percolation, infiltration, and irrigation. The current water management practices are expected to be largely applicable to the LOM plan. 15.9 Built Infrastructure All key infrastructure to support mining activities contemplated in the LOM plan is in place, or has been included in the capital cost requirements in Chapter 18. Planned infrastructure for Robertson includes: • Haul road connecting existing Cortez facilities to new mine; • Surface water diversion channels; • Heap leach facility and carbon-in-column plant; • Line Power to dewatering wells; • Dewatering wells, piping and pumping infrastructure; 15.10 Camps and Accommodation There are no accommodation facilities at any of the complexes. Personnel reside in adjacent settlements including Battle Mountain, Carlin, Elko, Golconda, Wells, West Wendover and Winnemucca. 15.11 Power and Electrical Electrical power for the Carlin, Cortez, Turquoise Ridge, and Phoenix Complexes is obtained via TS Power Plant and from the Western 102 power plant (both of which are owned and operated by NGM) with transmission by NV Energy. Power for Gold Quarry, Long Canyon, and Goldrush is supplied via the Wells Rural Electric Power Company. The Western 102 power plant, located approximately 15 miles east of Reno, has the capacity to supply 115 MW of electricity using 14 reciprocating natural gas-fired engines, and also has a 1 MW solar plant.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 15-11 The TS power plant has a capacity of 215 MW power generation from its original coal-fired process. Plant modifications are in progress to allow co-fire capability with natural gas in support of carbon-reduction objectives. Construction of the 200 MW TS solar photovoltaic array adjacent to the TS power plant was completed in 2024, and is now in commercial production. Power can be purchased on the open market if required. Electrical facilities include multiple main substations, several smaller substations throughout the Project area, and transmission lines.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 16-1 16.0 MARKET STUDIES AND CONTRACTS 16.1 Markets NGM has established contracts and buyers for the gold bullion, copper concentrate and copper cathode products from the Nevada Operations, and has an internal marketing group that monitors markets for its key products. Together with public documents and analyst forecasts, these data support that there is a reasonable basis to assume that for the LOM plan, that the key products will be saleable at the assumed commodity pricing. There are no agency relationships relevant to the marketing strategies used. Product valuation is included in the economic analysis in Chapter 19, and is based on a combination of the metallurgical recovery, commodity pricing, and consideration of processing charges. 16.2 Commodity Price Forecasts The operator of NGM, Barrick, sets metal price forecasts by reviewing the LOM for the operations, which is 10+ years, and setting the commodity price for that duration. The guidance is based on a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long-term price forecasts prepared by the Barrick’s internal marketing group, public documents, and analyst forecasts when considering the long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry- accepted practice. The long-term commodity price forecasts are: Mineral reserves: • Gold: US$1,400/oz; • Silver: US$20/oz; • Copper: US$3.00/lb; Mineral resources: • Gold: US$1,900/oz; • Silver: US$24/oz; • Copper: US$4.00/lb.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 16-2 16.3 Contracts NGM has contracts in place for the majority of the copper concentrate with smelters and various traders. The terms contained within the sales contract are typical of and consistent with standard industry practice and are like contracts for the supply of copper concentrate throughout the world. The contracts include industry benchmark terms for metal payables, treatment charges and refining charges for concentrates produced. Depending on the specific contract, the terms for the sale of the Project’s copper concentrate are either annually negotiated, benchmark-based treatment and refining charges, or a combination of annually negotiated terms and price sharing agreements. The differences between the individual contracts are generally in relative quantity of concentrates that are covered under annually-negotiated treatment and refining charges and that are covered under a price sharing formula. Treatment charges assumed for estimation of mineral reserves are based on the blended rates of the existing contracts through the duration of the agreements. The formula used is sensitive to the underlying copper price and is consistent with long-term expectations for copper treatment and refining charges. The Phoenix copper leach facility produces cathode copper which is sold to a trader who re-sells for product manufacturing. The terms contained within the sales contract are typical of and consistent with standard industry practice and are like contracts for the supply of copper cathode globally. The joint venture agreement requires that Newmont and Barrick purchase 100% of the refined doré that NGM produces on a pro rata basis, according to the individual company’s joint venture interest. The terms contained within Newmont’s sales contracts are typical and consistent with standard industry practice and are similar to contracts for the supply of bullion elsewhere in the world. The largest in-place contracts other than for product sales cover items such as bulk commodities, operational and technical services, mining and process equipment, and administrative support services. Contracts are negotiated and renewed as needed.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 17-1 17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 17.1 Introduction As part of its permitting requirements, NGM has submitted and received approval for numerous PoOs and Reclamation Plans for each area. NGM has additionally submitted and/or provided information to support Environmental Assessments (EA) or Environmental Impact Statements (EIS) for each area containing public lands. The additionally submitted information includes various baseline and supporting studies on various natural resources. These studies include, but are not limited to: • Vegetation surveys; • Soil surveys; • Wildlife surveys: • Threatened, endangered, and special status species surveys; • Waters of the US evaluations; • Waste rock characterization studies; • Groundwater modelling; • Pit lake geochemical studies; • Archaeological surveys; • Air quality modelling. Existing operations were reviewed by the BLM and Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (NDEP–BMRR). BLM National Environmental Policy Act (NEPA) analysis under an EA or EIS can result in a Determination of NEPA Adequacy (DNA), Findings of No Significant Impacts (FONSI), or a Record of Decision (ROD). These determinations are issued by the BLM for those operations where PoOs contain public lands. The PoOs are updated and amended, as necessary, to allow for continuation of mining or additional mine development. 17.2 Baseline and Supporting Studies NGM manages a number of different environmental aspects during mining operations. The operating PoOs on public land listed in Table 17-1 and/or reclamation areas encompass all of the mining facilities within the Nevada Operations.

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 17-1: Plans of Operations

Property	PoO Name	BLM Case File
Carlin	South Arturo	NVN-087946
Carlin	Bootstrap	NVN-071087
Carlin	Carlin	NVN-070574
Carlin	Dee	NVN-071216
Carlin	Emigrant	NVN-078123
Carlin	Genesis-Bluestar	NVN-070712
Carlin	Gold Quarry	NVN-070550
Carlin	Goldstrike	NVN-070708
Carlin	Leeville	NVN-071251
Carlin	Rain	NVN-070445
Cortez	Cortez	NVN-067575
Cortez	Goldrush	NVN-097532
Cortez	Robertson	NVN-100137
Long Canyon	Long Canyon	NVN-091032
Phoenix	Phoenix	NVN-067930
Turquoise Ridge Complex	Turquoise Ridge	NVN-64093
Turquoise Ridge Complex	Twin Creeks	NVN-064094

These geographic boundaries define areas approved for disturbance by the BLM in the form of DNAs, EAs, and EISs, as well as Nevada State permits under NDEP including water pollution control, air and water quality, reclamation, closure permits, and other permits.

EISs can require the implementation of mitigation plans due to potential identified impacts. Such plans can contain specific actions to be taken to mitigate potential impacts to riparian and wetland areas, springs and seeps, streams and rivers, aquatic habitat and fisheries, threatened, endangered, and candidate species, livestock grazing, terrestrial wildlife, soils, vegetation, visual resources, cultural resources, and recreation and wilderness.

17.3 Environmental Considerations/Monitoring Programs

Each state and federal permit includes monitoring requirements. These requirements can include, but are not limited to:

- Water Pollution Control Permit monitoring of the process facilities to ensure Waters of the State are not compromised (e.g., heap leach pads, TSFs, mills/autoclaves/roaster, and potentially-acid generating WRSFs);

Date: February 2025 Page 17-2

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 17-3 • Surface and groundwater are monitored under various permits to ensure no degradation of the water resource; • Reclamation and closure activity monitoring to ensure facilities are closed as planned and to prevent environmental degradation; • Rock blending, isolation, encapsulation and backfilling methods in order to minimize acid generation and leachate migration from waste rock that is potentially acid-generating; • Monitoring of dewatering and water discharge impacts to ensure regulatory requirements are met; • Air emissions monitoring, including particulates, NOx, SOx, and mercury where appropriate. Routine environmental monitoring takes place across the operations, including dust suppression, noise, arsenic, TSF seepage water, leak detection, as well as sample collection of drinking water, ground water, surface water, and monitoring of well water. Various Water Pollution Control Permits (WPCPs), approved and administered by the NDEP– BMRR, require waste rock to be characterized for PAG and acid neutralizing potential and are reported to the NDEP–BMRR quarterly or semi-annually, as required by the WPCPs. Existing facilities will continue to be managed in accordance with the approved site specific WPCPs and Waste Rock Management Plans. Any new refractory ore stockpiles or WRSFs will be designed, constructed, and monitored in accordance with the guidance received from the NDEP–BMRR. Refractory ore and waste materials are present at the Phoenix, Turquoise Ridge, Carlin, and Cortez Complexes. Design requirements include encapsulation of potentially acid generating materials inside waste rock facilities and engineered systems for the collection of low pH seepage from waste rock dumps and stockpiles and treatment of the seepage. Stockpile and waste rock permitting are included in Plan of Operations submissions to the BLM and in Water Pollution Control Permit applications to the State of Nevada Division of Environmental Protection. Tailings are analyzed and reported as part of the WPCP requirements. Tailings impoundments are engineered structures requiring separate approval and strict monitoring and reporting requirements as regulated by the NDEP. The tailings facilities are also closely monitored and inspected for geotechnical stability by the State Division of Water Resources (DWR). NGM has an integrated ISO 14001 certified environmental management system (EMS) that controls health and safety, and environmental risks. The EMSs are updated on an annual basis and audited every three years. Environmental incidents are noted in a register which forms part of the EMS. Causes and corrective actions are identified, and once completed, the incident is closed out. 17.4 Closure and Reclamation Considerations Initial closure planning is included within all proposals and reclamation plan documents during the permitting process. Closure planning is integrated with mine and reclamation planning to the

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 17-4 extent practicable during active operations. Concurrent reclamation of lands as mining progresses is a primary consideration for NGM. Reclamation plans are regularly reviewed and revised at a minimum of every three years to ensure adequate financial assurances have been put in place for required reclamation activities. Approvals are required from both the BLM and NDEP for reclamation and closure plan amendments and bond adjustments. Various mine facilities are located within the PoO boundaries on both private lands and the federal lands administered by the BLM. Only approved facility disturbance can be constructed within PoO boundaries. All PoO boundaries on private lands within the PoO are under the jurisdiction of the NDEP–BMRR. The reclamation boundaries define limits of approved disturbance for mining within each PoO boundary. Approved financial assurances cover the reclamation liabilities of facilities associated with mining activity. Agency permit approval is contingent upon the placement of these financial assurances that are held by the Agencies (BLM and/or NDEP) prior to commencement of mining. They are the beneficiaries in the unlikely case that NGM files bankruptcy. Reclamation cost estimates are detailed in the reclamation plans for each plan area and facility. Additional financial assurances, in the form of a trust, may be required for long-term monitoring and maintenance costs estimated to occur after closure (i.e., long-term management of drain-down solution from heap leach pads). A Nevada industry-standard method or Standard Reclamation Cost Estimator (SRCE) model is used by NGM to calculate the liabilities. In general, reclaimed mine sites must be left safe and stable at a minimum, with removal of all infrastructure and rehabilitation of all landforms. Groundwater quality around tailings storage facilities must meet license conditions. NGM currently has posted approximately US$2.15 B in financial assurances in the form of letters of credit and surety bonds to cover mine closure costs. Additionally, there are several trusts associated with closure cost planning. The economic analysis uses a closure cost assumption of US$1.0 B, which is the estimate of actual disturbance. 17.5 Permitting 17.5.1 Existing Permits All surface activities, including reclamation, comply with all applicable Federal and State laws and regulations. The fundamental requirement, implemented in 43 CFR 3809, is that all hard-rock mining under a PoO or Notice on the public lands must prevent unnecessary or undue degradation to the environment. The PoOs and any modifications to the approved PoOs must also meet the requirement to prevent unnecessary or undue degradation. Mining of pits and associated disturbances are evaluated and approved by the BLM and the NDEP (Nevada Administrative Code (NAC) Chapter 445A and the Federal regulations 43 CFR 3809). The BLM studies environmental impacts associated with mining under NEPA.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 17-5 As part of its permitting requirements, NGM has submitted PoOs and Reclamation Plans for each operation. NGM has submitted and/or provided information to support NEPA evaluation for each area containing public lands. The PoOs are updated and amended as necessary to allow for continuation of mining or additional mine development. Reclamation requirements are regulated by the BLM and NDEP and can include items such as regrading waste rock disposal facilities and heap leach pads, removing and demolishing buildings and structures, regrading disturbed areas, removing and regrading stockpile areas, replacing salvaged growth media, revegetation, diversion and sediment control monitoring, and management of drain down from process facilities (e.g., heap leach pads and tailings). To the extent practicable, NGM attempts to perform reclamation concurrently with mining operations. Permits pertain to environmental and safety obligations by mining companies, and for day-to-day operations compliance. These compliance permits cover areas such as air quality, surface and ground water quality and quantity, wastewater treatment, tailings storage, hazardous materials storage, land reclamation, and community relations. NGM also maintains a legal obligation register to track permitting and ensure on-going compliance. Permit applications and renewals are undertaken as required. The Nevada Operations have the required permits to operate or will be applying for the permits as they are required for mine development. As at 31 December, 2024, all material permits for the current operations were in compliance or were in the renewal process. A list of the key permits is provided in Table 17-2. 17.5.2 Additional Permits The Robertson project received a record of decision in December 2024 and requires a Water Pollution Control permit prior to commencing operations. The State of Nevada is currently reviewing the permit application with approval expected before the end of April 2025. 17.6 Social Considerations, Plans, Negotiations and Agreements Nevada Gold Mines is one of the largest direct employers in the area and also generates significant indirect employment. Prior to the formation of NGM, Barrick had a robust community relations and social performance strategy and a dedicated team to execute on that strategy. This has continued under NGM. Stakeholder engagement is a primary pillar of that strategy and includes participation in local civic activities; city/town council and county commission meetings; serving on boards and committees; town hall meetings; and one-to-one engagement. From this engagement, NGM listens to, and partners with, local organizations to identify a social investment strategy. Education, health, economic development and cultural heritage are key areas for community investments. NGM has also partnered with local law enforcement on public safety initiatives and conservation groups on environmental conservation programs.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 17-6 Table 17-2: Major Permits and Approvals Permit or Approval Granting Agency Plan of Operations, EIS ROD U.S. Department of the Interior, BLM Reclamation Permit NDEP-BMRR Historic Properties Treatment Plan (HPTP) BLM and State Historic Preservation Office (SHPO) Explosives Permit U.S. Department of the Treasury, Bureau of Alcohol, Tobacco, and Firearms Review of jurisdictional determinations for CWA Section 404 permitting US Army Corps of Engineers (USACE), Environmental Protection Agency (EPA) Surface Disturbance Permit Class II Operating Permit Nevada (NV) Department of Conservation and Natural Resources (NV DCNR), NDEP, Bureau of Air Pollution Control, EPA WPCPs NV DCNR, NDEP, BMRR Approval to dispose of solid waste authorized at Cortez Sanitary Landfill (Class III Waiver) NV DCNR, NDEP, Bureau of Waste Management EPA Identification Number from Cortez Mine will be utilized NV DCNR, NDEP, Bureau of Waste Management General Discharge Permit (stormwater) NDEP, Bureau of Water Pollution Control Permit to Operate, NRS 519A.250 Nevada State Minerals Commission, Division of Minerals Status and production of all mining and exploration projects, NRS 519A.260 Nevada State Minerals Commission, Division of Minerals USFWS Avian Protection Plan/Take Permit USFWS Working in Waters Permit NV DCNR, NDEP, Bureau of Water Pollution Control Water Rights Change in Point of Use and Point of Diversion, new appropriations NV DCNR, NDWR Hazardous Materials Permit NV Department of Public Safety-NV State Fire Marshall Liquefied Petroleum Gas NV Board for the Regulation of Liquefied Petroleum Gas Solid and Universal Waste Management (batteries, electric fluorescent lamps) NV DCNR, NDEP, Bureau of Waste Management Develop Obligation Register Internal NGM Requirement

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 17-7 As part of the community affairs program, NGM engages with 10 tribal communities. Prior to the formation of NGM, Barrick worked with eight Western Shoshone communities, but the operational footprint of NGM includes traditional territories of two additional tribes, the Confederated Tribes of the Goshute Reservation and Ft. McDermitt Paiute and Shoshone Tribe. NGM initiated engagement with these two communities when the joint venture was formed. Engagement with partner tribes includes regularly-held meetings called “Dialogue Meetings”; tribal council meetings; community committees; one-to-one engagements and sponsorship of several community-driven initiatives. Through this engagement, NGM works with tribal councils to identify and support community priorities in programs aimed at improving community health and well- being, education attainment, cultural heritage preservation, and economic development. 17.7 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues Based on the information provided to the QP by NGM (see Chapter 25), there are no material issues known to the QP. The Nevada Operations are mature mining operations and currently have the social license to operate within the local communities.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 18-1 18.0 CAPITAL AND OPERATING COSTS 18.1 Introduction Capital and operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. 18.2 Capital Cost Estimates 18.2.1 Basis of Estimate Capital costs are based on recent prices or operating data. Capital costs include funding for infrastructure, pit dewatering, development drilling, and permitting as well as miscellaneous expenditures required to maintain production. Mobile equipment re-build/replacement schedules and fixed asset replacement and refurbishment schedules are included. Sustaining capital costs reflect current price trends. 18.2.2 Capital Cost Estimate Summary The overall capital cost estimate for the LOM is US$5.7 B, as summarized in Table 18-1. 18.3 Operating Cost Estimates 18.3.1 Basis of Estimate Operating costs are based on actual costs seen during operations and are projected through the LOM plan. Historical costs are used as the basis for operating cost forecasts for supplies and services unless there are new contract terms for these items. Labor and energy costs are based on budgeted rates applied to headcounts and energy consumption estimates. 18.3.2 Operating Cost Estimate Summary Operating costs for the Nevada Operations are estimated at US$37.3 B, as summarized in Table 18-2.

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 18-1: Capital Cost Estimate

Area	Unit	Value
Mine	US$ B	3.8
Process	US$ B	1.0
General and administrative	US$ B	0.1
Goldrush ramp-up	US$ B	0.5
Robertson	US$ B	0.3
Total	***US$ B***	***5.7***

Note: Numbers have been rounded; totals may not sum due to rounding.

Table 18-2: Operating Cost Estimate

Item	Units	Value
Mining	US$B	18.2
Processing	US$B	11.1
G&A	US$B	3.4
Other (incl. stockpile)	US$B	4.7
Total	***US$B***	***37.3***

Note: Numbers have been rounded; totals may not sum due to rounding. G&A = general and administrative

Average operating costs over the LOM include:

- Mining (open pit and underground): US$10.79/t mined;
- Processing costs: US$19.66/t processed;
- General and administrative costs (inclusive of transport costs): US$14.22/t processed.

Date: February 2025 Page 18-2

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 19-1 19.0 ECONOMIC ANALYSIS 19.1 Methodology Used The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cashflows based on scheduled ore production, assumed processing recoveries, metal sale prices, projected operating and capital costs and estimated taxes. The financial analysis is based on an after-tax discount rate of 5%. All costs and prices are in unescalated “real” dollars. The currency used to document the cashflow is US$. All costs are based on the 2025 budget. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts. 19.2 Financial Model Parameters The economic analysis is based on the metallurgical recovery predictions in Chapter 10.4, the mineral reserve estimates in Chapter 12, the mine plan discussed in Chapter 13, the commodity price forecasts in Chapter 16, closure cost estimates in Chapter 17.4, and the capital and operating costs outlined in Chapter 18. Royalties were summarized in Chapter 3.9. Taxes assume a rate of 21%, the Nevada Net Proceeds Tax of 5%, and the Nevada Mining Education Tax (see Chapter 3.2.4). The economic analysis is based on 100% equity financing and is reported on a 100% project ownership basis. The economic analysis assumes constant prices with no inflationary adjustments. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Within the NGM JV, copper sales are generally in the form of concentrate, which is sold to smelters for further treatment and refining, and cathode. Copper is sold in either concentrate or cathode form. These sales are to third party customers. Generally, if a secondary metal expected to be mined is significant to the NGM JV, co-product accounting is applied. When the NGM JV applies co-product accounting at an operation, revenue is recognized for each co-product metal sold, and shared costs applicable to sales are allocated based on the relative sales values of the co-product metals produced. Generally, if a secondary metal expected to be mined is not significant to the Joint Venture, by-product accounting is applied. As copper and silver production at each of the NGM operations is not significant to the NGM JV, production from copper and silver are accounted for as by-product sales. Revenues from by-product sales are credited by NGM and Barrick as a by-product credit. For the purposes of showing a complete cashflow analysis for the Nevada Operations as a whole, silver was treated as a by-product credit.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 19-2 19.3 Economic Analysis The NPV5% is US$6.3 B. Due to the profile of the cashflow, considerations of payback and internal rate of return are not relevant. A summary of the financial results is provided in Table 19-1. An annualized cashflow statement is provided in Table 19-2 and Table 19-3. In these tables, EBITDA = earnings before interest, taxes, depreciation and amortization. The active mining operation ceases in 2048. Closure costs are estimated to 2049. 19.4 Sensitivity Analysis The sensitivity of the Project to changes in metal prices, grade, sustaining capital costs and operating cost assumptions was tested using a range of 20% above and below the base case values (Figure 19-1). The Project is most sensitive to changes in the metal price, followed by operating cost changes and the least sensitive to capital cost changes. Grade is not shown, as the grade sensitivity mirrors the metal price sensitivity.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 19-3 Table 19-1: Cashflow Summary Table (100% basis) Item Unit Value Metal prices Gold $/oz Au 1,400 Copper $/lb Cu 3.00 Silver $/oz Ag 20 Contained metal Total ore Mt 562 Gold tonnage Mt 512 Gold grade g/t 2.82 Copper tonnage Mt 196 Copper grade % 0.18 Silver tonnage Mt 150 Silver grade g/t 7.78 Gold ounces Moz Au 46.5 Copper pounds Mlbs Cu 770 Silver ounces Moz Ag 37.6 Financial metrics Capital costs $B 5.7 Operating cashflow $B 16.4 Discount rate % 5 Free cashflow $B 10.7 Net present value $B 6.1 Note: Numbers have been rounded; totals may not sum due to rounding. Tonnes are metric tonnes. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Table 19-1 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cashflow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based on a high-level mine plan and certain assumptions which may differ from Newmont’s long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 19-1 uses the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, which varies significantly from current gold prices and the assumptions that Newmont uses for its long- term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 19-4 Table 19-2: Annualized Cashflow (2025–2037; 100% basis) Parameter Units Total 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 Total ore mined Mt 464.6 42.8 43.9 48.7 48.5 63.2 54.5 39.3 22.1 21.8 28.3 13.7 5.4 4.0 Waste mined Mt 1,220.7 191.5 163.6 171.3 147.4 124.3 135.7 69.6 97.3 69.1 40.6 4.6 0.9 0.6 Ore tonnes treated Mt 561.7 40.8 40.8 44.1 49.2 67.0 47.4 43.4 34.8 34.6 31.4 29.4 25.8 18.2 Contained gold Moz Au 46.5 3.2 3.1 3.5 3.7 3.8 2.6 2.9 2.6 2.7 2.7 2.4 2.9 1.3 Contained copper Mlb Cu 770.2 65.2 53.8 67.9 73.0 112.9 66.9 60.3 51.3 54.0 69.1 47.1 48.7 0.0 Revenue $B 56.5 3.8 3.7 4.2 4.4 4.3 3.2 3.6 3.2 3.3 3.4 3.0 3.6 1.6 Costs applicable to sales $B 32.6 2.9 2.8 2.7 2.6 2.5 2.3 2.0 1.8 1.8 1.7 1.5 1.2 0.8 Other expenses $B 4.7 0.1 0.1 0.3 0.4 0.6 0.2 0.3 0.2 0.3 0.3 0.4 0.4 0.2 EBITDA $B 19.2 0.7 0.8 1.2 1.3 1.1 0.8 1.3 1.1 1.2 1.5 1.1 2.0 0.5 Operating cashflow (after estimated taxes and other adjustments) $B 16.4 0.5 0.5 1.0 1.2 1.2 0.7 1.2 1.0 1.1 1.3 1.1 1.8 0.6 Total capital $B 5.7 0.9 0.9 1.0 0.6 0.3 0.3 0.3 0.3 0.2 0.2 0.2 0.1 0.1 Free cashflow $B 10.7 -0.4 -0.4 0.0 0.7 0.9 0.4 0.9 0.7 0.9 1.1 0.9 1.7 0.5 Note: Numbers have been rounded; totals may not sum due to rounding. Tonnes are metric tonnes. EBITDA = earnings before interest, taxes, depreciation and amortization. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Table 19-2 contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cashflow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based on a high-level mine plan and certain assumptions which may differ from Newmont’s long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 19-2 uses the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, which varies significantly from current gold prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

Nevada Gold Mines Joint Venture
Nevada Operations
Technical Report Summary

Table 19-3: Annualized Cashflow (2038–2050; 100% basis)

Parameter	Units	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	2050
Total ore mined	Mt	3.7	3.8	3.7	3.8	3.8	3.9	1.9	1.8	1.4	0.7	0.0	0.0	0.0
Waste mined	Mt	0.6	0.7	0.5	0.4	0.5	0.5	0.3	0.3	0.2	0.2	0.0	0.0	0.0
Ore tonnes treated	Mt	6.6	6.0	5.8	5.7	4.9	5.0	5.0	5.0	4.6	3.9	2.4	0.0	0.0
Contained gold	Moz Au	1.1	1.2	1.0	1.0	0.8	0.9	0.9	0.9	0.7	0.4	0.1	0.0	0.0
Contained copper	Mlb Cu	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Revenue	$B	1.4	1.4	1.3	1.3	1.0	1.1	1.1	1.1	0.8	0.6	0.2	0.0	0.0
Costs applicable to sales	$B	0.7	0.7	0.7	0.7	0.6	0.7	0.5	0.5	0.4	0.3	0.1	0.0	0.0
Other expenses	$B	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.0
EBITDA	$B	0.6	0.6	0.5	0.5	0.3	0.4	0.5	0.5	0.4	0.2	0.1	0.0	0.0
Operating cashflow (after estimated taxes and other adjustments)	$B	0.5	0.5	0.4	0.4	0.3	0.3	0.4	0.4	0.3	0.2	0.0	-0.5	0.0
Total capital	$B	0.1	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Free cashflow	$B	0.4	0.5	0.3	0.4	0.2	0.3	0.4	0.4	0.3	0.2	0.0	-0.5	0.0

Note: Numbers have been rounded; totals may not sum due to rounding. Tonnes are metric tonnes. EBITDA = earnings before interest, taxes, depreciation and amortization. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Table 19-3 contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cashflow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based on a high-level mine plan and certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 19-3 uses the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, which varies significantly from current gold prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

Date: February 2025 Page 19-5

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 19-6 Figure 19-1: NPV Sensitivity Note: Figure prepared by Barick, 2025. NPV = net present value. Left hand axis in US$ B.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 20-1 20.0 ADJACENT PROPERTIES This Chapter is not relevant to this Report.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 21-1 21.0 OTHER RELEVANT DATA AND INFORMATION This Chapter is not relevant to this Report.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-1 22.0 INTERPRETATION AND CONCLUSIONS 22.1 Introduction The QP notes the following interpretations and conclusions, based on the review of data available for this Report. 22.2 Property Setting The Nevada Operations are located in a portion of Nevada State that has seen mining activities for over 100 years, and modern-scale operations since the 1960s. As a result, local and regional infrastructure and the supply of goods available to support mining operations is well-established. Personnel with experience in mining-related activities are available in the district. There are excellent transportation routes that access northern Nevada. There are no significant topographic or physiographic issues that would affect the Nevada Operations. Vegetation is typically sparse. The most common current land use is for livestock grazing. Mining operations are conducted year-round. 22.3 Ownership NGM is a JV between Barrick and Newmont. Barrick is the JV operator and has a 61.5% interest, with Newmont owning the remaining 38.5% interest. 22.4 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements The Nevada Operations currently includes 20 operations PoOs and 33 exploration PoOs. The area includes private land (surface and minerals) owned or controlled by NGM, and land owned by the federal government that is administered by the BLM. NGM provided a claims list, fee property list, and location plans for the PoOs. The areas in the claims tables reflect the staked claim area; the areas have not been modified for claim overlaps. In some instances, where the same claims are reported within two or more PoOs; the claims are included in the claims list for the individual PoO for completeness, but have been removed for area and claim number totaling purposes. Within the operations PoO areas are 10,614 lode, millsite, placer and patented claims covering an approximate area of 175,214 acres. Within the exploration PoO areas, 9,257 lode, millsite, placer and patented claims cover an area of approximately 182,881 acres. Between the operations and the exploration PoOs, NGM holds a total of 19,871 claims covering an area of approximately 358,095 acres.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-2 In addition, NGM holds a number of fee properties, within the operations and exploration PoOs. Collectively, these cover an area of approximately 105,567.30 acres. On 11 March, 2019, Barrick and Newmont announced the formation of the NGM JV. Newmont, Barrick, and their respective affiliates that held properties in the AOI contributed to NGM the respective rights, titles and interests in, to, or under, all properties located in the AOI and any other assets, properties or rights located in Nevada. Newmont and Barrick excluded certain development and exploration properties that the companies held within the AOI from the JV; these included Newmont’s Fiberline and Mike projects, and Barrick’s Fourmile project. The JV has a mechanism for the potential contribution of the excluded properties to NGM in the future. A number of agreements exist with federal, state, and third-party entities and these are monitored using a land management database. NGM holds all necessary surface rights for the current mining operations. Additional surface rights will be required to support the Goldrush project envisaged in the LOM plan in this Report. NGM currently maintains a combination of approximately 1,350 active surface and groundwater rights within 38 hydrographic basins. NGM holds all necessary water rights for the LOM plan envisaged in this Report. There are numerous royalties that pertain to the active mines within the Nevada Operations. Royalty payments vary, as the payments depend upon actual tonnages mined, the amount of gold recovered from that mined material, the deposit being mined, the receiving entity, and the type of royalty. Active royalty payments are included in the LOM economic analysis. 22.5 Geology and Mineralization The deposits that comprise the Nevada Operations are considered to be examples of Carlin-style carbonate-hosted disseminated gold–silver deposits and intrusion-related gold–copper–silver skarn deposits. The geological understanding of the settings, lithologies, and structural and alteration controls on mineralization in the different zones is sufficient to support estimation of mineral resources and mineral reserves. The geological knowledge of the area is also considered sufficiently acceptable to reliably inform mine planning. The mineralization style and setting are well understood and can support declaration of mineral resources and mineral reserves. Exploration potential exists adjacent to many of the deposits, along strike and at depth along favorable mineralized structures and within the favorable host lithologies. NGM continues to actively explore in the immediate and near-mine areas. Multiple opportunities exist in the district to expand known deposits and discover additional mineralization.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-3 22.6 History The Nevada Operations have over 60 years of active mining history, with modern mining operations commencing in 1965. Modern exploration activity by Newmont and Barrick and their predecessor companies, commenced in the late 1950s. 22.7 Exploration, Drilling, and Sampling The exploration programs completed to date are appropriate for the style of the mineralization within the Nevada Operations area. Drill holes are oriented with an inclination to accommodate the steeply-dipping nature of the Ahafo deposits, resulting in an intersection generally representing 75–85% of true width. Drilling is orientated generally perpendicular to the strike of the orebodies. Local variations may be present to accommodate infrastructure constraints. Sampling methods, sample preparation, analysis and security conducted prior to Newmont’s interest in the operations were in accordance with exploration practices and industry standards at the time the information was collected. Current NGM sampling methods are acceptable for mineral resource and mineral reserve estimation. Sample preparation, analysis and security for the NGM programs are currently performed in accordance with general industry standards. The quantity and quality of the lithological, geotechnical, collar and down-hole survey data collected during the exploration and delineation drilling programs are sufficient to support mineral resource and mineral reserve estimation. The collected sample data adequately reflect deposit dimensions, true widths of mineralization, and the style of the deposits. Sampling is representative of the gold and, where relevant, copper grades in the deposits, reflecting areas of higher and lower grades. Density measurements are considered to provide acceptable density values for use in mineral resource and mineral reserve estimation. The sample preparation, analysis, quality control, and security procedures used by the Nevada Operations have changed over time to meet evolving industry practices. Practices at the time the information was collected were industry-standard, and frequently were industry-leading practices. The sample preparation, analysis, quality control, and security procedures are sufficient to provide reliable data to support estimation of mineral resources and mineral reserves. The QA/QC programs adequately address issues of precision, accuracy and contamination. Modern drilling programs typically included blanks, duplicates and standard samples. QA/QC submission rates meet industry-accepted standards. 22.8 Data Verification Validation checks are performed by NGM operations personnel on data used to support estimation comprise checks on surveys, collar coordinates, lithology data (cross-checking from

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-4 photographs), and assay data. Errors noted are rectified in the database prior to data being flagged as approved for use in resource estimation. Reviews performed by external consultants were undertaken in support of acquisitions, support of feasibility-level studies, and in support of technical reports, producing independent assessments of the database quality. No significant problems with the database, sampling protocols, flowsheets, check analysis program, or data storage were noted. NGM considers that a reasonable level of verification has been completed, and that no material issues would have been left unidentified from the programs undertaken. The QP requested that information, conclusions, and recommendations presented in the body of this Report be reviewed by Newmont staff as a further level of data verification. Feedback from the reviewers was incorporated into the Report as required. The QP has reviewed the reports and is of the opinion that the data verification programs completed on the data collected from the Project are consistent with industry best practices and that the database is sufficiently error-free to support the geological interpretations and mineral resource and mineral reserve estimation, and mine planning. 22.9 Metallurgical Testwork Industry-standard studies were performed as part of process development and initial mill design. Subsequent production experience and focused investigations guided mill alterations and process changes. Testwork programs, both internal and external, continue to be performed to support current operations and potential improvements. From time to time, this may lead to requirements to adjust cut-off grades, modify the process flowsheet, or change reagent additions and plant parameters to meet concentrate quality, production, and economic targets. Samples selected for testing were representative of the various types and styles of mineralization. Samples were selected from a range of depths within the deposit. Sufficient samples were taken so that tests were performed on sufficient sample mass. Recovery factors estimated are based on appropriate metallurgical testwork, and are appropriate to the mineralization types and the selected process routes. Gold recovery is a function of the processing method (e.g., heap leaching, CIL, roasting, and arsenic concentration for refractory ore) and the lithology of the mineralization being processed. As applicable, recovery estimates include consideration of the head grade, cyanide-soluble gold to fire assay gold ratio, sulfide sulfur concentration, total organic carbon concentration, and silica concentration. Copper recovery models were derived from a statistical review of the metallurgical data and range in complexity from simple, fixed recoveries to complex, multi-variable equations. The following input variables were available as possible drivers of recovery: head grade, copper leach ore type, alteration type, formation, and various trace elements. The mill throughput and associated recovery factors are considered appropriate to support mineral resource and mineral reserve estimation, and mine planning. Depending upon the specific processing facility, several processing factors or deleterious elements could have an economic impact on extraction efficiency of a certain ore source, based

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-5 either on the presence, absence, or concentration of the following constituents in the processing stream: organic carbon; sulfide sulfur; carbonate carbon; arsenic; mercury; antimony; and copper. However, under normal ore routing and blending practices at NGM where material from several sites may be processed at one facility, the above list of constituents is typically not a concern. 22.10 Mineral Resource Estimates NGM has a set of protocols, internal controls, and guidelines in place to support the mineral resource estimation process. All mineralogical information, exploration boreholes and background information were provided to the estimators by the geological staff at the mines or by exploration staff. Mineral resources are reported using the mineral resource definitions set out in SK1300, and are reported exclusive of those mineral resources converted to mineral reserves. The reference point for the estimate is in situ. Mineral resources are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Factors that may affect the mineral resource estimate include: changes to long-term metal price and exchange rate assumptions; changes in local interpretations of mineralization geometry such as pinch and swell morphology, extent of brecciation, presence of unrecognized mineralization off-shoots; faults, dykes and other structures; and continuity of mineralized zones; changes to geological and grade shape, and geological and grade continuity assumptions; changes to variographic interpretations and search ellipse ranges that were interpreted based on limited drill data, when closer-spaced drilling becomes available; changes to the estimation methodology; changes to metallurgical recovery assumptions; changes to the input assumptions and optimization methodology used to derive the potentially-mineable shapes applicable to the assumed underground and open pit mining methods used to constrain the estimates; changes to the forecast dilution and mining recovery assumptions; changes to the cut-off values applied to the estimates; variations in geotechnical (including seismicity), hydrogeological and mining method assumptions; changes to environmental, permitting and social license assumptions. Mineralization at the Robertson deposit is genetically different to the mineralization currently mined within the Cortez Complex. Additional metallurgical testwork is planned, and results from this work may impact options for processing the mineralization and subsequent recovery expectations. Optimization at the Phoenix Complex is based on the combined value of recovered gold, silver and copper. Changes to the price of one or more commodities may impact the optimization. 22.11 Mineral Reserve Estimates Mineral reserves were converted from measured and indicated mineral resources. Inferred mineral resources were excluded from mineral reserve estimates. All current mineral reserves will be exploited using open pit mining methods, underground mining methods, or are in stockpiles. Mineral reserves amenable to open pit mining methods were estimated assuming open pit methods with conventional methods for drilling, blasting, loading with hydraulic shovels and haulage by large trucks. Mineral reserves amenable to underground

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-6 mining methods were estimated assuming conventional stoping methods. Mineral resources were converted to mineral reserves using a detailed mine plan, an engineering analysis, and consideration of appropriate modifying factors. Modifying factors include the consideration of dilution and ore losses, open pit and underground mining methods, metallurgical recoveries, permitting and infrastructure requirements. Mineral reserves are reported using the mineral reserve definitions set out in SK1300. The reference point for the estimate is the point of delivery to the process facilities. Mineral reserves are reported on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Factors that may affect the mineral reserve estimates include: changes to long-term metal price assumptions; changes to metallurgical recovery assumptions; changes to the input assumptions used to derive the mineable shapes applicable to the assumed underground and open pit mining methods used to constrain the estimates; changes to the forecast dilution and mining recovery assumptions; changes to the cut-off grades used to constrain the estimates; variations in geotechnical (including seismicity), hydrogeological, mining, and processing recovery assumptions; and changes to environmental, permitting and social license assumptions. 22.12 Mining Methods Mining operations can be conducted year-round. Open pit mining is conducted using conventional techniques and an owner-operated conventional truck and shovel fleet. The open pit mine plans are appropriately developed to maximize mining efficiencies, based on the current knowledge of geotechnical, hydrogeological, mining and processing information on the Project. Underground mining is currently conducted using conventional long-hole stoping or drift-and-fill methods, and conventional mechanized equipment. The underground mine plans are based on the current knowledge of geotechnical, hydrogeological, mining and processing information. At certain sites, adjustments to mining methods is in process to reflect rock mass conditions. The LOM plan assumes 562 Mt of ore and 1,221 Mt of waste will be mined and treated. As part of day-to-day operations, NGM will continue to perform reviews of the mine plan and consider alternatives to, and variations within, the plan. Alternative scenarios and reviews may be based on ongoing or future mining considerations, evaluation of different potential input factors and assumptions, and corporate directives. 22.13 Recovery Methods The process facilities designs were based on a combination of metallurgical testwork, previous study designs, previous operating experience. The designs are generally conventional to the gold industry and have no novel parameters.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-7 The facilities will produce variations in recovery due to the day-to-day changes in ore type or combinations of ore type being processed. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods. 22.14 Infrastructure The majority of the key infrastructure to support the mining activities envisaged in the LOM is in place. New infrastructure will be required to support proposed operations at each of the Carlin, Cortez, Phoenix, and Turquoise Ridge Complexes. A stockpiling strategy is practiced to defer lower-grade ores to the end of mine life. There is sufficient capacity in the existing heap leach pads and planned heap leach pad expansions, existing WRSFs and planned WRSF expansions, and existing TSFs and planned TSF expansions for LOM planning purposes. The current water sources, assuming similar climate conditions to those experienced by the operations in the past, will be sufficient for the LOM plan. The current water management practices are expected to be largely applicable for the LOM plan. The existing infrastructure, staff availability, existing power, water, and communications facilities, and the methods whereby goods are transported to the mine are all in place and well-established, and can support the estimation of mineral resources and mineral reserves. Requirements for additional infrastructure to support the proposed operations at Goldrush and Robertson are well understood. Personnel commute from surrounding settlements. Electrical power for the Carlin, Cortez, Turquoise Ridge, and Phoenix Complexes is generally obtained via TS power plant and from the Western 102 power plant (both of which are owned and operated by NGM) with transmission by NV Energy. Power for Gold Quarry and Goldrush is supplied via the Wells Rural Electric Power Company. 22.15 Market Studies NGM has established contracts and buyers for the gold bullion, copper concentrate, and copper cathode products from the Nevada Operations. Together with public documents and analyst forecasts, these data support that there is a reasonable basis to assume, for the LOM plan, that the key products will be saleable at the assumed commodity pricing. Barrick, as operator of the NGM JV, provides the commodity price guidance. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice. NGM has contracts in place for the majority of the copper concentrate with smelters and various traders. The terms contained within the sales contract are typical of and consistent with standard industry practice and are like contracts for the supply of copper concentrate throughout the world. The Phoenix copper leach facility produces cathode copper which is sold to a trader who re-sells

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-8 for product manufacturing. The terms contained within the sales contract are typical of and consistent with standard industry practice and are like contracts for the supply of copper cathode globally. The joint venture agreement requires that Newmont and Barrick purchase 100% of the refined doré that NGM produces on a pro rata basis, according to the individual company’s joint venture interest. The terms contained within Newmont’s sales contracts are typical and consistent with standard industry practice and are similar to contracts for the supply of bullion elsewhere in the world. The largest in-place contracts other than for product sales cover items such as bulk commodities, operational and technical services, mining and process equipment, and administrative support services. Contracts are negotiated and renewed as needed. 22.16 Environmental, Permitting and Social Considerations Baseline and supporting environmental studies were completed to assess both pre-existing and ongoing site environmental conditions, as well as to support decision-making processes during operations start-up. Characterization studies were completed for climate, air quality, hydrology and surface water quality, hydrogeology, flora, fauna, soils, agriculture and land use, and the socioeconomic environment. Plans were developed and implemented to address aspects of operations such as waste and fugitive dust management, spill prevention and contingency planning, water management, and noise levels. NGM currently has posted approximately US$2.15 B in financial assurances in the form of letters of credit and surety bonds to cover mine closure costs. Additionally, there are several trusts associated with closure cost planning. As part of its permitting requirements, NGM has submitted and received approval on numerous PoOs and Reclamation Plans for each area. NGM has submitted and/or provided information to support NEPA evaluation for each area containing public lands. The PoOs are updated and amended as necessary to allow for continuation of mining or additional mine development. The Nevada Operations have the required permits to operate or will be applying for the permits as they are required for mine development. NGM is one of the largest direct employers in the area and also generates significant indirect employment. Prior to the formation of NGM, Barrick had a robust community relations and social performance strategy and a dedicated team to execute on that strategy. This has continued under NGM. Stakeholder engagement is a primary pillar of that strategy and includes participation in local civic activities; city/town council and county commission meetings; serving on boards and committees; town hall meetings; and one-to-one engagement. From this engagement, NGM listens to, and partners with, local organizations to identify a social investment strategy. As part of the community affairs program, NGM engages with 10 tribal communities. Engagement with partner tribes includes regularly-held meetings called “Dialogue Meetings”; tribal council meetings; community committees; one-to-one engagements and sponsorship of several community-driven initiatives. Through this engagement, NGM works with tribal councils to identify

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-9 and support community priorities in programs aimed at improving community health and well- being, education attainment, cultural heritage preservation, and economic development. 22.17 Capital Cost Estimates Capital costs were based on recent prices or operating data and are at a minimum at a pre- feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Capital costs included funding for infrastructure, pit dewatering, development drilling, and permitting as well as miscellaneous expenditures required to maintain production. Mobile equipment re-build/replacement schedules and fixed asset replacement and refurbishment schedules were included. Sustaining capital costs reflected current price trends. The overall capital cost estimate for the LOM is US$5.7 B. 22.18 Operating Cost Estimates Operating costs were based on actual costs seen during operations and are projected through the LOM plan, and are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Historical costs were used as the basis for operating cost forecasts for supplies and services unless there are new contract terms for these items. Labor and energy costs were based on budgeted rates applied to headcounts and energy consumption estimates. The LOM operating costs are estimated at US$37.3 B. The average mining costs (open pit and underground) over the LOM are US$10.79/t mined, process costs are $19.66/t, and general and administrative costs (inclusive of transport costs, dewatering, freight, refining community and royalty costs) are US$14.22/t processed. 22.19 Economic Analysis The NPV5% is US$6.1 B on a 100% basis. Barrick owns a 61.5% JV interest, with Newmont owning the remaining 38.5% JV interest. Due to the profile of the cashflow, considerations of payback and internal rate of return are not relevant. 22.20 Risks and Opportunities Factors that may affect the mineral resource and mineral reserve estimates were identified in Chapter 11.13 and Chapter 12.9 respectively.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-10 22.20.1 Risks The risks associated with the Nevada Operations are generally those expected with open pit and underground mining operations and include the accuracy of the resource models, unexpected geological features that cause geotechnical issues, and/or operational impacts. Other risks noted include: • Consumables price increases for items such as electricity, fuel, tires, and chemicals would negatively impact the stated mineral reserves and mineral resources; • Geotechnical and hydrogeological assumptions used in mine planning are based on historical performance, and to date historical performance has been a reasonable predictor of current conditions. Any changes to the geotechnical (including seismicity) and hydrogeological assumptions could affect mine planning, affect capital cost estimates if any major rehabilitation is required due to a geotechnical or hydrogeological event, affect operating costs due to mitigation measures that may need to be imposed, and alter the economic analysis that supports the mineral reserve estimates; • There is a risk that the capital cost estimates at mines under development may increase as construction progresses. This may negatively affect the economic analysis that supports the mineral reserve estimates; • The LOM plan assumes that new TSFs can be permitted based on envisaged timelines. If the permitting schedule is delayed, this could impact costs and proposed production; • Updated industry standards for TSFs may have an impact on the envisaged TSF costs; • The LOM plan assumes that ore is sent to the process facility that will provide optimal results (costs, metallurgical recoveries). Should, for operational reasons, a different process facility be selected, then higher operating costs and/or lower recoveries may result; • The LOM plan envisages blending of numerous ore sources at the various process facilities. Non-optimal blends could impact operating costs, plant throughputs, and metallurgical recoveries. There may be potential for exceedances on environmental monitoring limits if such blends are not well controlled; • Stockpiled materials can undergo degradation over time, and the metallurgical constituents or recoveries assumed for stockpiled materials may be lower than that assumed in the LOM plan; • Management of threatened and endangered species may delay permits and increase capital and/or operating costs. Although there are site-specific management plans, either planned or in place, if there is a major impact seen on the populations from mining activities, the environmental permits for the operations

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-11 could be revised or even revoked. The social license to operate could also be impacted; • On-highway transport of ore or concentrate could be impacted by changes to regulations on the number of trucks that can be used; • Ability to permit and construct the proposed railway from the Cortez Complex Cortez site to the Carlin Complex on schedule and budget; • Exceedances of permit conditions have historically occurred at certain of the process facilities. Should such exceedances recur, there could be social and regulatory impacts to operations, mine plans, and the forecast economic analyses; • The long-term reclamation and mitigation of the Nevada Operations are subject to assumptions as to closure timeframes and closure cost estimates. If these cannot be met, there is a risk to the costs and timing; • Water treatment costs, particularly the assumptions used for the Turquoise Ridge Complex, may be higher than envisaged, requiring modifications to the capital and operating cost assumptions used in the economic analysis; • Climate changes could impact operating costs and ability to operate; • There is increasing regulatory pressure to relinquish unused water rights which could limit future optionality; • Newmont is the minority partner in the NGM JV and does not exercise day-to-day control over NGM’s operations; • Political risk from challenges to the current state or federal mining laws. 22.20.2 Opportunities Opportunities include: • Conversion of some or all of the measured and indicated mineral resources currently reported exclusive of mineral reserves to mineral reserves, with appropriate supporting studies; • Upgrade of some or all of the inferred mineral resources to higher-confidence categories, with additional drilling and supporting studies, such that this higher- confidence material could potentially be converted to mineral reserve estimates; • Higher metal prices than forecast could present upside sales opportunities and potentially an increase in predicted Project economics; • NGM holds a significant ground package within the AOI that retains significant exploration potential: o Exploration potential around current and historical open pits;

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 22-12 o Potential for new underground operations proximal to the current mineral resource and mineral reserve estimates, with the support of additional studies. 22.21 Conclusions Under the assumptions presented in this Report, the Nevada Operations have a positive cashflow, and mineral reserve estimates can be supported.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 23-1 23.0 RECOMMENDATIONS As the Nevada Operations are a complex of operating mines, the QP has no material recommendations to make.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-1 24.0 REFERENCES 24.1 Bibliography Altman, K.A., Bergen, R.D., Collins, S.E., Moore, C.M., and Valliant, W.W., 2016: Technical Report on the Cortez Operations, State of Nevada, U.S.A., NI 43-101 report; report prepared by Roscoe Postle Associates Inc. for Barrick Gold Corporation, effective date March 21, 2016 Bergen, R.D., Gareau, M.B., and Altman, K.A., 2012: Technical Report on the Cortez Joint Venture Operations, Lander And Eureka Counties, State Of Nevada, U.S.A. NI 43-101: report prepared by Roscoe Postle Associates Inc. for Barrick Gold Corporation, effective date March 16, 2012. Bolin, L., Fiddes, C., Yopps, S.W., 2020: Technical Report on the Turquoise Ridge Complex, State Of Nevada, USA NI 43-101 Report: Prepared For Newmont Corporation And Barrick Gold Corporation By Nevada Gold Mines LLC effective date December 31, 2019. Cline, J.S., Hofstra, A.H., Muntean, J.L., Tosdal, R.M., and Hickey, K.A., 2005: Carlin-Type Gold Deposits in Nevada: Critical Geologic Characteristics and Viable Models: SEG Economic Geology 100th Anniversary Volume. Cox., J.J., Valliant, W.W., Altman, K.A., Geusebroek, P.A., 2018: Technical Report on the Turquoise Ridge Mine, State Of Nevada, U.S.A. NI 43-101 Report: report prepared by Roscoe Postle Associates Inc. for Barrick Gold Corporation, effective date March 19, 2018. Cox., J.J., Geusebroek, P.A., Valliant, W.W., Haggarty, S., 2019: Technical Report on the Goldstrike Mine, Eureka And Elko Counties, State Of Nevada, USA NI 43-101 Report: report prepared by Roscoe Postle Associates Inc. for Barrick Gold Corporation, effective date March 22, 2019. Doe, D., 2018: Carlin Operations, Nevada USA, NI 43-101 Report: report prepared for Newmont Mining Corporation, effective date 31 December, 2018. Doe, D., 2021: Nevada Operations, Nevada, USA, Technical Report Summary: report current as at 31 December, 2021, 261 p. Evans, L., Collins, S.E., Cox, J.J., Krutzelmann, H., 2017: Technical Report on the Goldstrike Mine, Eureka and Elko Counties, Nevada, U.S.A. NI 43-101 Report: report prepared by Roscoe Postle Associates Inc. for Barrick Gold Corporation, effective date April 25, 2017. Fiddes, C., Olcott, J., Bolin, C.L. and Yopps, S.W., 2020: Technical Report on the Carlin Complex, Eureka and Elko Counties, State of Nevada, USA: report prepared for Barrick Gold Corporation and Newmont Corporation by Nevada Gold Mines LLC, effective date March 25, 2020. Fiddes, C., Olcott, J.D., Webber, T., Bennett, N., and Langhans J.W., 2022: Technical Report on the Cortez Complex, Lander and Eureka Counties, State of Nevada, USA: report prepared for Barrick Gold Corporation by Nevada Gold Mines LLC, effective date 31 December, 2021. Fiddes, C., Langhans, J., Schmiesing, P., Becker, J., Webber, T., and Bottoms, S., 2024: NI 43- 101 Technical Report on the Turquoise Ridge Complex Humboldt County, Nevada, USA: report prepared for Barrick Gold Corporation by Nevada Gold Mines LLC , effective date 31 December, 2023.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-2 Fiddes, C., Langhans, J., Schmiesing, P., Becker, J., Webber, T., and Bottoms, S., 2025: NI 43- 101 Technical Report on the Carlin Complex, Eureka and Elko County, Nevada, USA: report prepared for Barrick Gold Corporation by Nevada Gold Mines LLC (draft). Heitt, D.G., 2002: Newmont’s Reserve History on the Carlin Trend, 1965–2001: in Thompson, T.B., Teal, L., and Meeuwig, R.O., eds, Gold Deposits of the Carlin Trend, Nevada Bureau of Mines and Geology Bulletin 111, pp. 35–45. Hofstra A.H., Leventhal J.S., Northrop H.R., Landis G.P., Rye R.O., Birak D.J., and Dahl A.R., 1991: Genesis Of Sediment-Hosted Disseminated Gold Deposits By Fluid Mixing And Sulfidization: Chemical-Reaction-Path Modeling Of Ore-Depositional Processes Documented In The Jerritt Canyon District, Nevada: Geology 19:36–40. Hotz, P.E., 1963: Geology and Mineral Deposits of the Osgood Mountains Quadrangle, Humboldt County, Nevada, Preston E. Hotz and Ronald Wilden. Washington, U.S. Government Printing Office, 1963. Jory, J., 2002: Stratigraphy and Host Rock Controls of Gold Deposits of the Northern Carlin Trend: in Thompson, T.B., Teal, L., and Meeuwig, R.O., eds, Gold Deposits of the Carlin Trend, Nevada Bureau of Mines and Geology Bulletin 111, pp. 20–34. Kantor, J.A., and Wyatt, C.J., 2020: NI 43-101 Technical Report on the Ren Property, Elko County, Nevada, USA: report prepared by Behre Dolbear and Company (USA) Inc. for Ely Gold Royalties Inc., effective date 2 December, 2020. Miranda, H., Altman, K.A., Geusebroek, P.A., Valliant, W.W., Bergen, R.D., 2019: Technical Report on the Cortez Joint Venture Operations, Lander and Eureka Counties, State Of Nevada, U.S.A. NI 43-101 Report: report prepared by Roscoe Postle Associates Inc. for Barrick Gold Corporation, March 22, 2019. Moore, C.M., Bergen, R.D., Valliant, W.W., Collins, S.E., Altman, K.A., 2012: Technical Report On The Goldstrike Mine, Eureka & Elko Counties, State Of Nevada, U.S.A., NI 43-101 Report: report prepared by Roscoe Postle Associates Inc. for Barrick Gold Corporation, effective date March 16, 2012. Muntean, J.L, (ed.), 2018: Diversity of Carlin-Style Gold Deposits: SEG Reviews in Economic Geology, Volume 20. Nevada Gold Mines, 2021: Investor Day Presentation: PowerPoint slide deck, May 2021, 82 p. Nevada Gold Mines, 2022: 2021 Q4 Results Release: news release, 16 February 2022, 31 p. Nevada Gold Mines, 2024: Investor Day Presentation: PowerPoint slide deck, November 2024, 156 p. Nevada Gold Mines, 2025a: Qualified Persons Summary to Support Year End Reserves and Resources, Carlin Complex; report prepared year-end 31 December, 2024, 23 p. Nevada Gold Mines, 2025b: Qualified Persons Summary to Support Year End Reserves and Resources, Cortez; report prepared year-end 31 December, 2024, 102 p. Nevada Gold Mines, 2025c: Qualified Persons Summary to Support Year End Reserves and Resources, Phoenix; report prepared year-end 31 December, 2024, 86 p. Nevada Gold Mines, 2025d: Qualified Persons Summary to Support Year End Reserves and Resources, Turquoise Ridge; report prepared year-end 31 December, 2024, 107 p.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-3 Odell, D., Symmes, L., and Raponi, R., 2021: Preliminary Feasibility Study for the South Arturo Mine, Elko County, NV: report prepared by Practical Mining LLC for Premier Gold Mines Ltd., readdressed to I-80 Gold Corp., effective date 1 December, 2020. Papke, K.G., and Davis, D.A., 2019: Mining Claim Procedures for Nevada Prospectors and Miners, Fifth Edition: Nevada Bureau of Mines and Geology, Mackay School of Mines, 2019 update, 58 p. Rhys, D., Valli, F., Burgess, R., Heitt, D., Griesel, G. and Hart, K., 2015: Controls of Fault and Fold Geometry on the Distribution of Gold Mineralization on the Carlin Trend: in Prennell, W.M. and Garside, L.J., eds, New Concepts and Discoveries. Geological Society of Nevada 2015 Symposium. Vol. Geological Society of Nevada Reno/Sparks, NV, p. 333–389. Stewart, J.H., 1980: Geology of Nevada: a discussion to accompany the Geologic Map of Nevada: Nevada Bureau of Mines and Geology Special Publication, No. 4, 136 p. Teal, L., and Jackson, M., 2002: Geologic Overview of the Carlin Trend Gold Deposits: in Thompson T.B., Teal, L., and Meeuwig, R.O., eds., Gold Deposits of the Carlin Trend: Nevada Bureau of Mines and Geology, Bulletin 111, p. 9–19. Williams, T.J., Brady, T.M., Bayer, D.C., Bren, M.J., Pakalnis, R.C., Marjerison, J.A., and Langston, R.B., 2007: Underhand Cut and Fill Mining as Practiced in Three Deep Hard Rock Mines in the United States: Centers for Disease Control and Prevention, https://stacks.cdc.gov › view › cdc › cdc_9328_DS1. 24.2 Abbreviations Abbreviation/Symbol Term AA atomic absorption AAL American Assay Laboratory ALS ALS Chemex Barrick Barrick Gold Corporation BLM US Bureau of Land Management BMRR Bureau of Mining Regulation and Reclamation CAI organic carbon CIC carbon-in-column CIL carbon-in-leach CIP carbon-in-pulp CRF cemented rock fill CSAMT controlled-source audio-frequency telluromagnetics DNA Determination of NEPA Adequacy DSO Deswick stope optimizer DWR State Division of Water Resources EA Environmental Assessments EIA Environmental Impact Assessment EIS Environmental Impact Statement

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-4 Abbreviation/Symbol Term Elliot Elliot Geophysical Laboratories EM electromagnetics EW electrowin FA fire assay FONSI Findings of No Significant Impacts G&A general and administrative GPS global positioning system GSI geological strength index ICP inductively coupled plasma ICP AES inductively coupled plasma–atomic emission spectroscopy ICP-MS inductively coupled plasma–mass spectrometry ID2 inverse distance to the power of two ID3 inverse distance to the power of three IP induced polarization IRMR in situ rock mass rating LG Lerchs–Grossmann LHD load, haul, dump LIK local indicator kriging LOM life-of-mine MSO mineable stope optimizer MT magnetotellurics NAC Nevada Administrative Code NaCN cyanide NAL North Area Leach pads NDEP Nevada Division of Environmental Protection NEPA National Environmental Policy Act Newmont Newmont Mining Corporation NEX North East Extension NGM Nevada Gold Mines NN nearest neighbor OK ordinary kriging PAG potentially acid-generating PoO Plan of Operations POX pressure oxidation QA/QC quality assurance and quality control QP Qualified Person RC reverse circulation RIL resin-in-leach RMR rock mass rating

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-5 Abbreviation/Symbol Term ROD Record of Decision ROM run-of-mine RQD rock quality description SAG semi-autogenous grind SAL South Area leach pads SART sulfidization, acidification, recycling and thickening Sdrm Silurian Roberts Mountain SDrm Siluro-Devonian Roberts Mountains Formation SME Society for Mining, Metallurgy and Exploration SP self-potential SRCE Standard Reclamation Cost Estimator SRM standard reference materials SX/EW solvent extraction and electrowinning TSF tailing storage facility UCS unconfined compressive strength US United States USGS US Geological Survey WPCPs water pollution control permits WRSF waste rock storage facilities XRD X-ray diffraction XRF X-ray fluorescence Zonge Zonge Engineering 24.3 Glossary of Terms Term Definition advanced argillic alteration Consists of kaolinite + quartz + hematite + limonite. feldspars leached and altered to sericite. The presence of this assemblage suggests low pH (highly acidic) conditions. At higher temperatures, the mineral pyrophyllite (white mica) forms in place of kaolinite allochthonous Having originated at a distance from its present position alluvium Unconsolidated terrestrial sediment composed of sorted or unsorted sand, gravel, and clay that has been deposited by water. anticline A ridge-shaped fold of stratified rock in which the strata slope downward from the crest antiform A type of fold which closes upwards and its limbs dip away from the hinge aquifer A geologic formation capable of transmitting significant quantities of groundwater under normal hydraulic gradients.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-6 Term Definition argillic alteration (argillized, argillization) Introduces any one of a wide variety of clay minerals, including kaolinite, smectite and illite. Argillic alteration is generally a low temperature event, and some may occur in atmospheric conditions autoclave A special reaction vessel designed for high pressure and temperature hydrometallurgical reactions, for example in the treatment of refractory ores axial plane The axial plane of a fold is the plane or surface that divides the fold as symmetrically as possible. The axial plane may be vertical, horizontal, or inclined ball mill A piece of milling equipment used to grind ore into small particles. It is a cylindrical shaped steel container filled with steel balls into which crushed ore is fed. The ball mill is rotated causing the balls themselves to cascade, which in turn grinds the ore. Bond work index A measure of the energy required to break an ore to a nominal product size, determined in laboratory testing, and used to calculate the required power in a grinding circuit design. breccia A rock composed of large angular broken fragments of minerals or rocks cemented together by a fine-grained matrix bullion Unrefined gold and/or silver mixtures that have been melted and cast into a bar or ingot. carbonaceous Containing graphitic or hydrocarbon species, e.g. in an ore or concentrate; such materials generally present some challenge in processing, e.g. preg- robbing characteristics. carbon-in-column A method of recovering gold and silver from rich solution from the heap leaching process by adsorption of the precious metals onto fine carbon suspended by up-flow of solution through a tank. carbon-in-leach A method of recovering gold and silver from fine ground ore by simultaneous dissolution and adsorption of the precious metals onto fine carbon in an agitated tank of ore solids/solution slurry. The carbon flows counter currently to the head of the leaching circuit. carbon-in-pulp A hydrometallurgical extraction process that involves the use of activated carbon in slurries of ground ores Carlin Trend A large grouping of separate centers of gold mineralization that extends in a general northwesterly direction for about 40 miles, and is approximately 5 miles wide in northeastern Nevada, USA. Carlin type Typically replacement bodies with visually subtle alteration dominated by decarbonatization of silty carbonate host rocks, which contain gold in solid solution or as submicron particles in disseminated pyrite or marcasite. comminution/crushing/grinding Crushing and/or grinding of ore by impact and abrasion. Usually, the word "crushing" is used for dry methods and "grinding" for wet methods. Also, "crushing" usually denotes reducing the size of coarse rock while "grinding" usually refers to the reduction of the fine sizes. concentrate The concentrate is the valuable product from mineral processing, as opposed to the tailing, which contains the waste minerals. The concentrate represents a smaller volume than the original ore concentrator A plant or facility which processes ore brought from the mine and removes most of the valuable mineral or metal from the ore

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-7 Term Definition controlled-source audio-frequency magnetotellurics (CSAMT) A frequency-domain electromagnetic sounding technique which uses a fixed grounded dipole or horizontal loop as an artificial signal source. Cubex drilling Underground in-the-hole (ITH) drill method drift-and-fill Drift-and-fill stoping is a preferred method for high-grade ore bodies with a steep dip size or irregular shape or vein structure. It is also useful for deposits that have weak walls as the fill supports the slope walls and provides a platform for when the next slice is cut. cut-off grade The grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. cyanidation A method of extracting gold or silver by dissolving it in a weak solution of sodium cyanide. data verification The process of confirming that data has been generated with proper procedures, has been accurately transcribed from the original source and is suitable to be used for mineral resource and mineral reserve estimation decarbonization Removal of carbon decline A sloping underground opening for machine access from level to level or from the surface. Also called a ramp. density The mass per unit volume of a substance, commonly expressed in grams/ cubic centimeter. depletion The decrease in quantity of ore in a deposit or property resulting from extraction or production. development Often refers to the construction of a new mine or; Is the underground work carried out for the purpose of reaching and opening up a mineral deposit. It includes shaft sinking, cross-cutting, drifting and raising. development property A property that is being prepared for mineral production or a material expansion of current production, and for which economic viability has been demonstrated by a pre-feasibility or feasibility study. dilution Waste of low-grade rock which is unavoidably removed along with the ore in the mining process. discordant Structurally unconformable; strata lacking conformity or parallelism of bedding or structure disseminated Containing small particles of valuable minerals spread quite uniformly throughout the host rock drift A horizontal mining passage underground. A drift usually follows the ore vein, as distinguished from a crosscut, which intersects it. easement Areas of land owned by the property owner, but in which other parties, such as utility companies, may have limited rights granted for a specific purpose. electrowinning. The removal of precious metals from solution by the passage of current through an electrowinning cell. A direct current supply is connected to the anode and cathode. As current passes through the cell, metal is deposited

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-8 Term Definition on the cathode. When sufficient metal has been deposited on the cathode, it is removed from the cell and the sludge rinsed off the plate and dried for further treatment. elution Recovery of the gold from the activated carbon into solution before zinc precipitation or electro-winning. EM Geophysical method, electromagnetic system, measures the earth's response to electromagnetic signals transmitted by an induction coil encumbrance An interest or partial right in real property which diminished the value of ownership, but does not prevent the transfer of ownership. Mortgages, taxes and judgements are encumbrances known as liens. Restrictions, easements, and reservations are also encumbrances, although not liens. feasibility study A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a pre-feasibility study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. flotation Separation of minerals based on the interfacial chemistry of the mineral particles in solution. Reagents are added to the ore slurry to render the surface of selected minerals hydrophobic. Air bubbles are introduced to which the hydrophobic minerals attach. The selected minerals are levitated to the top of the flotation machine by their attachment to the bubbles and into a froth product, called the "flotation concentrate." If this froth carries more than one mineral as a designated main constituent, it is called a "bulk float". If it is selective to one constituent of the ore, where more than one will be floated, it is a "differential" float. flowsheet The sequence of operations, step by step, by which ore is treated in a milling, concentration, or smelting process. footwall The wall or rock on the underside of a vein or ore structure. frother A type of flotation reagent which, when dissolved in water, imparts to it the ability to form a stable froth gangue The fraction of ore rejected as tailing in a separating process. It is usually the valueless portion, but may have some secondary commercial use graben An elongated block of the earth's crust lying between two faults and displaced downward relative to the blocks on either side. gravity separation Exploitation of differences in the densities of particles to achieve separation. Machines utilizing gravity separation include jigs and shaking tables. gyroscope A device that uses Earth's gravity to help determine orientation hanging wall The wall or rock on the upper or top side of a vein or ore deposit. heap leaching A process whereby valuable metals, usually gold and silver, are leached from a heap or pad of crushed ore by leaching solutions percolating down

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-9 Term Definition through the heap and collected from a sloping, impermeable liner below the pad. heterolithic A sedimentary structure made up of interbedded deposits of sand and mud hornfels A metamorphic rock formed by the contact between mudstone / shale, or other clay-rich rock, and a hot igneous body. hydrometallurgy A type of extractive metallurgy utilizing aqueous solutions/solvents to extract the metal value from an ore or concentrate. Leaching is the predominant type of hydrometallurgy. hydrothermal Of or relating to the action of water under conditions of high temperature, especially in forming rocks and minerals hypogene Any geological process genetically connected with deeper parts of the Earth's crust indicated mineral resource An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The term adequate geological evidence means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. induced polarization (IP) Geophysical method, induced polarization; used to directly detect scattered primary sulfide mineralization. Most metal sulfides produce IP effects, e.g. chalcopyrite, bornite, chalcocite, pyrite, pyrrhotite inferred mineral resource An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The term limited geological evidence means evidence that is only sufficient to establish that geological and grade or quality continuity is more likely than not. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. A qualified person must have a reasonable expectation that the majority of inferred mineral resources could be upgraded to indicated or measured mineral resources with continued exploration; and should be able to defend the basis of this expectation before his or her peers. initial assessment An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves internal rate of return (IRR) The rate of return at which the Net Present Value of a project is zero; the rate at which the present value of cash inflows is equal to the present value of the cash outflows.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-10 Term Definition jasperoid A dense, usually gray, chertlike siliceous rock, in which chalcedony or cryptocrystalline quartz has replaced the carbonate minerals of limestone or dolomite Knelson concentrator A high-speed centrifuge that combines centrifugally enhanced gravitational force with a patented fluidization process to recover precious metals LECO A combustion analysis technique used to determine the level of carbon, nitrogen, oxygen or sulphur in inorganic material life of mine (LOM) Number of years that the operation is planning to mine and treat ore, and is taken from the current mine plan based on the current evaluation of ore reserves. lithogeochemistry The chemistry of rocks within the lithosphere, such as rock, lake, stream, and soil sediments. lixiviant A leach liquor used to dissolve a constituent in an ore, for example a cyanide solution used to dissolve gold. long-hole stope retreat Similar mining method to long-hole stoping, except that the long axis of the stope is along (or parallel) to the strike of the orebody. long-hole stoping Long-hole sublevel stoping, often referred to as sublevel open stoping and blast hole stoping is a commonly-used method in large-scale mining. It is primarily used for large ore bodies with a steep dip, regular shape, and defined ore bodies. It is used when the ore body is narrow in width (20–100 ft). Lower Plate Carbonate and transitional rocks below the Roberts Mountains thrust. magnetic separation Use of permanent or electro-magnets to remove relatively strong ferromagnetic particles from para- and dia-magnetic ores. measured mineral resource A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The term conclusive geological evidence means evidence that is sufficient to test and confirm geological and grade or quality continuity. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. merger A voluntary combination of two or more companies whereby both stocks are merged into one. mill Includes any ore mill, sampling works, concentration, and any crushing, grinding, or screening plant used at, and in connection with, an excavation or mine. mineral reserve A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The determination that part of a measured or indicated mineral resource is economically mineable must be based on a preliminary feasibility (pre- feasibility) or feasibility study, as defined by this section, conducted by a qualified person applying the modifying factors to indicated or measured

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-11 Term Definition mineral resources. Such study must demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The study must establish a life of mine plan that is technically achievable and economically viable, which will be the basis of determining the mineral reserve. The term economically viable means that the qualified person has determined, using a discounted cashflow analysis, or has otherwise analytically determined, that extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The term investment and market assumptions includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the mineral reserves. The qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is economically viable. mineral resource A mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. The term material of economic interest includes mineralization, including dumps and tailings, mineral brines, and other resources extracted on or within the earth’s crust. It does not include oil and gas resources as defined in Regulation S-X (§210.4-10(a)(16)(D) of this chapter), gases (e.g., helium and carbon dioxide), geothermal fields, and water. When determining the existence of a mineral resource, a qualified person, as defined by this section, must be able to estimate or interpret the location, quantity, grade or quality continuity, and other geological characteristics of the mineral resource from specific geological evidence and knowledge, including sampling; and conclude that there are reasonable prospects for economic extraction of the mineral resource based on an initial assessment, as defined in this section, that he or she conducts by qualitatively applying relevant technical and economic factors likely to influence the prospect of economic extraction. mining claim A description by boundaries of real property in which metal ore and/or minerals may be located. modifying factors The factors that a qualified person must apply to indicated and measured mineral resources and then evaluate in order to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated mineral resources to proven and probable mineral reserves. These factors include, but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. net present value (NPV) The present value of the difference between the future cashflows associated with a project and the investment required for acquiring the project. Aggregate of future net cashflows discounted back to a common base date, usually the present. NPV is an indicator of how much value an investment or project adds to a company.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-12 Term Definition net smelter return (NSR) A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and processing costs. normal fault (dip-slip fault) A type of fault in which the block of rock above the fault moves down relative to the block below. oblique-slip fault A fault where the movement of the rock blocks involves a combination of both dip-slip (vertical) and strike-slip (horizontal) displacement along the fault plane open pit A mine that is entirely on the surface. Also referred to as open-cut or open- cast mine. orogeny A process in which a section of the earth's crust is folded and deformed by lateral compression to form a mountain range ounce (oz) (troy) Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. overburden Material of any nature, consolidated or unconsolidated, that overlies a deposit of ore that is to be mined. overhand drift-and-fill The orebody is initially mined using a horizontal slice. The mined-out slice is then backfilled to provide additional support for the country rock surrounding the stope. The backfilled material forms the base for executing the next, upper slice. In effect, in overhand drift-and-fill, the ore lies above the working area and the floor is backfill. penalty elements Elements that when recovered to a flotation concentrate, attract a penalty payment from the smelting customer. This is because those elements are deleterious, and cause quality, environmental or cost issues for the smelter. Includes elements such as, Hg and Pb. phyllic alteration Minerals include quartz–sericite–pyrite plant A group of buildings, and especially to their contained equipment, in which a process or function is carried out; on a mine it will include warehouses, hoisting equipment, compressors, repair shops, offices, mill or concentrator. portal The surface entrance to a tunnel or adit potassic alteration A relatively high temperature type of alteration which results from potassium enrichment. Characterized by biotite, K-feldspar, adularia. preliminary feasibility study, pre- feasibility study A preliminary feasibility study (prefeasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the indicated and measured mineral resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable probable mineral reserve A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. For a probable mineral

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-13 Term Definition reserve, the qualified person’s confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality is lower than what is sufficient for a classification as a proven mineral reserve, but is still sufficient to demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The lower level of confidence is due to higher geologic uncertainty when the qualified person converts an indicated mineral resource to a probable reserve or higher risk in the results of the application of modifying factors at the time when the qualified person converts a measured mineral resource to a probable mineral reserve. A qualified person must classify a measured mineral resource as a probable mineral reserve when his or her confidence in the results obtained from the application of the modifying factors to the measured mineral resource is lower than what is sufficient for a proven mineral reserve. propylitic alteration Characteristic greenish color. Minerals include chlorite, actinolite and epidote. Typically contains the assemblage quartz–chlorite–carbonate protolith The original, unmetamorphosed rock from which a given metamorphic rock is formed proven mineral reserve A proven mineral reserve is the economically mineable part of a measured mineral resource. For a proven mineral reserve, the qualified person has a high degree of confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality. A proven mineral reserve can only result from conversion of a measured mineral resource. qualified person A qualified person is an individual who is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: (A) Be either: (1) An organization recognized within the mining industry as a reputable professional association, or (2) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; (B) Admit eligible members primarily on the basis of their academic qualifications and experience; (C) Establish and require compliance with professional standards of competence and ethics; (D) Require or encourage continuing professional development; (E) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and; (F) Provide a public list of members in good standing. radiolarian Various marine protozoans of the group Radiolaria, having rigid skeletons usually made of silica. raise A vertical or inclined underground working that has been excavated from the bottom upward.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-14 Term Definition reclamation The restoration of a site after mining or exploration activity is completed. refining A high temperature process in which impure metal is reacted with flux to reduce the impurities. The metal is collected in a molten layer and the impurities in a slag layer. Refining results in the production of a marketable material. refractory Gold mineralization normally requiring more sophisticated processing technology for extraction, such as roasting or autoclaving under pressure. resistivity Observation of electric fields caused by current introduced into the ground as a means of studying earth resistivity in geophysical exploration. Resistivity is the property of a material that resists the flow of electrical current. reverse circulation A form of percussion drilling that uses compressed air to flush material cuttings out of the drill hole in a safe and efficient manner. roaster A type of process facility where sulfide ore is heated in the presence of air. roasting A high temperature oxidation process for refractory ores or concentrates. The material is reacted with air (possibly enriched with oxygen) to convert sulfur in sulfides to sulfur dioxide. Other constituents in ore (e.g. C, Fe) are also oxidized. The resulting calcine can then be leached with cyanide, resulting in economic gold recoveries. rock quality designation (RQD) A measure of the competency of a rock, determined by the number of fractures in a given length of drill core. For example, a friable ore will have many fractures and a low RQD. rotary drilling A drilling method in which a hole is drilled by a rotating bit to which a downward force is applied royalty An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a specific amount per tonne or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process. run-of-mine (ROM) Rehandle where the raw mine ore material is fed into the processing plant’s system, usually the crusher. This is where material that is not direct feed from the mine is stockpiled for later feeding. Run-of-mine relates to the rehandle being for any mine material, regardless of source, before entry into the processing plant’s system. semi-autogenous grinding (SAG) A method of grinding rock into fine powder whereby the grinding media consists of larger chunks of rocks and steel balls. shaft A vertical or inclined excavation for the purpose of opening and servicing a mine. It is usually equipped with a hoist at the top, which lowers and raises a conveyance for handling men and material. siliciclastic Clastic noncarbonate sedimentary rocks that are composed primarily of silicate minerals, such as quartz or clay minerals. silicification The introduction of cryptocrystalline silica into a non-siliceous rock via groundwater or fluids of igneous origin. skarn A hard, coarse-grained metamorphic rock that has been chemically and mineralogically altered by hot chemically active fluids SMC A laboratory test that assesses how rock samples break. specific gravity The weight of a substance compared with the weight of an equal volume of pure water at 4°C.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 24-15 Term Definition stope An excavation in a mine, other than development workings, made for the purpose of extracting ore. strike length The horizontal distance along the long axis of a structural surface, rock unit, mineral deposit or geochemical anomaly. sulfidation The process of introducing sulfide ions into a material or molecule, typically used to convert oxides to sulfides. syncline A fold of rock layers that slope upward on both sides of a common low point synform A type of fold that closes downwards and the limbs dip towards the hinge tailings Material rejected from a mill after the recoverable valuable minerals have been extracted. tectonic window A geologic structure formed by erosion or normal faulting on a thrust system. Typically where an over-thrust sheet has been eroded and the lower sequence of rocks that are beneath the over-thrust sheet are visible. triaxial compressive strength A test for the compressive strength in all directions of a rock or soil sample tunnel A horizontal underground passage that is open at both ends; the term is loosely applied in many cases to an adit, which is open at only one end underhand drift-and-fill The orebody is initially mined using a horizontal slice. The mined-out slice is then backfilled to provide additional support for the country rock surrounding the stope. The backfilled material forms the roof for executing the next, lower slice. In effect, in underhand drift-and-fill, the ore lies underneath the working area and the roof is backfill. uniaxial compressive strength A measure of the strength of a rock, which can be determined through laboratory testing, and used both for predicting ground stability underground, and the relative difficulty of crushing. Upper Plate Deep water sediments above the Roberts Mountains thrust.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 25-1 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT 25.1 Introduction The QP relied upon Barrick Gold Corporation, as the operator of NGM for the information used in the areas noted in the following sub-sections. The NGM joint venture is governed pursuant to an operating agreement entered into on July 1, 2019 between Barrick and the registrant and their wholly-owned subsidiaries party thereto (JV Agreement). Under the terms of the JV Agreement, the registrant holds a 38.5% economic interest and Barrick holds a 61.5% economic interest in NGM. Barrick operates NGM with overall management responsibility and is subject to the supervision and direction of NGM’s Board of Managers, which comprises three managers appointed by the Operator and two managers appointed by the Registrant. Outside of certain prescribed matters, decisions of the Board of Managers will be determined by a majority vote. The registrant also has representatives on the joint venture’s advisory committees, including its advisory technical, finance and exploration committees. The QP does not serve on the Board of Managers or the advisory committees. Given that the registrant does not have a majority interest, does not operate NGM and has more limited access, the registrant is required to rely upon Barrick for information. The QP considers it reasonable to rely upon Barrick for the information identified in those sub- sections, for the following reasons: • Barrick has held overall management and operational responsibility of NGM since July 2019; • The JV Agreement requires Barrick to provide the registrant with reports of mineral reserves and resources sufficient to comply with securities laws and any other technical information reasonably requested by the registrant to permit it to comply with the reporting and disclosure obligations, as well as financial information, project and budget reports, certain guidance estimates, and other reports; • The registrant has employed industry professionals with expertise to review the annual reserve and resource information provided by Barrick, and employs individuals with considerable experience in each of these areas listed in the following sub-sections who have also reviewed the information provided by Barrick; • Like the registrant, Barrick has considerable experience in each of these areas and has employed industry professionals with expertise in the areas listed in the following sub-sections; • Both the registrant and Barrick have formal systems of oversight and governance over these activities. 25.2 Macroeconomic Trends • Information relating to inflation, interest rates, discount rates, exchange rates, and taxes was obtained from Barrick. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11,

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 25-2 and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. 25.3 Markets • Information relating to market studies/markets for product, market entry strategies, marketing and sales contracts, product valuation, product specifications, refining and treatment charges, transportation costs, agency relationships, material contracts (e.g., mining, concentrating, smelting, refining, transportation, handling, hedging arrangements, and forward sales contracts), and contract status (in place, renewals), was obtained from Barrick. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11, and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. 25.4 Legal Matters • Information relating to the corporate ownership interest, the mineral tenure (concessions, payments to retain property rights, obligations to meet expenditure/reporting of work conducted), surface rights, water rights (water take allowances), royalties, encumbrances, easements and rights-of-way, violations, and fines, permitting requirements, and the ability to maintain and renew permits was obtained from Barrick. This information is used in support of the property description and ownership information in Chapter 3, the permitting and mine closure descriptions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.5 Environmental Matters • Information relating to baseline and supporting studies for environmental permitting, and monitoring requirements, ability to maintain and renew permits, emissions controls, closure planning, closure and reclamation bonding and bonding requirements, sustainability accommodations, and monitoring for and compliance with requirements relating to protected areas and protected species was obtained from Barrick. This information is used when discussing property ownership information in Chapter 3, the permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12.

Nevada Gold Mines Joint Venture Nevada Operations Technical Report Summary Date: February 2025 Page 25-3 25.6 Stakeholder Accommodations • Information relating to social and stakeholder baseline and supporting studies, hiring and training policies for workforce from local communities, partnerships with stakeholders (including national, regional, and state mining associations; trade organizations; fishing organizations; state and local chambers of commerce; economic development organizations; non-government organizations; and, state and federal governments), and the community relations plan was obtained from Barrick. This information is used in the social and community discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.7 Governmental Factors • Information relating to taxation and royalty considerations, monitoring requirements and monitoring frequency, bonding requirements, violations, and fines was obtained from Barrick. This information is used in the discussion on royalties and property encumbrances in Chapter 3, the monitoring, permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12.